Exhibit 99.1

AGREEMENT AND PLAN OF MERGER

by and among

SW PARENTCO, INC.

SW MERGERCO, INC.

and

GreenLight Biosciences Holdings, PBC

Dated as of May 29, 2023

NO AGREEMENT, ORAL OR WRITTEN, REGARDING OR RELATING TO ANY OF THE MATTERS COVERED BY THIS DOCUMENT HAS BEEN ENTERED INTO BETWEEN THE PARTIES. THIS DOCUMENT IS INTENDED SOLELY TO FACILITATE DISCUSSIONS AMONG THE PARTIES IDENTIFIED HEREIN. IT IS NOT INTENDED TO CREATE, AND WILL NOT BE DEEMED TO CREATE, A LEGALLY BINDING OR ENFORCEABLE OFFER OR AGREEMENT OF ANY TYPE OR NATURE BY THE COMPANY.

-i-

TABLE OF CONTENTS

(continued)

-ii-

TABLE OF CONTENTS

(continued)

Annex I	Conditions to the Offer
Exhibit A	Form of Certificate of Incorporation of Surviving Corporation
Exhibit B	Form of Bylaws of Surviving Corporation

-iii-

INDEX OF DEFINED TERMS

Term	section
Acquisition Agreement	5.3(a)
Adverse Recommendation Change	5.3(c)
Agreement	preamble
Balance Sheet Date	3.7
Base Amount	5.4(b)
Book-Entry Shares	2.1(c)(ii)
CBA	3.15(f)
Certificate of Merger	1.5
Chosen Courts	8.5
Closing	1.4
Closing Date	1.4
Company	preamble
Company Affiliated Party	3.19
Company Affiliated Party Transactions	3.19
Company Board	recitals
Company Board Recommendation	recitals
Company Common Stock	recitals
Company Disclosure Schedule	article III
Company Option	2.3(a)
Company Option Cash Out Amount	2.3(a)(i)
Company Property	3.10(b)
Company RSU Award	2.3(b)
Company RSU Cash Out Amount	2.3(b)
Company Warrants	2.4(a)
Compensation Committee	5.11
Creator	3.12(e)
DGCL	recitals
Dissenting Shares	2.5(a)
DOL	3.14(a)
Effective Time	1.5
ERISA	3.14(a)
ERISA Affiliate	3.14(c)
Exchange Act	3.4(a)(ii)
Excluded Shares	2.1(b)
Expense Reimbursement	7.6(c)
Expenses	5.8
Expiration Time	1.1(c)
Financing	4.5(a)
GAAP	3.6(a)(ii)
Governmental Authorizations	3.4(a)
In-the-Money Option	2.3(a)(i)
Initial Expiration Time	1.1(c)
Inquiry	5.3(a)

-iv-

Term	section
Material Contract	3.13(a)
Material Supplier	3.23
Merger	recitals
Merger Consideration	2.1(c)(i)
Merger Sub	preamble
Merger Transactions	recitals
Minimum Condition	annex I
Nasdaq	1.1(d)
New Litigation Claim	5.2(c)
No-Shop Period Start Time	5.3(a)(i)
Non-Scheduled Contracts	3.12(c)
Note Purchase Agreement	recitals
Notice Period	5.3(c)(iii)
Offer	recitals
Offer Conditions	1.1(a)
Offer Documents	1.1(i)
Offer Price	recitals
Outside Date	7.2(a)
Parent	preamble
Parent Assets	4.3(b)
Parent Expenses	7.6(c)
Paying Agent	2.2(a)
Payment Fund	2.2(b)
Privacy and Data Security Policies	3.24(a)
Privacy Commitments	3.24(a)
Real Property Leases	3.10(a)
Schedule 13E-3	1.2(b)
Schedule 14D-9	1.2(b)
Schedule TO	1.1(i)
Securities Act	3.5
Security Incident	3.24(d)
Special Committee	recitals
Standards Organizations	3.12(g)
Stockholder List Date	1.2(d)
Surviving Corporation	recitals
Takeover Law	3.25
Transaction Documents	5.3(c)(iv)
WARN	3.15(e)
Warrant Agreement	2.4(a)

-v-

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (the “Agreement”), dated as of May 29, 2023, is by and among SW ParentCo, Inc., a Delaware corporation (“Parent”), SW MergerCo, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and GreenLight Biosciences Holdings, PBC, a Delaware public benefit corporation (the “Company”).

RECITALS

WHEREAS, Parent desires to acquire the Company on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, in furtherance of the acquisition of the Company by Parent, upon the terms and subject to the conditions set forth in this Agreement, Parent has agreed to cause Merger Sub to commence a cash tender offer (as it may be extended and amended from time to time as permitted under, or required by, this Agreement, the “Offer”) to purchase all of the outstanding shares of Common Stock, par value $0.0001 per share of the Company (the “Company Common Stock”), at a price per share of $0.30 (such amount, or any other amount per share paid in the Offer in accordance with this Agreement, the “Offer Price”), net to the seller in cash, without interest and subject to any required withholding of Taxes;

WHEREAS, as promptly as practicable following the consummation of the Offer, upon the terms and conditions set forth herein and in accordance with Section 251(h) of the Delaware General Corporation Law (the “DGCL”), Merger Sub shall merge with and into the Company (the “Merger”), with the Company continuing as the surviving corporation (the “Surviving Corporation”) in the Merger and each share of Company Common Stock that is not validly tendered and irrevocably accepted for payment pursuant to the Offer (except as otherwise provided herein) will be converted into the right to receive the Offer Price;

WHEREAS, Parent, Merger Sub and the Company acknowledge and agree that the Merger shall be governed by and effected under Section 251(h) of the DGCL and, subject to the terms of this Agreement, effected as soon as practicable following the consummation (as defined in Section 251(h) of the DGCL) of the Offer;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as an inducement to each party’s willingness to enter into this Agreement, (i) each of the Financing Sources is entering into a Note Purchase Agreement in favor of Parent (including all exhibits, schedules, annexes and, so long as in accordance with Section 5.14, amendments thereto, the “Note Purchase Agreement”), pursuant to which the Financing Sources have committed, subject to the terms and conditions therein, to invest in Parent the amounts set forth therein;

WHEREAS, the board of directors of the Company (the “Company Board”) (acting upon the unanimous recommendation of a special committee of the Company Board established by the Company Board (the “Special Committee”)) has considered each of (i) the Company’s stockholders’ pecuniary (financial) interests, (ii) the best interest of those materially affected by the Company’s conduct (including customers, employees, partners and the communities in which it operates) and (iii) the Company’s Public Benefit Purpose, and engaged in the balancing required by the DGCL, and unanimously (A) determined that the Offer, the Merger and the other transactions contemplated hereby (collectively, the “Merger Transactions”) are advisable, fair to and in the best interests of the Company and its stockholders, including the stockholders holding the Unaffiliated Voting Shares, (B) resolved that this Agreement and the Merger shall be governed by and effected under Section 251(h) of the DGCL and (C) resolved to recommend that the Company’s stockholders tender their shares of Company Common Stock in the Offer (such recommendation, the “Company Board Recommendation”);

WHEREAS, prior to the execution of this Agreement, each of the Rollover Stockholders has executed a Contribution and Exchange Agreement with Parent, pursuant to which each such Rollover Stockholder has agreed, in accordance with the terms set forth therein and among other things, to contribute the number of Rollover Shares as determined pursuant to the terms of the Contribution and Exchange Agreement to Parent in exchange for shares of Series A-2 Preferred Stock of Parent immediately prior to the Merger;

WHEREAS, the board of directors of Merger Sub has approved and declared it advisable for Merger Sub to enter into this Agreement and consummate the Merger Transactions;

WHEREAS, the board of directors of Parent has approved this Agreement and the Merger Transactions, and Parent, in its capacity as the sole stockholder of Merger Sub, has agreed to approve the adoption of this Agreement; and

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement and to set forth certain conditions to the Merger Transactions.

AGREEMENT

The parties to this Agreement, intending to be legally bound, agree as follows:

ARTICLE I

THE MERGER TRANSACTIONS

1.1    The Offer.

(a)    Upon the terms and subject to the conditions of this Agreement, as promptly as reasonably practicable following the date hereof, but in any event no later than the fifteen (15th) Business Day after the initial public announcement of the execution of this Agreement (subject to the Company having timely provided any information required to be provided by it pursuant to Section 1.1(i) and Section 1.2(d)), Merger Sub shall, and Parent shall cause Merger Sub to, commence, within the meaning of Rule 14d-2 under the Exchange Act, the Offer. The obligations of Merger Sub, and of Parent to cause Merger Sub, to accept for payment, and pay for, any shares of Company Common Stock validly tendered and not properly withdrawn pursuant to the Offer are subject only to the satisfaction or waiver (to the extent permitted under this Agreement) of the conditions set forth in Annex I (as they may be amended in accordance with this Agreement, the “Offer Conditions”).

(b)    Without limiting the rights and restrictions in this Agreement, Parent and Merger Sub expressly reserve the right, in its sole discretion, to (A) increase the Offer Price or (B) waive any Offer Condition, except that, neither Parent nor Merger Sub shall (without the prior written consent of the Company): (i) reduce the maximum number of shares of Company Common Stock sought to be purchased in the Offer, (ii) reduce the Offer Price or change the form of consideration payable in the Offer, (iii) change, modify or waive the Minimum Condition, (iv) impose conditions to the Offer that are in addition to the Offer Conditions, or modify or amend any existing Offer Condition in a manner adverse to the holders of the Company Common Stock, (v) except as otherwise required or permitted by Section 1.1(d), extend or otherwise change the Expiration Time, (vi) provide for any “subsequent offering period” within the meaning of Rule 14d-11 under the Exchange Act, (vii) increase the Offer Price, except in response to an Adverse Recommendation Change or upon the Company’s delivery to Parent of a notice of a Superior Proposal, (viii) take any action (or fail to take any action) that would result in the Merger not being permitted to be effected pursuant to Section 251(h) of the DGCL or (ix) otherwise amend, modify or supplement the Offer in any manner adverse to the holders of Company Common Stock. The Offer may not be terminated prior to its scheduled Expiration Time, unless this Agreement is terminated in accordance with Article VII.

(c)    The Offer shall initially expire at one (1) minute after 11:59 p.m. (New York City time) on the date that is twenty (20) Business Days (calculated in accordance with Rule 14d-1(g)(3) under the Exchange Act) following the commencement (within the meaning of Rule 14d-2 under the Exchange Act) of the Offer (such initial expiration date and time of the Offer, the “Initial Expiration Time”) or, if the Offer has been extended pursuant to and in accordance with Section 1.1(d), the date and time to which the Offer has been so extended (the Initial Expiration Time, or such later expiration date and time to which the Offer has been so extended, the “Expiration Time”). The Company shall register (and shall instruct its transfer agent to register) the transfer of the shares of Company Common Stock by Merger Sub effective immediately after the Acceptance Time.

(d)    (i) If on the then scheduled Expiration Time, the Minimum Condition has not been satisfied or any of the other Offer Conditions have not been satisfied, or waived by Parent or Merger Sub if permitted hereunder, then Merger Sub shall, and Parent shall cause Merger Sub to, extend the Offer for one (1) or more occasions in consecutive increments of up to ten (10) Business Days each (or such longer period as may be mutually agreed by the Company and Parent) in order to permit the satisfaction of such Offer Conditions (subject to the right of Parent or Merger Sub to waive any Offer Condition, other than the Minimum Condition); provided, however, that Merger Sub shall not be required to extend the Offer and the Expiration Time to a date later than the Outside Date, and (ii) Merger Sub shall, and Parent shall cause Merger Sub to, extend the Offer on one or more occasions, for any period up to and including the Outside Date if required by any rule, regulation, interpretation or position of the SEC, the staff thereof or the Nasdaq Stock Market LLC (the “Nasdaq”), except that Merger Sub shall not be required to extend the Offer to a date later than the Outside Date; provided, that in either case any such extension shall not be deemed to impair, limit, or otherwise restrict in any manner the rights of the parties hereto to terminate this Agreement pursuant to the terms of Article VII.

(e)    On the terms and subject to the conditions of this Agreement, (i) at the Acceptance Time, Merger Sub shall, and Parent shall cause Merger Sub to, irrevocably accept for payment all shares of Company Common Stock validly tendered and not properly withdrawn pursuant to the Offer and (ii) at or as promptly as practicable following the Acceptance Time (but in any event within three (3) Business Days (calculated as set forth in Rule 14d-1(g)(3) under the Exchange Act) thereafter) Merger Sub shall, and Parent shall cause Merger Sub to, pay for all shares of Company Common Stock validly tendered and not properly withdrawn pursuant to the Offer. Parent shall provide or cause to be provided to Merger Sub, on a timely basis, the funds necessary to purchase any shares of Company Common Stock that Merger Sub becomes obligated to purchase pursuant to the Offer.

(f)    The Offer Price payable in respect of each share of Company Common Stock shall be paid on the terms and subject to the conditions of this Agreement. The Company agrees that no shares of Company Common Stock held by the Company or any of its Subsidiaries will be tendered pursuant to the Offer.

(g)    Unless this Agreement is terminated pursuant to Article VII, neither Parent nor Merger Sub shall terminate or withdraw the Offer prior to any scheduled Expiration Time without the prior written consent of the Company. In the event this Agreement is terminated pursuant to Article VII, Merger Sub shall, promptly following such termination, terminate the Offer and shall not acquire any shares of Company Common Stock pursuant thereto. If the Offer or this Agreement is terminated in accordance with this Agreement, Merger Sub shall promptly return, or cause any depositary acting on behalf of Merger Sub to promptly return, all tendered shares of Company Common Stock to the tendering stockholders in accordance with applicable Law.

(h)    The Offer Price shall be adjusted appropriately and proportionately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or other distribution of securities convertible into Company Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other similar change with respect to the Company Common Stock occurring on or after the date of this Agreement and at or prior to the Acceptance Time, and such adjustment to the Offer Price shall provide to the holders of shares of Company Common Stock the same economic effect as contemplated by this Agreement prior to such action.

(i)    On the date of commencement of the Offer (within the meaning of Rule 14d-2 under the Exchange Act), Parent and Merger Sub shall file with the SEC a Tender Offer Statement on Schedule TO with respect to the Offer (together with all amendments and supplements thereto and including exhibits thereto, the “Schedule TO”), which shall contain or incorporate by reference an offer to purchase and a related letter of transmittal and other appropriate ancillary offer documents (such Schedule TO and the documents included therein pursuant to which the Offer will be made, together with any supplements or amendments thereto, the “Offer Documents”), and cause the Offer Documents to be disseminated to the holders of Company Common Stock as and to the extent required by United States federal securities Laws. The Company shall promptly furnish or otherwise make available to Parent or Parent’s legal counsel upon request all information concerning the Company that is required by the Exchange Act or other applicable Law to be set forth in the Offer Documents and all other information concerning the Company that may be reasonably requested by Parent for inclusion in the Offer Documents (including any information required for the Schedule 13E-3). Each of Parent, Merger

Sub and the Company shall promptly correct any information supplied by it or on its behalf for inclusion or incorporation by reference in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect and shall correct material omissions therefrom, and each of Parent and Merger Sub shall take all steps necessary and use all reasonable efforts to promptly amend or supplement the Offer Documents and to cause the Offer Documents as so amended or supplemented to be filed with the SEC and disseminated to the holders of Company Common Stock, in each case as and to the extent required by applicable Law. Parent and Merger Sub shall promptly notify the Company upon the receipt of any comments from the SEC, or any request from the SEC for amendments or supplements, to the Offer Documents, and shall promptly provide the Company with copies of all written correspondence and summaries of all material oral communications between them and their respective representatives, on the one hand, and the SEC, on the other hand. Unless there has been an Adverse Recommendation Change, prior to the filing of the Offer Documents with the SEC or dissemination thereof to the holders of Company Common Stock, or responding to any comments of the SEC with respect to the Offer Documents, Parent and Merger Sub shall provide the Company and its counsel a reasonable opportunity to review and comment on such Offer Documents or response, and Parent and Merger Sub shall give reasonable consideration to any such comments. Unless the Offer has been terminated in accordance with the terms of this Agreement, if Parent or Merger Sub receives any comments from the SEC or its staff with respect to the Offer Documents, then each shall use its commercially reasonable efforts to respond promptly to such comments.

1.2    Company Actions.

(a)    The Company hereby approves of and consents to the Offer, the Merger and the other Merger Transactions and consents to the inclusion in the Offer Documents of the Company Board Recommendation.

(b)    On the date the Offer Documents are filed with the SEC, the Company shall, concurrently with the filing of the Schedule TO, file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (together with all amendments and supplements thereto and including exhibits thereto, including, if applicable, a Rule 13E-3 transaction statement on Schedule 13E-3 (together with any amendments thereof or supplements thereto, the “Schedule 13E-3”), the “Schedule 14D-9”) containing, subject to Section 5.3, the Company Board Recommendation and shall cause the Schedule 14D-9 and the Schedule 13E-3 to be disseminated to the holders of Company Common Stock as and to the extent required by United States federal securities Laws, including Rule 14d-9 and Rule 13E-3 under the Exchange Act. Each of Parent and Merger Sub shall promptly furnish or otherwise make available to the Company or the Company’s legal counsel upon request all information concerning Parent and Merger Sub that is required by the Exchange Act or other applicable Law to be set forth in the Schedule 14D-9 or the Schedule 13E-3 and all other information concerning Parent and Merger Sub that may be reasonably requested by the Company for inclusion in the Schedule 14D-9 or the Schedule 13E-3. Each of the Company, Parent, and Merger Sub shall promptly correct any information supplied by it or on its behalf for inclusion or incorporation by reference in the Schedule 14D-9 or the Schedule 13E-3 if and to the extent that such information shall have become false or misleading in any material respect, and the Company shall take all steps necessary and use all reasonable efforts to promptly amend or supplement the Schedule 14D-9 or the Schedule 13E-3 and to cause the

Schedule 14D-9 or the Schedule 13E-3 as so amended or supplemented to be filed with the SEC and disseminated to the holders of Company Common Stock, in each case as soon as and to the extent required by applicable Law. The Company shall promptly notify Parent upon the receipt of any comments from the SEC, or any request from the SEC for amendments or supplements, to the Schedule 14D-9 or the Schedule 13E-3, and shall promptly provide Parent with copies of all written correspondence and summaries of all material oral communications between the Company and its representatives, on the one hand, and the SEC, on the other hand. Prior to the filing of the Schedule 14D-9 or the Schedule 13E-3 and any amendment or supplement thereto (that does not contain or relate to an Adverse Recommendation Change) with the SEC or dissemination thereof to the holders of Company Common Stock, or responding to any comments of the SEC with respect to the Schedule 14D-9 or the Schedule 13E-3, the Company shall provide Parent, Merger Sub and their counsel a reasonable opportunity to review and comment on the Schedule 14D-9 or the Schedule 13E-3 or amendment or supplement or response, and the Company shall give reasonable consideration to any such comments. Unless the Offer has been terminated in accordance with the terms of this Agreement, in the event that the Company receives any comments from the SEC or its staff with respect to the Schedule 14D-9 or the Schedule 13E-3, then it shall use its commercially reasonable efforts to respond promptly to such comments.

(c)    The Schedule 14D-9 shall also reflect that the Merger is governed by Section 251(h) of the DGCL and contain and constitute the notice to holders of Company Common Stock of the availability of appraisal rights in connection with the Merger required to be delivered to such holders by Section 262(d) of the DGCL. The Company shall set the record date for the holders of Company Common Stock to receive such notice of appraisal rights as the same date as the Stockholder List Date and shall disseminate the Schedule 14D-9 including such notice of appraisal rights to such holders to the extent required by Section 262(d) of the DGCL provided, that, such record date will not be more than ten (10) calendar days prior to the date that the Schedule 14D-9 is first mailed. The Company hereby consents to the inclusion of the Company Board Recommendation in the Offer Documents and, absent an Adverse Recommendation Change, to the inclusion of a copy of the Schedule 14D-9 with the Offer Documents mailed or furnished to the holders of Company Common Stock.

(d)    The Company shall, or shall cause its transfer agent to, furnish Parent and Merger Sub and their agents promptly (and in any event within five (5) Business Days) after the date of this Agreement and from time to time thereafter as requested by Parent or Merger Sub with mailing labels containing the names and addresses of the record holders of Company Common Stock as of the latest practicable date and of those persons becoming record holders subsequent to such date, together with copies of all lists of stockholders, security position listings and computer files any non-objecting beneficial ownership lists, and all other information in the Company’s possession or control regarding the beneficial owners of Company Common Stock, in each case as of the latest date practicable, and shall promptly furnish to Parent and Merger Sub such other information and assistance (including periodically updated lists of stockholders, security position listings and computer files) as Parent or Merger Sub may reasonably request in connection with the Offer. The date of the list of stockholders used to determine the Persons to whom the Offer Documents and the Schedule 14D-9 are first disseminated is referred to as the “Stockholder List Date.” Subject to the requirements of applicable Law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Merger Transactions, Parent and Merger Sub and their representatives shall use the information contained in any such labels, listings and files only in connection with the Merger Transactions, shall treat such information and materials in accordance with the terms and conditions of the Confidentiality Agreement, and, if this Agreement is terminated, shall destroy all copies of such information then in their possession or under their control promptly upon the written request of the Company.

1.3    The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL (including Section 251(h) of the DGCL), at the Effective Time, (a) Merger Sub shall be merged with and into the Company, (b) the separate corporate existence of Merger Sub shall cease and the Company shall continue its corporate existence under the DGCL as the Surviving Corporation and (c) the Surviving Corporation shall become a wholly owned Subsidiary of Parent.

1.4    Closing. The consummation of the Merger (the “Closing”) shall take place at the offices of Goodwin Procter LLP, 100 Northern Avenue, Boston, MA 02210 as soon as practicable following (but in any event within one (1) Business Day after the Acceptance Time) the Acceptance Time, except if any of the applicable conditions set forth in Article VI shall not be satisfied or, to the extent permissible by applicable Law, waived as of such date, in which case, on the first (1st) Business Day after all applicable conditions set forth in Article VI are satisfied or, to the extent permissible by applicable Law, waived, (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) (the date on which the Closing occurs, the “Closing Date”). The parties intend that the Closing shall be effected, to the extent practicable, by conference call and the electronic delivery of documents to be held in escrow by outside counsel to the recipient party pending authorization to release at the Closing.

1.5    Effective Time. As soon as practicable on the Closing Date, Parent and the Company shall cause a certificate of merger (the “Certificate of Merger”) to be executed, signed, acknowledged and duly delivered to the Secretary of State of the State of Delaware for filing in such form as is required by the relevant provisions of the DGCL, and shall make all other filings or recordings required by the DGCL in connection with the Merger. The Merger shall become effective upon the date and time of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or such later date and time as is agreed upon in writing by the parties and specified in the certificate of merger (such date and time, the “Effective Time”). From and after the Effective Time, the Surviving Corporation shall possess all the property, rights, privileges, powers and franchises of the Company and Merger Sub, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation, all as provided in the DGCL.

1.6    Merger Without Meeting of Stockholders. The Merger shall be governed by and effected under Section 251(h) of the DGCL. The parties shall take all necessary and appropriate action to cause the Merger to become effective as soon as practicable following the consummation (within the meaning of Section 251(h) of the DGCL) of the Offer, without a vote of the stockholders of the Company in accordance with Section 251(h) of the DGCL.

1.7    Effects of the Merger. The Merger shall have the effects set forth in the DGCL, this Agreement and the Certificate of Merger.

1.8    Certificate of Incorporation. At the Effective Time, the certificate of incorporation of the Company shall be amended and restated in its entirety as of the Effective Time to read in its entirety as set forth on Exhibit A hereto, and, as so amended and restated shall be the Certificate of Incorporation of the Surviving Corporation until, subject to Section 5.4, thereafter amended in accordance with its terms and as provided by applicable Law.

1.9    Bylaws. At the Effective Time, the bylaws of the Company shall be amended and restated as of the Effective Time to read as set forth on Exhibit B hereto, and, as so amended and restated shall be the Bylaws of the Surviving Corporation until, subject to Section 5.4, thereafter amended in accordance with their terms and as provided by applicable Law.

1.10    Directors and Officers. At the Effective Time, (i) the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified in accordance with applicable Law or until their earlier death, resignation or removal. Prior to the Closing, the Company shall use its reasonable best efforts to deliver to Parent a letter executed by each director of the Company effectuating his or her resignation as a member of the Company Board, to be effective as of the Effective Time.

ARTICLE II

EFFECT OF THE MERGER ON CAPITAL STOCK

2.1    Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holder of any shares of capital stock of Merger Sub or the Company:

(a)    Conversion of Merger Sub Capital Stock. Each share of capital stock of Merger Sub issued and outstanding immediately before the Effective Time shall be converted into and become one fully paid and non-assessable share of common stock, par value $0.0001 per share, of the Surviving Corporation. From and after the Effective Time, all certificates representing shares of capital stock of Merger Sub shall be deemed to represent for all purposes the number of shares of the common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

(b)    Cancellation of Certain Shares. Each share of Company Common Stock owned by the Company as treasury stock or owned by Merger Sub immediately before the Effective Time or that was irrevocably accepted by Merger Sub in the Offer (collectively, the “Excluded Shares”) shall be canceled automatically and shall cease to exist, and no consideration shall be paid for those Excluded Shares.

(c)    Conversion of Company Common Stock.

(i)    Each share of Company Common Stock issued and outstanding immediately before the Effective Time (other than Excluded Shares, Rollover Shares and Dissenting Shares) shall be converted automatically into and shall thereafter represent only the right to receive the Offer Price (the “Merger Consideration”), without interest, payable upon surrender of such shares in accordance with Section 2.2.

(ii)    All shares of Company Common Stock that have been converted pursuant to Section 2.1(c)(i) shall be canceled automatically and shall cease to exist, and the holders of shares represented by book-entry immediately before the Effective Time (the “Book-Entry Shares”) shall cease to have any rights with respect to those shares, other than the right to receive the Merger Consideration in accordance with Section 2.2.

(d)    Equitable Adjustment. If at any time during the period between the date of this Agreement and the Acceptance Time, any change in the number of outstanding shares of Company Common Stock shall occur as a result of any stock split, reverse stock split, stock dividend (including any dividend or other distribution of securities convertible into Company Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other similar change with respect to Company Common Stock, then the Merger Consideration shall be equitably adjusted to reflect such change.

2.2    Surrender of Book-Entry Shares.

(a)    Paying Agent. Prior to the Effective Time, Parent shall appoint Continental Stock Transfer & Trust Company to act as the paying agent (or such other nationally recognized paying agent agreed to between Parent and the Company) for the payment of the amounts to be paid pursuant to this Article II (the “Paying Agent”) and (ii) enter into a paying agent agreement with the Paying Agent on terms and conditions that are satisfactory to the Company in its reasonable discretion. Parent shall be responsible for all fees and expenses of the Paying Agent.

(b)    Payment Fund. At or as promptly as practicable after the Acceptance Time, Parent shall deposit, or cause to be deposited, with the Paying Agent, for the benefit of the holders of Book-Entry Shares, for payment in accordance with this Article II by the Paying Agent, sufficient funds for the payment of the aggregate Merger Consideration (such funds provided to the Paying Agent are referred to as the “Payment Fund”).

(c)    Payment Procedures.

(i)    Letter of Transmittal. Promptly after the Effective Time, Parent shall cause the Paying Agent to mail the following to each holder of record of a share of Company Common Stock converted pursuant to Section 2.1(c)(i): (A) a letter of transmittal in customary form, specifying that delivery shall be effected upon adherence to the procedures set forth in the letter of transmittal; and (B) instructions for surrendering such Book-Entry Shares in exchange for payment of the Merger Consideration.

(ii)    Surrender of Shares. Upon surrender of a Book-Entry Share for cancellation to the Paying Agent, together with a duly executed letter of transmittal and any other documents reasonably required by the Paying Agent, the holder of that Book-Entry Share shall be entitled to receive, and the Paying Agent shall promptly pay in exchange therefor, the Merger Consideration payable and issuable in respect of the number of shares formerly evidenced by such Book-Entry Share less any required withholding of Taxes. Any Book-Entry Shares so surrendered shall be canceled immediately. No interest shall accrue or be paid on any amount payable upon surrender of Book-Entry Shares.

(iii)    Unregistered Transferees. If any Merger Consideration is to be paid and issued to a Person other than the Person in whose name the surrendered Book-Entry Share is registered, then the Merger Consideration may be paid or issued to such a transferee so long as (A) the surrendered Book-Entry Share shall otherwise be in proper form for transfer and is accompanied by all documents reasonably required by Parent to evidence and effect that transfer and (B) the Person requesting such payment or issuance (x) pays any applicable transfer Taxes or (y) establishes to the reasonable satisfaction of Parent and the Paying Agent that all such transfer Taxes have already been paid or are not applicable.

(iv)    No Other Rights. Until surrendered in accordance with this Section 2.2(c), each Book-Entry Share in respect of shares of Company Common Stock converted into the right to receive Merger Consideration pursuant to Section 2.1(c)(i) shall be deemed, from and after the Effective Time, to represent only the right to receive the Merger Consideration. The Merger Consideration paid upon the surrender of any Book-Entry Share in accordance with the terms of this Article II shall be deemed to have been paid and issued in full satisfaction of all rights pertaining to such Book-Entry Share.

(d)    No Further Transfers. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of the shares of Company Common Stock that were outstanding immediately before the Effective Time.

(e)    No Liability. Notwithstanding any provision of this Agreement to the contrary, none of the parties hereto, the Surviving Corporation or the Paying Agent shall be liable to any Person for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(f)    Investment of Payment Fund. The Payment Fund shall be invested by the Paying Agent as directed by Parent or the Surviving Corporation; provided that such investments shall be (I) in obligations of or guaranteed by the United States of America, (II) in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, (III) in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $5 billion, or (IV) in money market funds having a rating in the highest investment category granted by a recognized credit rating agency at the time of acquisition or a combination of the foregoing and, in any such case, no such instrument shall have a maturity exceeding three (3) months. To the extent that there are losses with respect to such investments, or the Payment Fund diminishes for other reasons below the level required to make prompt payment of the Merger Consideration as contemplated hereby, Parent shall promptly replace or restore the portion of the Payment Fund lost through investments or other events so as to ensure that the Payment Fund is maintained at a level sufficient to make such payments.

(g)    Termination of Payment Fund. Parent is entitled to require the Paying Agent to return to Parent or Parent’s designee any portion of the Payment Fund that remains unclaimed by the holders of Book-Entry Shares on or after the first (1st) year anniversary of the

Effective Time. Thereafter, any holder of Book-Entry Shares who has not complied with this Article II shall look only to Parent or the Surviving Corporation, which shall remain responsible for payment and issuance of the applicable Merger Consideration. Any amounts remaining unclaimed by such holders at such time at which such amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by applicable Law, the property of Parent or its designee, free and clear of all claims of interest of any Person previously entitled thereto. Neither the Paying Agent nor the Surviving Corporation shall be liable to any holder of a Company stock certificate or Book-Entry Share for any amount properly paid to a public official pursuant to any applicable abandoned property or escheat law.

2.3    Company Equity Awards.

(a)    Each option to purchase shares of Company Common Stock that has been granted under the Company Stock Plans (each, a “Company Option”) and that is outstanding and unexercised immediately prior to the Effective Time will, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holders thereof, be treated as follows:

(i)    as of the Effective Time, each Company Option (whether or not vested) that is outstanding and unexercised immediately prior to the Effective Time and that has a per share exercise price less than the Merger Consideration (an “In-the-Money Option”) will be canceled in exchange for payment to the holder of such In-the-Money Option of an amount in cash equal to (A) the number of shares of Company Common Stock remaining subject to such In-the-Money Option immediately prior to the Effective Time multiplied by (B) the amount by which (x) the Merger Consideration exceeds (y) the per share exercise price for such In-the-Money Option (the “Company Option Cash Out Amount”); and

(ii)    each Company Option that is not an In-the-Money Option will be canceled at the Effective Time without payment of any consideration.

(b)    As of the Effective Time, each restricted stock unit award subject to time-based or other vesting restrictions that is outstanding under any Company Stock Plan (each, a “Company RSU Award””) immediately prior to the Effective Time, shall, to the extent not vested, become fully vested and then (ii) each such Company RSU Award shall be canceled without any action of the part of any holder or beneficiary thereof in consideration for the right to receive a lump sum cash payment with respect thereto equal to the product of (x) the Merger Consideration and (y) the number of shares of Company Stock represented by such Company RSU Award (the “Company RSU Cash Out Amount”).

(c)    All Company Options (whether or not vested) that are outstanding and unexercised immediately prior to the Effective Time, all Company RSU Awards that are outstanding immediately prior to the Effective Time, and rights under the Company Stock Plans, will terminate as of, and contingent upon the occurrence of, the Effective Time (after given effect to this Section 2.3), and, following the Effective Time, no holder of any Company Option, Company RSU Award, or any other rights under the Company Stock Plans will have any right to acquire any equity securities of the Company, its Subsidiaries, or the Surviving Corporation as a result of such holder’s Company Options, Company RSU Awards, or other rights under the Company Stock Plans and the Company shall have no further Liability under or with respect to any such Company Option, Company RSU Awards, or the Company Stock Plans (except as provided pursuant to Section 2.3(a)(i) in respect of In-The-Money Options), or as provided pursuant to Section 2.3(b) in respect of the Company RSU Awards.

(d)    Payment of the Company Option Cash Out Amount for each In-the-Money Option and the Company RSU Cash Out Amount for each Company RSU Award is subject to Section 2.7 and will be made as follows: No later than thirty (30) Business Days after the Closing Date, Parent shall, or shall cause the Surviving Corporation to, deliver (through the Surviving Corporation payroll or such other means of payment as Parent may provide) to the holder of any In-the-Money Option or Company RSU Award the applicable Company Option Cash Out Amount or Company RSU Cash Out Amount, net of Tax withholdings. To the extent that such Taxes are so deducted or withheld and paid over to the appropriate Taxing Authority, the amounts thereof will be treated for all purposes hereunder as having been paid to the Person to whom such amounts would otherwise have been paid.

(e)     Prior to the Effective Time, the Company shall take (or cause there to be taken, as the case may be) all such actions as are necessary to effect the treatment of Company Options and Company RSU Awards provided for under this Section 2.3, under all Contracts governing the terms of all Company Options and Company RSU Awards, and under any other applicable plan or arrangement to which the Company is a party or by which the Company may be bound with respect to such Company Options, Company RSU Awards or the Company Stock Plans, including (A) to accelerate the vesting of any unvested Company Options that are outstanding and unvested immediately prior to the Effective Time and (B) at the request of Parent or as otherwise may be required, sending to any holders of Company Options notices (if drafted and at the request of Parent, subject to reasonable review and approval by the Company, which approval will not be unreasonably withheld, conditioned or delayed) with respect to the treatment of such instruments under this Agreement. The Company shall not send or otherwise make available any notices to any holders of Company Options, or solicit any consents or other approvals from the holders of any Company Options unless and until Parent has reviewed and approved all such notices and related documentation (including any email messages and notifications) to be sent or made available to such holders (which approval may not be unreasonably withheld or delayed), in each case, solely to the extent such notices, consents or approvals relate to the Merger Transaction.

(f)    The Company shall promptly take (or cause there to be taken, as the case may be) all such actions as are necessary to ensure that no offering or purchase period commences under the Company ESPP and that no shares of Company Capital Stock are issued under the Company ESPP. Prior to the Effective Time, the Company shall take (or cause there to be taken, as the case may be) all such actions as are necessary to terminate the Company ESPP such that, from and after the time of such termination, the Company shall have no Liability under or with respect to the Company ESPP.

2.4    Company Warrants. Each outstanding warrant to purchase shares of Company Common Stock will, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holders thereof, be treated as follows:

(a)    Each outstanding Private Placement Warrant and Public Warrant (each as defined in that certain Warrant Agreement, dated January 13, 2021, by and between Environmental Impact Acquisition Corp. and Continental Stock Transfer & Trust Company (the “Warrant Agreement”), together, the “Company Warrants”) shall be dealt with in such manner as set forth in Section 4.4 of the Warrant Agreement. Parent and Merger Sub shall be solely responsible for any such cash payments resulting from the Alternative Issuance (as defined in the Warrant Agreement) of the Company Warrants from the then outstanding funds of the Payment Fund.

2.5    Dissenting Shares.

(a)    Notwithstanding any provision of this Agreement to the contrary (but subject to the other provisions of this Section 2.5), any shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and for which the holder thereof is entitled to demand and properly demands the appraisal of such shares in accordance with, and complies in all respects with, the DGCL (collectively, the “Dissenting Shares”), shall not be converted into the right to receive the Merger Consideration in accordance with Section 2.1(c). At the Effective Time, (i) all Dissenting Shares shall be canceled and cease to exist and (ii) the holders of Dissenting Shares shall be entitled only to such rights as may be granted to them under Section 262 of the DGCL.

(b)    Notwithstanding the provisions of Section 2.5(a), if any holder of Dissenting Shares effectively withdraws or loses such appraisal rights (through failure to perfect such appraisal rights or otherwise), then that holder’s shares (i) shall be deemed no longer to be Dissenting Shares and (ii) shall be treated as if they had been converted automatically at the Effective Time into the right to receive the Merger Consideration upon adherence to the procedures set forth in Section 2.2(c).

(c)    The Company shall give Parent (i) prompt written notice of any demands for appraisal of any shares of Company Common Stock, the withdrawals of such demands and any other instrument served on the Company under the DGCL relating to stockholders’ appraisal rights and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to such demands for appraisal. The Company shall not make any payment with respect to any demands for appraisal or offer to settle or settle any such demands for appraisal without the written consent of Parent.

2.6    Further Action. The parties agree to take all necessary action to cause the Merger to become effective in accordance with this Article II as soon as practicable following the consummation of the Offer without a meeting of the Company’s stockholders, as provided in Section 251(h) of the DGCL. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.

2.7    Withholding. Notwithstanding any other provision of this Agreement, Parent, Merger Sub, the Company and the Paying Agent, as applicable, shall be entitled to deduct and withhold from any amount payable pursuant to this Agreement such Taxes that are required to be deducted and withheld from such amounts under the Code or any other applicable Law (as reasonably determined by Parent, Merger Sub, the Company, or the Paying Agent, respectively); provided, that Parent shall (other than in respect of any Company Option Cash Out Amount or the Company RSU Cash Out Amount) use commercially reasonable efforts to provide the Company with at least three (3) days prior written notice of any amounts that it intends to withhold in connection with the payment of the Merger Consideration and will reasonably cooperate with the Company to reduce or eliminate any applicable withholding. To the extent that any amounts are so deducted and withheld, such deducted and withheld amounts shall be (a) timely remitted to the appropriate Governmental Authority and (b) treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (x) as set forth in in the confidential disclosure letter delivered by the Company to Parent and Merger Sub as of the date of this Agreement (the “Company Disclosure Schedule”) (it being acknowledged and agreed that any disclosure or exception set forth in any Section or subsection of the Company Disclosure Schedule shall be deemed to apply to any other Section or subsection of the Company Disclosure Schedule to the extent that the relevance of such disclosure or exception to such other Section or subsection is reasonably apparent), or (y) as disclosed in the Company SEC Reports filed with or furnished to the SEC prior to the date of this Agreement (other than information that is contained (i) solely in the “risk factors” sections of such Company SEC Reports or (ii) in any “forward-looking statements” disclaimer in such Company SEC Reports, in each case, that are of a nature that they speculate about future developments, except to the extent any such information described in clause (i) or (ii) consists of factual or historical statements), the Company represents and warrants to each of Parent and Merger Sub as follows:

3.1    Organization and Good Standing.

(a)    Each of the Company and its Subsidiaries is a corporation (including public benefit corporations), limited liability company or other applicable business entity duly organized, incorporated or formed, as applicable, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of organization, incorporation or formation (as applicable). Section 3.1(a) of the Company Disclosure Schedule sets forth the jurisdiction of formation or organization (as applicable) for each of the Company’s Subsidiaries. Each of the Company and its Subsidiaries has the requisite corporate, limited liability company or other applicable business entity power and authority to own, lease and operate its properties and to carry on its businesses as presently conducted, except where the failure to have such power or authority would not have a Company Material Adverse Effect.

(b)    True and complete copies of the Company Organizational Documents have been made available to Parent, in each case, as amended and in effect as of the date of this Agreement. The Company Organizational Documents are in full force and effect, and the Company is not in breach or violation of any provision set forth in the Company Organizational Documents.

(c)    Each of the Company and its Subsidiaries is duly qualified or licensed to transact business and is in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) in each jurisdiction in which the property and assets owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not have a Company Material Adverse Effect.

3.2    Capitalization.

(a)    The authorized capital stock of the Company consists solely of 500,000,000 shares of Company Common Stock and 10,000,000 shares of Company Preferred Stock. As of the close of business on May 25, 2023, (i) 151,681,314 shares of Company Common Stock were issued and outstanding, (ii) no shares of Company Common Stock were held in treasury by the Company, (iii) 22,026,897 shares of Company Common Stock were subject to outstanding Company Options, (iv) 46,730 shares of Company Common Stock were subject to outstanding Company RSU Awards, (v) 12,383,304 shares of Company Common Stock are issuable upon full exercise of the Company Warrants, and (vi) no shares of Company Preferred Stock are issued and outstanding. As of the close of business on May 25, 2023, the Company has reserved 37,813,487 shares of Company Common Stock for issuance pursuant to the Company Stock Plans (which includes the number of shares subject to outstanding Company Options and Company RSU Awards as of that time). The foregoing represents all of the issued and outstanding shares of Company Capital Stock as of the date of this Agreement. All of the issued and outstanding shares of Company Capital Stock are Book-Entry Shares and there are no, and the Company has never issued, certificated shares of Company Capital Stock.

(b)    The Company has previously provided Parent with a true and complete list, as of the date hereof, of each outstanding Company Option and Company RSU Award. All shares subject to issuance under the Company Stock Plans, upon issuance prior to the Effective Time on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. As of the date hereof, there are no awards outstanding under the Company Stock Plans other than Company Options and Company RSU Awards. As of the date hereof, there are no outstanding shares of Company Capital Stock that are subject to a substantial risk of forfeiture. No offering or purchase period has commenced under, no shares of Company Capital Stock have been issued under, and the Company has no Liability under or with respect to, the Company ESPP.

(c)    All of the issued and outstanding shares of capital stock of the Company (i) have been duly authorized and validly issued and are fully paid and non-assessable, (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (A) the Company Organizational Documents and (B) any other applicable Contracts governing the issuance of such securities, (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Company Organizational Documents or any Contract to which the Company is a party or otherwise bound and (iv) are free and clear of any Liens.

(d)    There are no outstanding obligations of the Company or any of its Subsidiaries (i) to repurchase, redeem or otherwise acquire any shares of Company Capital Stock or capital stock of any Subsidiary of the Company or any other equity securities of the Company or any of its Subsidiaries or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase shares of Company Capital Stock or other equity securities of the Company or any of its Subsidiaries or (ii) to provide any funds to or make any investment (including in respect of any unsatisfied subscription obligation or capital contribution or capital account funding obligation) in (A) any Subsidiary of the Company that is not wholly owned by the Company or (B) any other Person.

(e)    The Company is not a party to any stockholder agreements, investors’ rights agreements, voting agreements, voting trusts, right of first refusal and co-sale agreements, management rights agreements or other similar Contract with respect to the voting, registration, redemption, sale, transfer or other disposition of Company Capital Stock or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase shares of Company Common Stock or other equity securities of the Company. There are no bonds, debentures or notes or other obligations issued by the Company or any of its Subsidiaries that entitle the holder thereof to vote together with stockholders of the Company on any matters.

(f)    Except as set forth on Section 3.2(f) of the Company Disclosure Schedule, the Company has not granted any outstanding subscriptions, options, stock appreciation rights, warrants, rights or other securities (including debt securities) convertible into or exchangeable or exercisable for capital stock of the Company, any other commitments, calls, conversion rights, rights of exchange or privilege (whether pre-emptive, contractual or by matter of Law), plans or other agreements of any character providing for the issuance of additional capital stock, the sale of capital stock, or for the repurchase or redemption of capital stock of the Company or the value of which is determined by reference to capital stock of the Company, and there are no voting trusts, proxies or agreements of any kind which may obligate the Company to issue, purchase, register for sale, redeem or otherwise acquire any capital stock of the Company.

3.3    Authority.

(a)    The Company has the requisite corporate power and authority to execute and deliver this Agreement and, assuming the Merger Transactions are consummated in accordance with Section 251(h) of the DGCL, to perform its obligations hereunder to consummate the Merger Transactions. The Company Board (acting upon the unanimous recommendation of the Special Committee) at a meeting duly called and held has considered each of (i) the Company’s stockholders’ pecuniary (financial) interests, (ii) the best interest of those materially affected by the Company’s conduct (including customers, employee, partners and the communities in which it operates) and (iii) the Company’s Public Benefit Purpose, and engaged in the balancing required by the DGCL, has unanimously (A) determined that the Merger Transactions are advisable, fair to and in the best interests of the Company and its stockholders, including the stockholders holding the Unaffiliated Voting Shares, (B) resolved that this Agreement and the Merger shall be governed by and effected under Section 251(h) of the DGCL, (C) made the Company Board Recommendation and (D) to the extent necessary, having the effect of causing the Merger, this Agreement and the Merger Transactions not to be subject to any state Takeover Law or similar Law that might otherwise apply to the Merger or any of the other Merger Transactions, in each case, on the terms and subject to the conditions of this Agreement.

(b)    The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Merger Transactions have been duly and validly authorized by all necessary corporate action on the part of the Company.

(c)    Assuming due authorization, execution and delivery hereof by the other parties hereto, this Agreement constitutes a legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to (i) any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws of general applicability affecting or relating to creditors’ rights generally and (ii) general principles of equity, whether considered in a proceeding at law or in equity.

3.4    Governmental Authorizations; Non-Contravention.

(a)    Assuming that the representations and warranties of Parent and Merger Sub contained in Section 4.3 are true and correct, and assuming that the Merger Transactions are consummated in accordance with Section 251(h) of the DGCL, the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Merger Transactions do not and will not require any consent, approval or other authorization of, or filing with or notification to (collectively, “Governmental Authorizations”), any Governmental Authority, other than:

(i)    the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and of appropriate documents with the relevant authorities of other jurisdictions in which the Company or any of its Subsidiaries is qualified to do business;

(ii)    any filings and reports that may be required in connection with this Agreement and the Merger Transactions either (A) with the SEC under the Securities Exchange Act of 1934 (the “Exchange Act”) or (B) under state securities Laws or “blue sky” Laws; and

(iii)    where the failure to obtain such Governmental Authorizations would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(b)    Subject to the receipts of the consents, approvals, authorizations and other requirements set forth in Section 3.3(a), the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Merger Transactions do not and will not (i) violate or conflict with any provision of, or result in the breach of, or default under the Company Organizational Documents, (ii) contravene or conflict with, or result in any violation or breach of, any material Law applicable to the Company or any of its Subsidiaries or by which any assets of the Company or any of its Subsidiaries are bound, (iii) result in a violation or breach of, or constitute a default or give rise to any right of termination, consent, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of (A) any Contract to which the Company or any Subsidiary is a party or (B) any Material Permits, or (iv) result in the creation of any Lien upon any of the assets or properties (other than any Permitted Liens) or equity securities of the Company or its Subsidiaries, other than in the case of clauses (ii) through (iv) of this Section 3.4(b), as would not have a Company Material Adverse Effect.

3.5    SEC Reports. The Company has timely filed with the SEC all Company SEC Reports required to have been filed on or after February 3, 2022. As of their respective effective dates (in the case of Company SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act of 1933 (the “Securities Act”)) and as of their respective filing dates (in the case of all other Company SEC Reports), and except to the extent corrected by subsequent Company SEC Reports filed prior to the date hereof, each Company SEC Report (a) complied as to form in all material respects with the requirements of the Exchange Act and the Securities Act, as the case may be, applicable to such Company SEC Report, (b) was prepared in all material respects in accordance with the applicable requirements of the Securities Act, the Exchange Act and other applicable Law and (c) did not, as of such respective dates, or if amended or restated prior to the date hereof, at the time of such later amendment or restatement, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which such statements were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Company SEC Reports. No Subsidiary of the Company is subject to the periodic reporting requirements of the Exchange Act or is otherwise required to file any periodic forms, reports, schedules, statements or other documents with the SEC.

3.6    Financial Statements.

(a)    The consolidated financial statements of the Company included in the Company SEC Reports filed on or after February 3, 2022:

(i)    as of their respective filing dates, complied as to form in all material respects with applicable accounting requirements and the rules and regulations of the SEC;

(ii)    were prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods involved (except as may be indicated in the notes to those financial statements, as permitted by Regulation S-X or, in the case of unaudited statements, as permitted by Form 10-Q under the Exchange Act, and except that the unaudited statements may not contain certain footnotes and are subject to normal, recurring audit adjustments); and

(iii)    fairly presented (except as may be indicated in the notes thereto and subject in the case of unaudited statements to normal, recurring audit adjustments) in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended.

(b)    The Company has established and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act). Such disclosure controls and procedures are designed to ensure that information relating to the Company, including its Subsidiaries, required to be disclosed in the Company’s periodic and current reports under the Exchange Act, is made known to the Company’s chief executive officer and its chief financial officer by others within those entities to allow timely decisions regarding required disclosures as required under the Exchange Act. The chief executive officer and chief financial officer of the Company have evaluated the effectiveness of the Company’s disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable Company SEC Report that is a report on Form 10-K or Form 10-Q, or any amendment thereto, its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation.

(c)    The Company and its Subsidiaries have established and maintain a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) which is effective in providing reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of the Company’s financial statements for external purposes in accordance with GAAP. The Company has disclosed, based on its most recent evaluation of the Company’s internal control over financial reporting prior to the date hereof, to the Company’s auditors and audit committee (i) any significant deficiencies and material weaknesses in the design or operation of the Company’s internal control over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. A true, correct and complete summary of any such disclosures made by management to the Company’s auditors and audit committee is set forth in Section 3.6(c) of the Company Disclosure Schedule.

(d)    Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company’s or such Subsidiary’s published financial statements or other Company SEC Reports.

(e)    The Company is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of Nasdaq. Since February 3, 2022, neither the Company nor any of the Subsidiaries of the Company has made any prohibited loans to any executive officer of the Company (as defined in Rule 3b-7 under the Exchange Act) or director of the Company. There are no outstanding loans or other extensions of credit made by the Company or any of the Subsidiaries of the Company to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company.

(f)    Since February 3, 2022, to the Knowledge of the Company, neither the Company nor any director, officer, auditor or accountant of the Company has received any written material complaint, allegation, assertion or claim that the Company or its Subsidiaries have engaged in illegal or fraudulent accounting or auditing practices. Since February 3, 2022, to the Knowledge of the Company, no attorney representing the Company, whether or not employed by the Company, has reported to the Company Board or any committee thereof or to any director or officer of the Company any evidence of a material violation of United States federal securities Laws and the rules and regulations of the SEC promulgated thereunder, by the Company or any of its officers or directors. To the Knowledge of the Company, there are no SEC inquiries or investigations or other inquiries or investigations by a Governmental Authority pending or threatened, in each case regarding any accounting practices of the Company or any of its Subsidiaries or any malfeasance by any executive officer of the Company.

3.7    No Undisclosed Liabilities. There are no Liabilities of the Company or any of its Subsidiaries, other than (a) Liabilities disclosed or reserved against in the consolidated balance sheet of the Company as of December 31, 2022 (the “Balance Sheet Date”) included in the Company’s Annual Report on Form 10-K filed by the Company with the SEC on March 28, 2023 (without giving effect to any amendment thereto), (b) Liabilities incurred since the Balance Sheet Date in the Ordinary Course of Business, (c) Liabilities to perform under Contracts entered into by the Company and its Subsidiaries, (d) Liabilities that have not had a Company Material Adverse Effect, and (e) Liabilities incurred in connection with the Merger Transactions.

3.8    Absence of Certain Changes. Except as otherwise contemplated, required or permitted by this Agreement, since the Balance Sheet Date through the date of this Agreement, (a) no Company Material Adverse Effect has occurred and (b) except as otherwise contemplated by this Agreement or in connection with the transactions contemplated hereby, (i) the Company has conducted its business, in all material respects, in the Ordinary Course of Business (other than in connection with modifications, suspensions or alterations of operations in response or otherwise related to COVID-19 or any COVID-19 Measures) and (ii) since and through such dates, there has not been any Company Material Adverse Effect or any change, event, development, condition of occurrence that, individually or in the aggregate would reasonably be expected to have a Company Material Adverse Effect.

3.9    Taxes.

(a)    The Company and each of its Subsidiaries has prepared and filed all income and other material Tax Returns required to have been filed by or with respect to it, all such income and other material Tax Returns are true and complete in all material respects, and the Company and each of Subsidiaries has paid all Taxes required to have been paid by or with respect to it, regardless of whether shown on a Tax Return.

(b)    The Company has made adequate provision for Taxes of the Company and its Subsidiaries that are not yet due and payable on the consolidated balance sheet of the Company as of the Balance Sheet Date. Since the Balance Sheet Date, any Taxes of the Company and its Subsidiaries have been accrued on the books and records of the Company in accordance with GAAP and the Company and its Subsidiaries have not incurred any liabilities for Taxes other than any Taxes as a result of the operation of the business of the Company and its Subsidiaries in the Ordinary Course of Business.

(c)    The Company and its Subsidiaries have withheld and paid to the appropriate Taxing Authority all Taxes required to have been withheld and paid by it in connection with amounts paid or owing to any employee, individual independent contractor, other service provider, equity interest holder or other Person.

(d)    The Company and its Subsidiaries are not currently the subject of a Tax audit or examination or similar proceeding or has been informed in writing of the commencement or anticipated commencement of any Tax audit or examination or similar Legal Proceeding, which has not been resolved or completed, in each case with respect to material Taxes. No assessment, deficiency or similar claim for material Taxes with respect to the Company or its Subsidiaries has been proposed or assessed by any Taxing Authority.

(e)    The Company and its Subsidiaries have not consented to extend or waive the time in which any material Tax may be assessed or collected by any Taxing Authority, other than any such extensions or waivers that are no longer in effect or that are extensions of time to file Tax Returns obtained in the Ordinary Course of Business.

(f)    No “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law), private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into or issued by any Taxing Authority with respect to the Company and its Subsidiaries, which agreement or ruling would be effective after the Closing Date.

(g)    The Company and its Subsidiaries are not and have not been a party to any “listed transaction” as defined in Section 6707A of the Code and Treasury Regulations Section 1.6011-4 (or any corresponding or similar provision of state, local or non-U.S. income Tax Law).

(h)    There are no Liens for material Taxes on any assets of the Company or its Subsidiaries, other than liens for Taxes not yet due and payable.

(i)    During the two (2)-year period ending on the date of this Agreement, none of the Company or its Subsidiaries was a distributing corporation or a controlled corporation in a transaction purported or intended to be governed by Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code).

(j)    None of the Company or any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or (ii) has any material Liability for the Taxes of any Person (other than the Company or its Subsidiaries or any of its current Affiliates) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or non-U.S. Law), as a transferee or successor or by Contract or otherwise (other than liabilities pursuant to a Contract entered into in the Ordinary Course of Business that is not primarily related to Taxes).

(k)    No written claims have ever been made by any Taxing Authority in a jurisdiction where the Company or its Subsidiaries does not file a Tax Return claiming that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction that would be reported on or the subject of such Tax Return, which claims have not been resolved or withdrawn.

(l)    None of the Company or any of its Subsidiaries is a party to any Tax allocation, Tax sharing, Tax indemnity or similar agreement (other than any such agreement to which only the Company or its Subsidiaries are parties or any such agreement that is included in a Contract entered into in the Ordinary Course of Business that is not primarily related to Taxes) and none of the Company or any of its Subsidiaries is a party to any joint venture, partnership or other arrangement that is treated as a partnership for U.S. federal income Tax purposes.

(m)    None of the Company or any of its Subsidiaries has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized. The Company and each of its Subsidiaries is tax resident (and subject to income Tax) only in its jurisdiction of formation.

(n)    None of the Company or any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any period (or any portion thereof) beginning after the Closing Date as a result of any installment sale or other transaction occurring prior to the Closing, any accounting method change or agreement with any Taxing Authority filed or made prior to the Closing or use of an improper method of accounting prior to the Closing, any prepaid amount received prior to the Closing or any intercompany transaction or excess loss account described in Section 1502 of the Code (or any corresponding provision of state, local or foreign Tax law) occurring or existing prior to the Closing. None of the Company or any of its Subsidiaries has any liability in connection with Section 965 of the Code, or has ever owned any Person organized in a jurisdiction located outside the United States.

(o)    None of the Company or any of its Subsidiaries has (i) deferred any Taxes (including payroll Taxes those imposed by Sections 3101(a) and 3201 of the Code) pursuant to Section 2302 of the CARES Act or any other corresponding or similar provision of applicable Tax Law enacted in connection with COVID-19 that have not been paid in full or (ii) claimed any tax credit under Section 2301 of the CARES Act (including employee retention credits under the CARES Act) or otherwise taken any action to elect or avail itself to any provision of the CARES Act related to Taxes.

3.10    Real Property.

(a)    None of the Company or any of its Subsidiaries owns any real property.

(b)     Section 3.10(b) of the Company Disclosure Schedule sets forth a true and complete list (including street addresses) of all real property leased by any of the Company or any of its Subsidiaries and all leases, sub-leases, licenses, concessions or other agreements, in each case, pursuant to which the Company or its Subsidiaries leases or sub-leases any real property pursuant to which the Company or its Subsidiaries is a tenant or landlord as of the date of this Agreement (individually, a “Real Property Lease,” and collectively, the “Real Property

Leases,” and such related properties being referred to herein individually as a “Company Property” and collectively as the “Company Properties”). True and complete copies of all such Real Property Leases have been made available to Parent. Each Real Property Lease is in full force and effect and is a valid, legal and binding obligation of the Company or any of its Subsidiaries, as applicable, party thereto, enforceable in accordance with its terms against the Company or its Subsidiaries, as applicable, and, to the Company’s Knowledge, each other party thereto (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity). There is no material breach or default by the Company or any of its Subsidiaries or, to the Company’s Knowledge, any counterparty under any Real Property Lease, and, to the Company’s Knowledge, no event has occurred which (with or without notice or lapse of time or both) would constitute a material breach or default under any Real Property Lease or would permit termination of, or a material modification or acceleration thereof, by any counterparty to any Real Property Lease. The possession and quiet enjoyment of any real property leased by any of the Company or any of its Subsidiaries under any Real Property Lease has not been materially disturbed, and to the Company’s Knowledge, there are no material disputes with respect to any Real Property Lease.

(c)    The Company and each of its Subsidiaries has good, marketable and indefeasible title to, or a valid leasehold interest in or license or right to use, all of the material tangible assets and properties of the Company or its Subsidiaries reflected in the Company’s consolidated balance sheet as of December 31, 2022 or thereafter acquired by the Company or its Subsidiaries, except for assets disposed of in the Ordinary Course of Business:

(i)    Immediately after the Effective Time, the tangible assets (which, for the avoidance of doubt, shall include any tangible assets held pursuant to valid leasehold interest, license or other similar interests or right to use any assets) of the Company or its Subsidiaries will constitute all of the tangible assets necessary to conduct the businesses of the Company or its Subsidiaries immediately after the Closing, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

3.11    Permits; Schedule of Permits. Each of the Company and its Subsidiaries has all Material Permits. Except as is not and would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, (i) each Material Permit is in full force and effect in accordance with its terms and (ii) no written notice of revocation, cancellation or termination of any Material Permit has been received by any of the Company or its Subsidiaries. Each of the Material Permits upon its termination or expiration in the ordinary due course will be renewed or reissued in the Ordinary Course of Business upon terms and conditions substantially similar to its existing terms and conditions. There are no Legal Proceedings pending or, to the Company’s Knowledge, threatened that would reasonably be expected to result in the revocation, cancellation, limitation, restriction or termination of, or the imposition of any material fine, material penalty or other material sanction for violation of any legal or regulatory requirements relating to, any Material Permit.

3.12    Intellectual Property.

(a)    Section 3.12(a) of the Company Disclosure Schedule sets forth a true and complete list of (i) all currently issued or pending Company Registered Intellectual Property (ii) all Patents that are included in the Company Licensed Intellectual Property and (iii) material unregistered Marks and Copyrights owned by the Company or its Subsidiaries, in each case, as of the date of this Agreement. Section 3.12(a) of the Company Disclosure Schedules lists, for each item of Company Registered Intellectual Property as of the date of this Agreement (A) the record owner of such item, (B) the jurisdictions in which such item has been issued or registered or filed, (C) the issuance, registration or application date, as applicable, for such item and (D) the issuance, registration or application number, as applicable, for such item.

(b)    As of the date of this Agreement, all necessary fees and filings with respect to any Patent constituting Company Registered Intellectual Property and any other Company Registered Intellectual Property have been timely submitted to the relevant intellectual property office or Governmental Authority and Internet domain name registrars to maintain such Patents and other Company Registered Intellectual Property in full force and effect, except, in each case, where the Company or any of its Subsidiaries has, in its reasonable business judgment, decided to cancel, abandon, allow to lapse or not renew any immaterial issuance, registration or application. As of the date of this Agreement, no issuance or registration obtained and no application filed by the Company or any of its Subsidiaries for any Intellectual Property has been cancelled, abandoned, allowed to lapse or not renewed, except where Company or its Subsidiaries have, in its reasonable business judgment, decided to cancel, abandon, allow to lapse or not renew any immaterial issuance, registration or application. As of the date of this Agreement, there are no Legal Proceedings pending that relate to any of the Company Registered Intellectual Property and, to the Company’s Knowledge, no such Legal Proceedings are threatened by any Governmental Authority or any other Person.

(c)    The Company and its Subsidiaries exclusively own all right, title and interest in and to all material Company Owned Intellectual Property, free and clear of all Liens or obligations to others (other than Permitted Liens). For all Patents owned or purported to be owned by the Company or its Subsidiaries, each inventor on the Patent has presently assigned their rights to the Company or its Subsidiaries. None of the Company nor any of its Subsidiaries has (i) transferred ownership of, or granted any currently-effective (i.e., not terminated or expired), exclusive license with respect to, any Company Owned Intellectual Property to any other Person or (ii) granted any customer a currently-effective right to use any Company Product on anything other than a non-exclusive basis. Section 3.12(c)(i) of the Company Disclosure Schedule sets forth a list of all current (i.e., not terminated or expired) Contracts for Company Licensed Intellectual Property as of the date of this Agreement pursuant to which the Company or its Subsidiaries have been granted any license or covenant not to sue under, or otherwise has received or acquired any right (whether or not exercisable) or interest in, such Company Licensed Intellectual Property, other than any of the following entered into in the Ordinary Course of Business (the “Non-Scheduled Contracts”): (A) Contracts for Off-the-Shelf Software, (B) Open Source Licenses, (C) non-disclosure agreements and materials transfer Contracts providing for non-disclosure and non-

use of trade secrets and confidential information, provided that such Contract does not include any assignment of, or grant of any express license, covenant, or other right or immunity of any kind under, any Intellectual Property (other than the right to use such confidential information or trade secrets for the purposes set forth in such non-disclosure or materials transfer Contract) or any other material terms relating to Intellectual Property (other than non-disclosure or non-use obligations); (D) Contracts with licenses granted by employees, individual consultants or individual contractors of the Company or any of its Subsidiaries to the Company or any of its Subsidiaries that do not materially differ from the Company’s or its Subsidiaries’ form therefor that has been made available to Parent; and (E) Contracts containing a license to the Company only for Company Licensed Intellectual Property that is not material to the conduct of the business of the Company or its Subsidiaries and is not used in any Company Product. The Company and its Subsidiaries, as applicable, has valid rights under all of its Contracts for Company Licensed Intellectual Property to use, sell, license and otherwise exploit, as the case may be, all Company Licensed Intellectual Property licensed pursuant to such Contracts as the same is currently used, sold, licensed and otherwise exploited by the Company or any of its Subsidiaries, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. Section 3.12(c)(ii) of the Company Disclosure Schedule sets forth a list of all Contracts pursuant to which the Company or any of its Subsidiaries has expressly granted any license or covenant not to sue under, or otherwise has granted any right or interest in, any Company Owned Intellectual Property, other than any of the following entered into in the Ordinary Course of Business: (x) materials transfer Contracts under which the counterparty is granted only a non-exclusive license under Company Owned Intellectual Property embodied by the materials provided by the Company under such agreement to use such materials for a specified research or development project and pursuant to which (1) the Company would own any improvements made to such Company Owned Intellectual Property and (2) the counterparty does not receive any rights to offer for sale, sell or otherwise commercialize any products or services using any Company Owned Intellectual Property, (y) Contracts with service providers of the Company or its Subsidiaries under which the counterparty is granted only a non-exclusive license to use Company Owed Intellectual Property for the purpose of performing services for the Company and the Company is assigned ownership of any Intellectual Property arising out of such services; and (z) Contracts under which the counterparty is granted only a non-exclusive license under non-Patent Company Owned Intellectual Property that is incidental to the main purpose of the Contract. Each Contract described in this Section 3.12(c) is valid, binding, and in full force and effect, and neither the Company nor any of its Subsidiaries, nor to the Knowledge of the Company any other party to any such Contract, has breached any provision thereof in any material respect. The Company has made available to Parent complete and accurate copies of all such Contracts. None of the Company nor any of its Subsidiaries has received written notice, or to the Company’s Knowledge oral notice, that any party to such Contract intends to cancel, terminate or refuse to renew (if renewable) any such Contract, or to exercise or decline to exercise any option or right thereunder.

(d)    The Company Owned Intellectual Property and the Company Licensed Intellectual Property, to the Company’s Knowledge, constitute all of the Intellectual Property used or held for use by the Company or its Subsidiaries in the operation of their respective businesses, and all Intellectual Property necessary and sufficient to enable the Company and its Subsidiaries to conduct their respective businesses as currently conducted in all material respects. The Company Registered Intellectual Property (other than Company Registered Intellectual Property that has been applied for but not issued as registered), to the Company’s Knowledge, is valid and enforceable, and, to the Company’s Knowledge, all of the Company’s and its Subsidiaries’ rights in and to the Company Registered Intellectual Property, the Company Owned Intellectual Property and the Company Licensed Intellectual Property, are valid and enforceable (in each case, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

(e)    Each of the Company’s and its Subsidiaries’ employees, consultants, advisors and independent contractors who have had access to any trade secrets or confidential information held by the Company or any of its Subsidiaries (including trade secrets or confidential information of any third Person that have been disclosed to the Company or any of its Subsidiaries pursuant to any duty of confidentiality) have agreed to maintain and protect such trade secrets and confidential information, including by not disclosing the same to third Persons or using the same for any purpose other than as authorized by the Company. Each of the Company’s and its Subsidiaries’ employees, consultants, advisors and independent contractors who independently or jointly contributed to or otherwise participated in the authorship, invention, creation, improvement, modification or development of any material Company Owned Intellectual Property (each such Person, a “Creator”) have assigned or have agreed to a present assignment to the Company or any of its Subsidiaries all Intellectual Property Rights authored, invented, created, improved, modified or developed by such Person in the course of such Creator’s employment or other engagement with the Company or any of its Subsidiaries, other than such Intellectual Property Rights that cannot be assigned under applicable Law.

(f)    Each of the Company and its Subsidiaries takes reasonable steps to safeguard and maintain the secrecy of any trade secrets, know-how and other confidential information owned by the Company or its Subsidiaries that the Company or its Subsidiaries, as applicable, desires to maintain as confidential. Without limiting the foregoing, the Company and its Subsidiaries have not disclosed any material trade secrets, know-how or confidential information that the Company or its Subsidiaries, as applicable, desired to maintain as confidential to any other Person unless such disclosure was under an appropriate contractual, fiduciary or professional non-disclosure obligations. To the Company’s Knowledge, in the prior three years, there has been no violation or unauthorized access to or disclosure of any trade secrets, know-how or confidential information of or in the possession the Company or its Subsidiaries, or of any written obligations with respect to such.

(g)    Except as set forth in Section 3.12(g) of the Company Disclosure Schedule, no funding or support from a Governmental Authority, nor any funding, support or facilities of a university, college, other educational institution, research center or other nonprofit organization was used in the development of any Company Owned Intellectual Property. Except as set forth in Section 3.12(g) of the Company Disclosure Schedule, no Patent or other Intellectual Property that is Company Owned Intellectual Property has been, or is required to be, disclosed or contributed by the Company or any of its Subsidiaries to any industry standards bodies, patent pools, standard setting organization, organization managing a de facto industry standard, or similar organizations (“Standards Organizations”), or is subject to any commitment by the Company or any of its Subsidiaries to a Standards Organization. Neither the Company nor any of its Subsidiaries is a founder, member or promoter of, or a contributor to, any Standards Organization.

(h)    None of the Company Owned Intellectual Property and, to the Company’s Knowledge, none of the Company Licensed Intellectual Property is subject to any outstanding Order that restricts in any manner the use, sale, transfer, licensing or exploitation thereof by the Company or its Subsidiaries or affects the validity, use or enforceability of any such Company Owned Intellectual Property.

(i)    To the Company’s Knowledge, neither the conduct of the business of the Company or its Subsidiaries nor any of the Company Products offered, marketed, licensed, provided, sold, distributed or otherwise exploited by the Company or its Subsidiaries nor the design, development, manufacturing, reproduction, use, marketing, offer for sale, sale, importation, exportation, distribution, maintenance or other exploitation of any Company Product as authorized by the Company or its Subsidiaries infringes, constitutes or results from an unauthorized use or misappropriation of or otherwise violates any Intellectual Property of any other Person, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

(j)    In the prior three years, there is no Legal Proceeding pending nor has the Company or its Subsidiaries received any written communications or, to the Company’s Knowledge, any other communications (i) alleging that the Company or its Subsidiaries has infringed, misappropriated or otherwise violated any Intellectual Property Rights of any other Person, (ii) challenging the validity, enforceability, use or exclusive ownership of any Company Owned Intellectual Property or (iii) inviting the Company or its Subsidiaries to take a license under any Patent or consider the applicability of any Patents to any products or services of the Company or its Subsidiaries or to the conduct of the business of the Company and its Subsidiaries.

(k)    To the Company’s Knowledge, no Person is infringing, misappropriating, misusing, diluting or violating any Company Owned Intellectual Property. In the prior six years, none of the Company or any of its Subsidiaries has made any written claim against any Person alleging any infringement, misappropriation or other violation of any Company Owned Intellectual Property.

(l)    To the Company’s Knowledge, the Company and its Subsidiaries have obtained, possess and are in compliance with valid licenses to use all of the Software present on the computers and other Software-enabled electronic devices that they own or lease or that is otherwise used by the Company and its Subsidiaries or its employees in connection with the Company’s and its Subsidiaries’ business, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as whole. Neither the Company nor its Subsidiaries has disclosed or delivered to any escrow agent or any other Person, other than employees or contractors who are subject to confidentiality obligations, any of the confidential Software source code that is owned or purported to be owned by the Company, and no other Person has the right, contingent or otherwise, to obtain access to or use any such Software source code. To the Company’s Knowledge, no event has occurred that (with or without notice or lapse of time or both) will, or could reasonably be expected to, result in the delivery, license or disclosure of any confidential Software source code owned or purported to be owned by the Company to any Person who is not, as of the date the event occurs or circumstance or condition comes into existence, a current employee or contractor of the Company or its Subsidiaries subject to confidentiality obligations with respect thereto.

(m)    Neither the Company nor its Subsidiaries has accessed, used, modified, linked to, created derivative works from or incorporated any Open Source Material into or in connection with any proprietary Software that constitutes a product or service offered by the Company or its Subsidiaries or that otherwise has been, or is intended to be, made available in any manner to any Person other than employees and contractors of the Company or its Subsidiaries for their use on behalf of the Company and its Subsidiaries.

(n)    Except as set forth in Section 3.12(n) of the Company Disclosure Schedule, neither the execution, delivery or performance of this Agreement nor the consummation of any of the transactions contemplated hereby will, pursuant to a Contract to which the Company or any of its Subsidiaries is a party or otherwise bound: (i) result in the Company, any of its Subsidiaries or Parent granting, assigning or transferring to any other person any license or other right or interest under, to or in any Intellectual Property or Company Products that would not be granted, assigned or transferred in the absence of this Agreement and the transactions contemplated hereby; (ii) require the consent of any other person in respect of the Company’s and its Subsidiaries’ rights to continue to own or use any Company Intellectual Property that it would have had rights to own or use in the absence of this Agreement and the transactions contemplated hereby; (iii) impair the right of the Company or any of its Subsidiaries, or cause the Company or any of its Subsidiaries to lose any rights, to exploit any Company Intellectual Property that it would have had rights to exploit in the absence of this Agreement and the transactions contemplated hereby; (iv) result in the Company, any of its Subsidiaries or Parent being bound by, or subject to, any non-compete or other restriction on the operation or scope of its business that it would not be bound by or subject to in the absence of this Agreement and the transactions contemplated hereby; or (v) result in the Company or any of its Subsidiaries being obligated to pay (or increase the amount of) any royalties or other amounts to any person that it would not be obligated to pay in the absence of this Agreement and the transactions contemplated hereby.

3.13    Material Contracts.

(a)    Section 3.13(a) of the Company Disclosure Schedule contains a listing of all Contracts described in clauses (i) through (xiii) below to which, as of the date of this Agreement, the Company or its Subsidiaries is a party or by which they are bound, other than a Company Benefit Plan, and that are not expired or have not been terminated and not including any Contracts pursuant to which the Company has with no material outstanding or executory obligations or Liabilities (such Contracts as are required to be set forth on Section 3.13(a) of the Company Disclosure Schedule, the “Material Contracts”). True, correct and complete copies of the Contracts listed on Section 3.13(a) of the Company Disclosure Schedule have previously been made available to Parent or its agents or representatives, together with all amendments thereto):

(i)    any Contract relating to Indebtedness for borrowed money of the Company or its Subsidiaries or to the placing of a Lien (other than a Permitted Lien) on any material assets or properties of the Company or its Subsidiaries;

(ii)    any Contract under which the Company or its Subsidiaries is lessee of or holds or operates, in each case, any tangible property (other than real property), owned by any other Person, except for any lease or agreement under which the aggregate annual rental payments do not exceed $500,000;

(iii)    any Contract under which the Company or its Subsidiaries is lessor of or permits any third party to hold or operate, in each case, any tangible property (other than real property), owned or controlled by the Company or its Subsidiaries, except for any lease or agreement under which the aggregate annual rental payments do not exceed $200,000;

(iv)    any (A) joint venture, profit-sharing, partnership, collaboration, co-promotion, commercialization or research or development Contract, or similar Contract, in each case, which requires, or would reasonably be expected to require (based on any occurrence, development, activity or event contemplated by such Contract), aggregate payments to or from the Company or its Subsidiaries in excess of $1,000,000 over the life of the Contract or (B) other Contract with respect to material Company Licensed Intellectual Property (other than any Non-Scheduled Contracts);

(v)    any Contract that (A) limits or purports to limit, in any material respect, the freedom of the Company or its Subsidiaries to engage or compete in any line of business or with any Person or in any area or that would so limit or purport to limit, in any material respect, the operations of Parent or any of its Affiliates after the Closing, (B) contains any exclusivity, “most favored nation” or similar provisions, obligations or restrictions or (C) contains any other provisions restricting or purporting to restrict the ability of the Company or its Subsidiaries to sell, manufacture, develop, commercialize, test or research products, directly or indirectly through third parties, or to solicit any potential employee or customer, in each case, in any material respect or that would so limit or purports to limit, in any material respect, Parent or any of its Affiliates after the Closing;

(vi)    any Contract requiring any future capital commitment or capital expenditure (or series of capital expenditures) by the Company or its Subsidiaries in an amount in excess of (A) $300,000 annually or (B) $1,000,000 over the life of the agreement;

(vii)    any Contract requiring the Company or its Subsidiaries to guarantee the Liabilities of any Person (other than the Company or a Subsidiary) or pursuant to which any Person (other than the Company or a Subsidiary) has guaranteed the Liabilities of a the Company or a Subsidiary, in each case in excess of $200,000;

(viii)    any Contract under which the Company or its Subsidiaries has, directly or indirectly, made or agreed to make any loan, advance, or assignment of payment to any Person outside of the Ordinary Course of Business or, individually or in the aggregate, in an amount in excess of $200,000 or made any capital contribution to, or other investment in, any Person;

(ix)    any Contract required to be disclosed on Section 3.19 of the Company Disclosure Schedule;

(x)    any Contract with any Person (A) pursuant to which the Company or its Subsidiaries (or Parent or any of its Affiliates after the Closing) is or may be required to pay milestones, royalties or other contingent payments based on any research, testing, development, regulatory filings or approval, sale, distribution, commercial manufacture or other similar occurrences, developments, activities or events or (B) under which the Company or its Subsidiaries grants to any Person any right of first refusal, right of first negotiation, option to purchase, option to license or any other similar rights with respect to any material Company Product or any material Intellectual Property;

(xi)    any Contract for the disposition of any portion of the assets or business of the Company or its Subsidiaries or for the acquisition by the Company or its Subsidiaries of the assets or business of any other Person (other than acquisitions or dispositions made in the Ordinary Course of Business), or under which the Company or its Subsidiaries has any continuing obligation with respect to an “earn-out,” contingent purchase price or other contingent or deferred payment obligation;

(xii)    any settlement, conciliation or similar Contract (A) requiring monetary payments by the Company or its Subsidiaries after the date of this Agreement, (B) with a Governmental Authority or (C) that imposes any material, non-monetary obligations on the Company or its Subsidiaries (or Parent or any of its Affiliates after the Closing); and

(xiii)    each collective bargaining agreement or other Contract with the Company or its Subsidiaries, on the one hand, and any labor union, labor organization or works council representing employees of the Company or its Subsidiaries, on the other hand;

(xiv)    any Contract with the Company or its Subsidiaries, on the one hand, and any officer, director, manager, stockholder, member of an Affiliate of the Company or its Subsidiaries or any of their respective Affiliates (excluding employee confidentiality and invention assignment agreements, equity or incentive equity documents, Company Organizational Documents, employment agreements, indemnification agreements, and offer letters for at-will employment);

(xv)     any employment, consulting, bonus, commissions or any other compensation Contract with an employee or individual consultant or independent contractor, involving aggregate payments of more than $500,000 per year;

(xvi)    any employment or consulting Contract with severance, change in control, retention or similar arrangements, that will result in any obligation (absolute or contingent) of the Company or any of its Subsidiaries to make any payment or incur any Liability as a result of the consummation of the transactions contemplated by this Agreement, termination of employment or both; and

(xvii)    any other Contract the performance of which requires either (A) annual payments to or from the Company or its Subsidiaries in excess of $300,000 or (B) aggregate payments to or from the Company or its Subsidiaries in excess of $1,500,000 over the life of the agreement and, in each case, that is not terminable by the applicable the Company or its Subsidiaries without penalty upon less than thirty (30) days’ prior written notice.

(b)    (i) Each Material Contract is valid and binding on the Company or its Subsidiaries, as applicable, to the Company’s Knowledge, the counterparties thereto, and is in full force and effect and enforceable in accordance with its terms against the Company or its Subsidiaries and, to the Company’s Knowledge, the counterparties thereto (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity), (ii) the Company or its Subsidiaries and, to the Company’s Knowledge, the counterparties thereto are not in material breach of, or default under, any Material Contract and (iii) no event has occurred that (with or without due notice or lapse of time or both) would result in a material breach of, or default under, any Material Contract by the Company or its Subsidiaries or, to the Company’s Knowledge, the counterparties thereto. The Company has made available to Parent true and complete copies of all Material Contracts in effect as of the date hereof (other than purchase orders, invoices, and similar confirmatory or administrative documents that are ancillary to the main contractual relationship between the parties to a particular Contract or group of Contracts and that, in each case, do not contain any material executory or continuing terms, conditions, obligations or rights).

3.14    Company Benefit Plan.

(a)    Section 3.14(a) of the Company Disclosure Schedule sets forth a true and complete list of all material Company Benefit Plans, including each and every Company Benefit Plan subject to Employee Retirement Income Security Act of 1974, as amended (“ERISA”). With respect to each material Company Benefit Plan, the Company or its Subsidiaries have made available to Parent (1) correct and complete copies of all documents embodying such Company Benefit Plan, including (without limitation) all amendments thereto, and all related trust documents, (2) a written description of any Company Benefit Plan that is not set forth in a written document, (3) the most recent summary plan description together with the summary or summaries of material modifications thereto, if any, (4) all IRS or Department of Labor (“DOL”) determination, opinion, notification and advisory letters, (5) the three most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, (6) all material correspondence to or from any Governmental Authority received in the last three years, (7) all nondiscrimination tests for the most recent three plan years, and (8) all material written agreements and contracts currently in effect, including (without limitation) administrative service agreements, group annuity contracts, and group insurance contracts.

(b)    Each Company Benefit Plan has been maintained, operated and administered in all material respects in compliance with applicable Laws and with the terms of such Company Benefit Plan.

(c)    None of the Company or its Subsidiaries or any of their respective current or former ERISA Affiliates currently or ever in the past maintained, sponsored, contributed to or was required to contribute to: (i) a “multiemployer plan” (as defined in Section 3(37) of ERISA); (ii) a “defined benefit plan” (as defined in Section 3(35) of ERISA, whether or not subject to ERISA) or a plan that is or was subject to Title IV of ERISA or Section 412 of the Code; (iii) a plan described in Section 413 of the Code or Section 210 of ERISA; (iv) a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA; or (v) a plan maintained in connection with any trust described in Section 501(c)(9) of the Code. The term “ERISA Affiliate” means any Person that, together with the Company or any of its Subsidiaries, would be deemed a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.

(d)    None of the Company or its Subsidiaries has any material Liabilities to provide any retiree or post-termination or post-ownership health or life insurance, death benefits or other welfare-type benefits to any Person other than health continuation coverage pursuant to

Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code and any similar state Law and for which the recipient pays the full premium cost of coverage. None of the Company or its Subsidiaries has any material Liabilities by reason of at any relevant time being considered a single employer under Section 4001(b)(1) of ERISA or Section 414 of the Code with any other Person.

(e)    Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code has timely received a currently effective favorable determination or opinion or advisory letter from the IRS. To the Knowledge of the Company, there are no facts or circumstances that would be reasonably likely to adversely affect the qualified status for any such Company Benefit Plan.

(f)    None of the Company or its Subsidiaries has incurred (whether or not assessed) any material penalty or Tax under Sections 4971 through 4980H, 6721 or 6722 of the Code or Title I of ERISA.

(g)    The Company and its Subsidiaries have complied with all applicable health care continuation requirements in Section 4980B of the Code and in ERISA, and the provisions of the Patient Protection and Affordable Care Act.

(h)    Each Company Benefit Plan that constitutes in any part a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) subject to Section 409A of the Code has been operated and administered in all material respects in operational compliance with, and is in all material respects in documentary compliance with, Section 409A of the Code and its purpose, and no amount under any such plan, agreement or arrangement is or has been subject to the interest and additional Tax set forth under Section 409A(a)(1)(B) of the Code.

(i)    There are no pending or, to the Company’s Knowledge, threatened in writing, claims or Legal Proceedings with respect to any Company Benefit Plan (other than routine claims for benefits) or the assets or any fiduciary thereof (in that Person’s capacity as a fiduciary of such Company Benefit Plan). There are no audits, inquiries or proceedings pending or, to the Company’s Knowledge, threatened by the IRS, DOL, or other Governmental Authority with respect to any Company Benefit Plan.

(j)    There have been no “prohibited transactions” within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA and no breaches of fiduciary duty (as determined under ERISA) with respect to any Company Benefit Plan.

(k)    With respect to each Company Benefit Plan, all contributions, reserves, distributions, reimbursements and premium payments that are required to have been timely made or accrued, or that are due, as of the date hereof have been timely made or accrued.

(l)    Except as set forth on Section 3.14(l) of the Company Disclosure Schedules, the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement will not materially (alone or in combination with any other event) (i) result in any payment or benefit (including any Company Change of Control Payment) becoming due to or result in the forgiveness of any Indebtedness of any current or former director, manager, officer, employee, individual independent contractor or other service providers of the Company or its Subsidiaries, (ii) increase the amount or value of any compensation or benefits payable to any current or former director, manager, officer, employee, individual independent contractor or other service providers of the Company or its Subsidiaries or (iii) result in the acceleration of the time of payment or vesting, or trigger any payment or funding of any compensation or benefits to any current or former director, manager, officer, employee, individual independent contractor or other service providers of any of the Company or its Subsidiaries.

(m)    No amount that will be received (whether in cash or property or the vesting of property) by any “disqualified individual” of the Company or its Subsidiaries under any Company Benefit Plan or otherwise as a result of the consummation of the transactions contemplated by this Agreement will, separately or in the aggregate, be nondeductible by the Company or its Subsidiaries under Section 280G of the Code or subject such “disqualified individual” to an excise Tax therefor under Section 4999 of the Code.

(n)    The Company has no obligation to make a “gross-up” or similar payment in respect of any Taxes that may become payable under Section 4999 or 409A of the Code.

(o)    Neither the Company nor its Subsidiaries maintain any Company Benefit Plan maintained for employees, officers, directors or other individual service providers located outside of the United States.

3.15    Labor.

(a)    The Company has provided to Parent a correct and complete list of each current employee and individual independent contractor or consultant of the Company and its Subsidiaries, showing their start dates, positions, salaries (or, as applicable, hourly wage rates or consulting fees), commissions, bonus arrangements, status as full-time or part-time, status as exempt or non-exempt from applicable Law with respect to overtime compensation, annual vacation or paid time off accrual rate, accrued and unused vacation days or paid time off as of the Agreement Date, leave of absence status (including type of leave, start date of leave and anticipated return to work date), and visa status.

(b)    In the prior three years, except as has not and would not reasonably be expected to result in, individually or in the aggregate, material Liability to the Company or its Subsidiaries, (i) none of the Company or its Subsidiaries (A) has or has had any Liability for any arrears of wages or other compensation for services (including salaries, wage premiums, commissions, fees or bonuses), or any penalties, fines, interest, or other sums for failure to pay or delinquency in paying such compensation, or (B) has or has had any Liability for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority with respect to unemployment compensation benefits, social security, social insurances or other benefits or obligations for any employees of the Company or its Subsidiaries (other than routine payments to be made in the normal course of business and consistent with past practice); and (ii) the Company and each of its Subsidiaries have withheld all amounts required by applicable Law or by agreement to be withheld from wages, salaries and other payments to employees or independent contractors or other service providers of the Company or its Subsidiaries.

(c)    Except as set forth on Section 3.15(c) of the Company Disclosure Schedule, the Company and its Subsidiaries are in compliance in all material respects with all applicable Laws relating to employment or labor, including those related to hiring, background checks, wages, pay equity, hours, collective bargaining and labor relations, classification of independent contractors and employees, equal opportunity, document retention, notice, plant closing and mass layoff, health and safety, employment eligibility verification, immigration, child labor, discrimination, harassment, retaliation, accommodations, disability rights or benefits, affirmative action, workers’ compensation, unemployment insurance, employment and reemployment rights of members of the uniformed services, secondment and employee leave issues.

(d)    There are, and for the prior three years have been, no pending or to the Company’s Knowledge, threatened Legal Proceedings against the Company or any of its Subsidiaries before any Governmental Authority, arbitrator or arbitral forum regarding: (i) any alleged violation of any applicable Law with respect to discrimination or harassment on the basis of any protected status under any federal, provincial, state or local applicable Law, (ii) any alleged violation of Title VII of the 1964 Civil Rights Act, as amended, the Age Discrimination in Employment Act, as amended, the Americans with Disabilities Act, the Family Medical Leave Act, or any analogous federal, provincial, state or local applicable Law, (iii) any allegation or claim arising out of Executive Order 11246 or any other applicable order relating to governmental contractors or state contractors, or (iv) any alleged violation of any other applicable Laws with respect to wages, hours, employment practices, terms and conditions of employment, discrimination, harassment, retaliation, immigration, background checks, occupational safety and health, or privacy.

(e)    In the prior three years, there has been no “mass layoff” or “plant closing” as defined by the Worker Adjustment Retraining and Notification Act of 1988, as well as similar foreign, state or local Laws (“WARN”), related to the Company or its Subsidiaries, and neither the Company nor its Subsidiaries have not incurred any material Liability under WARN nor are they reasonably expected to incur any Liability under WARN as a result of the transactions contemplated by this Agreement.

(f)    None of the Company or its Subsidiaries is a party to or bound by any collective bargaining agreement or other Contract with any labor union, labor organization, or works council (“CBA”), and no employees of the Company or its Subsidiaries are represented by any labor union, labor organization, works council, employee delegate, representative or other employee collective group with respect to their employment. There is no duty on the part of the Company or its Subsidiaries to bargain with any labor union, labor organization, works council, employee delegate, representative or other employee collective group, including in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby or thereby. In the prior three years, there has been no actual or, to the Company’s Knowledge, threatened material unfair labor practice charges, material grievances, arbitrations, strikes, lockouts, work stoppages, slowdowns, picketing, handbilling or other material labor disputes against or affecting the Company or its Subsidiaries. To the Company’s Knowledge, in the prior three years, there have been no labor organizing activities with respect to any employees of the Company or its Subsidiaries.

(g)    No employee layoff, facility closure or shutdown (whether voluntary or by Order), reduction-in-force, furlough, temporary layoff, material work schedule change or reduction in hours, or reduction in salary or wages, or other workforce changes affecting employees of the Company or its Subsidiaries has occurred in the prior three years or, as of the date of this Agreement, is currently contemplated, planned or announced, including as a result of any COVID-19 Measure. As of the date of this Agreement, none of the Company or its Subsidiaries have otherwise experienced any material employment-related liability with respect to or arising out any COVID-19 Measures.

3.16    Litigation. There is (and since February 3, 2022 there has been) no Legal Proceeding, by any counterparty not a party hereto, pending or, to the Company’s Knowledge, threatened against or involving the Company or its Subsidiaries or, to the Company’s Knowledge, pending or threatened against or involving the Company’s or its Subsidiaries’ managers, officers, directors or employees (in their capacity as such), that, if adversely decided or resolved, has been or would reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. None of the Company or its Subsidiaries or any of their respective properties or assets is subject to any material Order. From February 3, 2022 through the date hereof, there have been no material Legal Proceedings by the Company or its Subsidiaries pending against any other Person.

3.17    Compliance with Applicable Laws.

(a)    Each of the Company and its Subsidiaries (a) conducts (and, during the prior three years, has conducted) its business in accordance with all Laws and Orders applicable to the Company or its Subsidiaries and is not in violation of any such Law or Order and (b) as of the date of this Agreement, has not received any written communications or, to the Company’s Knowledge, any other communications from a Governmental Authority that alleges that the Company or its Subsidiaries is not in compliance with any Law or Order, except in each case of clauses (a) and (b), as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

3.18    Insurance. Section 3.18 of the Company Disclosure Schedule sets forth a list of all material policies of fire, liability, workers’ compensation, property, casualty and other forms of insurance owned or held by the Company or its Subsidiaries as of the date of this Agreement. All such policies are in full force and effect, all premiums due and payable thereon as of the date of this Agreement have been paid in full as of the date of this Agreement, and true and complete copies of all such policies have been made available to Parent. As of the date of this Agreement, no claim by the Company or its Subsidiaries is pending under any such policies as to which coverage has been denied or disputed, or rights reserved to do so, by the underwriters thereof, except as would not have a Company Material Adverse Effect.

3.19    Related Party Transactions. Section 3.19 of the Company Disclosure Schedule sets forth all Contracts between (a) the Company or any of its Subsidiaries, on the one hand, and (b) any employee, officer, director, equityholder or Affiliate of any of the Company or its Subsidiaries or any spouse, child or member of the same household of any officer, director or employee of any of any of the Company or its Subsidiaries or any Affiliate of any of the Company or its Subsidiaries, on the other hand (each Person identified in this clause (b), a “Company Affiliated Party”), other than (i) Contracts with respect to a Company Affiliated Party’s status as an employee (including Company Benefit Plans and other ordinary course compensation) entered into in the Ordinary Course of Business and (ii) Contracts entered into after the date of this

Agreement that are either permitted pursuant to Section 5.1(a) or entered into in accordance with Section 5.1(a), (iii) Contracts with respect to a Company stockholder’s or a holder of Company Options status as a holder of Company Capital Stock, and (iv) customary director and officer indemnification agreements that have been made available to Parent. No Company Affiliated Party (A) owns any material interest in any material asset or property used in the Company’s or its Subsidiaries’ business, or (B) possesses, directly or indirectly, any material financial interest in, or is a director or executive officer of, any Person which is a material supplier, vendor, partner, customer, lessor or other material business relation of the Company or its Subsidiaries. All Contracts, arrangements, understandings, interests and other matters that are required to be disclosed pursuant to this Section 3.19 (including, for the avoidance of doubt, pursuant to the second sentence of this Section 3.19) are referred to herein as “Company Affiliated Party Transactions.”

3.20    Customs & Trade Laws Compliance.

(a)    The Company, its Subsidiaries, their respective officers, directors, employees, and to the Company’s Knowledge, their other representatives and other Persons acting for or on behalf of any of the foregoing, are and have been in the prior three years in compliance with applicable Customs & Trade Laws. None of the Company or any of its Subsidiaries, any of their respective officers, directors or employees or, to the Company’s Knowledge, any of their other representatives, or any other Persons acting for or on behalf of any of the foregoing, is or has been, in the prior three years, (i) a Sanctions Person or Restricted Person; (ii) located, organized or resident in a Sanctioned Country; (iii) an entity owned, directly or indirectly, by one or more Persons described in clause (i) or (ii); or (iv) otherwise engaging in dealings with or for the benefit of any Person described in clauses (i) through (iii) or any country or territory which is or has, in the prior three years, been a Sanctioned Country.

(b)    None of the Company or any of its Subsidiaries, any of their respective officers, directors or employees or, to the Company’s Knowledge, any of their other representatives, or any other Persons acting for or on behalf of any of the foregoing has (i) made, offered, promised, paid or received any unlawful bribes, kickbacks or other similar payments to or from any Person, (ii) made or paid any contributions, directly or indirectly, to a domestic or foreign political party or candidate or (iii) otherwise made, offered, received, authorized, promised or paid any improper payment in violation of any Anti-Bribery Laws.

(c)    To the Company’s Knowledge, as of the date hereof, there are no current or pending internal investigations, third-party investigations (including by any Governmental Authority), or internal or external audits that address any material allegations or information concerning possible material violations of the Customs & Trade Laws or Anti-Bribery Laws applicable to the Company or any of the Company’s Subsidiaries.

3.21    Brokers and Financial Advisors. No broker, finder, investment banker or other Person, other than the Company Financial Advisor, is entitled to any brokerage, finder’s or other similar fee or commission in connection with the Merger Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

3.22    Regulatory Compliance.

(a)    No Company Products are or have been classified by the FDA as medical devices, biologics or pharmaceuticals or are or have been otherwise regulated by the FDA or any other Governmental Authority under the Public Health Laws or any other comparable Laws that require any premarket authorization, clearance, or approval for any Company Product before commercialization or that classify medical devices, biologics, or pharmaceuticals as exempt from premarket authorization, clearance, or approval. Neither the FDA nor any other Governmental Authority has provided written or verbal notice to the Company or its Subsidiaries that the Company Products may be subject to such Laws by FDA nor any other Governmental Authority regulation under any Public Health Laws or any other comparable Laws.

(b)    In the prior three years, none of the Company or its Subsidiaries have held any Regulatory Permits and no such Regulatory Permits are or have been required and necessary for the Company or its Subsidiaries to conduct their respective businesses as currently conducted. To the Company’s Knowledge, no Governmental Authority has informed the Company that a Regulatory Permit is required for the Company or its Subsidiaries to conduct their respective businesses as currently conducted.

(c)    There is (and in the prior three years there has been) no Legal Proceeding pending or, to the Company’s Knowledge, threatened against or involving the Company or its Subsidiaries related to compliance with Public Health Laws. The Company and its Subsidiaries do not have, and, in the prior three years, have not had, any Liabilities for failure to comply with any Public Health Laws.

(d)    In the prior three years none of the Company or its Subsidiaries has undergone, or is currently undergoing, any inspection related to any Company Product or any other Governmental Authority investigation under any Public Health Law.

3.23    Suppliers. Section 3.23 of the Company Disclosure Schedule sets forth the top ten (10) suppliers/service providers of the Company for the fiscal years ended December 31, 2021 and December 31, 2022 (determined on the basis of payments to such vendors/suppliers) (each, a “Material Supplier”). Other than in the Ordinary Course of Business, no Material Supplier has terminated, or given written notice that it intends to terminate, any of its business relationship with the Company or its Subsidiaries. There has been no material dispute or controversy or, to the Company’s Knowledge, threatened dispute or controversy, between the Company or any of its Subsidiaries, on the one hand, and any such Material Supplier, on the other hand.

3.24    Privacy and Data Security.

(a)    In the prior three (3) years, the Company and its Subsidiaries have been in compliance with Privacy Laws, and in all material respects with (i) Contracts (or portions thereof) between the Company or its Subsidiaries and other Persons relating to Personal Data and (ii) applicable written policies, public statements and other public representations relating to the Processing of Personal Data, inclusive of all disclosures required by applicable Privacy Laws (“Privacy and Data Security Policies,” and together with Privacy Laws and such Contracts, “Privacy Commitments”). The execution, delivery and performance by the Company of this Agreement to which the Company is or will be a party, and the consummation of the transactions contemplated hereby or thereby, are not reasonably expected to, directly or indirectly, result in a violation of any Privacy Commitments that would be materially adverse to the Company and its Subsidiaries, taken as a whole.

(b)    In the prior three (3) years, the Privacy and Data Security Policies have at all times been maintained and made available to individuals in accordance with reasonable industry practices and as required by Privacy Laws, are accurate and complete and are not misleading or deceptive (including by omission). The practices of the Company or its Subsidiaries with respect to the Processing of Personal Data conform in all material respects to the Privacy and Data Security Policies that govern such Personal Data.

(c)    There is (and in the prior three years there has been) no material Legal Proceeding pending or, to the Company’s knowledge, threatened against or involving the Company or its Subsidiaries initiated by any Person (including (i) the Federal Trade Commission, any state attorney general or similar state official, (ii) any other Governmental authority, foreign or domestic or (iii) any regulatory or self-regulatory entity) alleging that any Processing of Personal Data by or on behalf of the Company or its Subsidiaries is or was in violation of any Privacy Commitments. To the Company’s Knowledge, there are no facts, circumstances or conditions that would reasonably be expected to form the basis for any proceeding for any potential violation of any Privacy Commitments.

(d)    In the prior three (3) years, (i) there has been no unauthorized access to, or unauthorized use, disclosure, or Processing of Personal Data in the possession or control of the Company or its Subsidiaries or any of its contractors with regard to any Personal Data obtained from or on behalf of the Company or its Subsidiaries (“Security Incident”), (ii) there have been no unauthorized intrusions or breaches of security into any Company IT Systems, and (iii) none of the Company or any of its Subsidiaries has notified or been required to notify any Person of any (A) loss, theft or damage of, or (B) other unauthorized or unlawful access to, or use, disclosure or other Processing of, Personal Data, except, in each case of clauses (i), (ii), and (iii), as would not have a Company Material Adverse Effect. Each of the Company and its Subsidiaries has implemented commercially reasonable administrative, physical and technical safeguards, and ensures that its contractors processing Personal Data take such safeguards to protect the confidentiality, integrity and security of Personal Data against any Security Incident, including taking all reasonable steps to safeguard and back up Personal Data.

(e)    Each of the Company and its Subsidiaries owns or has a license or other right to use the Company IT Systems as necessary to operate the business of each the Company or its Subsidiaries as currently conducted. All Company IT Systems are (i) free from any defect, bug, virus or programming, design or documentation error and (ii) in sufficiently good working condition to effectively perform all information technology operations necessary for the operation of businesses of the Company and its Subsidiaries (except for ordinary wear and tear), except in each case of clauses (i) and (ii), as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. In the prior three years, there have not been any material failures, breakdowns or continued substandard performance of any Company IT Systems that have caused a material failure or disruption of the Company IT Systems other than routine failures or disruptions that have been remediated in the Ordinary Course of Business. In the past three (3) years, there have been no (except to the extent completely remediated), and to the Company’s Knowledge, there are no material security deficiencies or vulnerabilities in the Company IT Systems.

3.25    State Takeover Laws. Assuming the representations and warranties of Parent and Merger Sub contained in Section 4.4(c) are true and correct, the Company Board has approved this Agreement and the Merger Transactions as required to render inapplicable to this Agreement and the Merger Transactions the restrictions on “business combinations” set forth in section 203 of the DGCL or any other “moratorium,” “control share,” “fair price,” “takeover” or “interested stockholder” law (each, a “Takeover Law”).

3.26    Environmental Matters.

(a)    The Company and its Subsidiaries are now, and have been at all times, in material compliance with all Environmental Laws. None of the Company or any of its Subsidiaries has conducted any testing showing that any Company Product failed to comply with Environmental Laws, and to the Company’s Knowledge, no other Person has conducted testing showing such noncompliance.

(b)    The Company and its Subsidiaries have all Permits necessary for their business and operations that are required to comply in all material respects with all applicable Environmental Laws and the Company and its Subsidiaries are now and have at all times been in compliance with the terms and conditions of such Permits in all material respects. No Governmental Authority has ever denied the Company or its Subsidiaries a Permit for the use, development, or testing of any Company Product.

(c)    None of the Company or any of its Subsidiaries have received any written communication or, to the Company’s Knowledge, other communication from any Governmental Authority or any other Person regarding any actual, alleged, or potential material violation of, or material Liability under, any Environmental Laws, and there is no basis for the same.

(d)    There is (and, in the prior three years, there has been) no Legal Proceeding pending or, to the Company’s knowledge, threatened in writing against or involving the Company or any of its Subsidiaries in respect to any Environmental Laws.

(e)    The Company has not manufactured, Released, treated, stored, disposed of, arranged for disposal of, transported or handled, or exposed any Person to, any Hazardous Material, and no current or former property or facility is or has been contaminated by any Hazardous Material, except in material compliance with, and except as could not reasonably be expected to give rise to Liability under, applicable Environmental Laws.

(f)    The Company has made available to Parent copies of all material environmental assessments, audits, Permits, Permit applications, communications with regulators regarding Permits and Permit applications, and reports and all other material environmental, health and safety documents that are in the Company’s or its Subsidiaries’ possession or reasonable control relating to the current or former operations, properties or facilities of the Company and its Subsidiaries, as well as the Company Products.

3.27    Investigation; No Other Representations.

(a)    The Company, on its own behalf and on behalf of its representatives, acknowledges, represents, warrants and agrees that (i) it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition and operations of, Parent and Merger Sub and (ii) it has been furnished with or given access to such documents and information about Parent and Merger Sub and their respective businesses and operations as it and its representatives have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement and the Merger Transactions.

(b)    In entering into this Agreement, the Company has relied solely on its own investigation and analysis and the representations and warranties expressly set forth in Article IV and no other representations or warranties of Parent or Merger Sub or any other Person, either express or implied, and the Company, on its own behalf and on behalf of its representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in Article IV, none of Parent or Merger Sub or any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement and the Merger Transactions.

3.28    Opinion of Financial Advisor. The Special Committee has received the opinion of the Company Financial Advisor on or prior to the date of this Agreement to the effect that, as of the date of such opinion and based on and subject to various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken, the Offer Price to be received by the holders of Company Common Stock (other than Parent, Merger Sub, holders of Rollover Shares, holders of Dissenting Shares and their respective Affiliates) in the Merger Transactions, pursuant to this Agreement is fair, from a financial point of view, to such holders (other than Parent, Merger Sub, holders of Rollover Shares, holders of Dissenting Shares and their respective Affiliates). A copy of such written opinion shall be provided to Parent solely for informational purposes after receipt thereof by the Company.

3.29    No Rights Plan. There is no stockholder rights plan, “poison pill” anti-takeover plan or other similar device in effect to which the Company is a party or is otherwise bound.

3.30    Information Supplied. The information relating to the Company and its Subsidiaries, to the extent supplied by or on behalf the Company or its Subsidiaries, to be contained in, or incorporated by reference in, the Offer Documents, the Schedule 13E-3 (and any amendment or supplement thereto) and the Schedule 14D-9 (and any amendment or supplement thereto) will not, on the date the Offer Documents, the Schedule 13E-3 and the Schedule 14D-9 are first mailed to the holders of the Company Common Stock or on the date that the Offer is consummated, contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in light of the circumstances under which they were made, not false or misleading. The Schedule 14D-9 and the Schedule 13E-3 will comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. Notwithstanding the foregoing provisions of this Section 3.30, no representation or warranty is made by the Company with respect to information or statements made or incorporated by reference in the Offer Documents, the Schedule 13E-3 or the Schedule 14D-9, which information or statements were not supplied by or on behalf of the Company.

3.31    Exclusivity of Representations and Warranties. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO PARENT AND MERGER SUB OR ANY OF THEIR RESPECTIVE REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE III, NEITHER THE COMPANY NOR ANY OTHER PERSON MAKES, AND THE COMPANY EXPRESSLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE MERGER TRANSACTIONS, INCLUDING AS TO THE MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF THE COMPANY OR ITS SUBSIDIARIES THAT HAVE BEEN MADE AVAILABLE TO PARENT OR MERGER SUB OR ANY OF THEIR REPRESENTATIVES OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF THE COMPANY OR ITS SUBSIDIARIES BY THE MANAGEMENT OR ON BEHALF OF THE COMPANY OR OTHERS IN CONNECTION WITH THE MERGER TRANSACTIONS, AND NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR \WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY PARENT OR MERGER SUB OR ANY OF THEIR AFFILIATES OR REPRESENTATIVES IN EXECUTING, DELIVERING OR PERFORMING THIS AGREEMENT OR THE MERGER TRANSACTIONS. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN Article III, IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY OR ON BEHALF OF THE COMPANY OR ITS SUBSIDIARIES ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF THE COMPANY OR ANY OTHER PERSON, AND ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY PARENT OR MERGER SUB OR ANY OF THEIR AFFILIATES OR REPRESENTATIVES IN EXECUTING, DELIVERING OR PERFORMING THIS AGREEMENT AND THE MERGER TRANSACTIONS.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub, jointly and severally, represent and warrant to the Company that:

4.1    Organization and Power. Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, each of Parent and Merger Sub is duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as now conducted.

4.2    Corporate Authorization.

(a)    Each of Parent and Merger Sub has all necessary corporate power and authority to enter into this Agreement and to perform its obligations hereunder to consummate the Merger Transactions. The board of directors of Parent at a meeting duly called and held has adopted resolutions approving this Agreement and the Merger Transactions. The sole stockholder of Merger Sub has adopted or promptly after the date hereof will adopt resolutions adopting this Agreement. The board of directors of Merger Sub has unanimously: (i) approved this Agreement and the Merger Transactions and declared it advisable to enter into this Agreement and consummate the Merger Transactions and (ii) recommended that Merger Sub’s stockholder adopt this Agreement.

(b)    Subject to the adoption of this Agreement by Parent as the sole stockholder of Merger Sub, as provided in subsection (a) above, the execution, delivery and performance of this Agreement by each of Parent and Merger Sub and the consummation by each of Parent and Merger Sub of the Merger Transactions have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Sub.

(c)    Assuming due authorization, execution and delivery hereof by the other parties hereto, this Agreement constitutes a legal, valid and binding agreement of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to (i) any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws of general applicability affecting or relating to creditors’ rights generally and (ii) general principles of equity, whether considered in a proceeding at law or in equity.

4.3    Governmental Authorizations; Non-Contravention.

(a)    Assuming that the representations and warranties of the Company contained in Section 3.4 are true and correct, the execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Merger Transactions do not and will not require any Governmental Authorization, other than:

(i)    the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and of appropriate documents with the relevant authorities of other jurisdictions in which the Company or any of its Subsidiaries is qualified to do business;

(ii)    any filings and reports that may be required in connection with this Agreement and the Merger Transactions either with the SEC or under state securities Laws or “blue sky” Laws;

(iii)    compliance with the Nasdaq rules and regulations; and

(iv)    where the failure to obtain such Governmental Authorization would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(b)    The execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Merger Transactions do not and will not (i) contravene or conflict with, or result in any violation or breach of, any provision of the organizational documents of Parent or Merger Sub or (ii) assuming that all Governmental Authorizations described in Section 4.3(a) have been obtained or made prior to the Acceptance Time or the Effective Time, as applicable (x) contravene or conflict with, or result in any violation or breach of, any Law applicable to Parent or any of its Subsidiaries or by which any assets of Parent or any of its Subsidiaries (“Parent Assets”) are bound or (y) result in any violation or breach of, or constitute a default under, or entitle any party to terminate, accelerate or adversely modify, or result in the creation of any Lien under (in each case with or without notice or lapse of time or both), any Contracts to which Parent, Merger Sub or any of their respective Subsidiaries is a party or by which any Parent Assets are bound, other than in the case of clause (b) of this Section 4.3 as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

4.4    Capitalization; Interim Operations of Merger Sub; Ownership of Company Common Stock

(a)    All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent. Merger Sub has no outstanding option, warrant, right or any other agreement pursuant to which any Person other than Parent may acquire any equity security of Merger Sub.

(b)    Merger Sub was formed solely for the purpose of engaging in the Merger Transactions and has not engaged, nor prior to the Effective Time will it engage, in any business activities or operations other than in connection with the Merger Transactions. Merger Sub has no Subsidiaries.

(c)    None of Parent, Merger Sub or their respective directors or executive officers own, directly or indirectly, beneficially (as defined in Rule 13d-3 under the Exchange Act) or of record, any shares of Company Common Stock or securities that are convertible, exchangeable or exercisable into Company Common Stock, and none of Parent, Merger Sub or their respective directors or executive officers holds any rights to acquire or vote any shares of Company Common Stock, except pursuant to this Agreement.

4.5    Sufficient Funds.

(a)    Parent has delivered to the Company a true, complete and correct copy of the executed Note Purchase Agreement dated as of the date hereof (from the Financing Sources, pursuant to which the Financing Sources have committed to provide, subject only to the terms and conditions set forth therein, to invest in Parent, directly or indirectly, financing in cash amounts set forth therein for the purposes of making all payments contemplated by this Agreement for the Offer and the Merger (the “Financing”). The Note Purchase Agreement provides that the Company is a third-party beneficiary thereof. The Note Purchase Agreement, in the forms so delivered to the Company, are in full force and effect and are legal, valid and binding obligations of Parent, Merger Sub and the Financing Sources, fully and specifically enforceable against the parties thereto in accordance with its terms (except insofar as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other Laws of general applicability relating to or affecting creditors’ rights, or by principles governing the availability of equitable remedies, whether considered in a Legal Proceeding at law or in equity).

(b)     As of the date of this Agreement, the commitments set forth in the Note Purchase Agreement are in full force and effect, such commitments have not been amended or modified (except as permitted by Section 5.14 and, to the Knowledge of Parent, no such amendment or modification is contemplated or pending. Other than the Note Purchase Agreement, as of the date of this Agreement there are no other agreements, side letters or arrangements, to which Parent, Merger Sub or any of their respective Affiliates is a party, or relating to the funding or investing, as applicable, of the full proceeds of the Financing that could affect the availability of the Financing or any portion thereof at the Acceptance Time or on the Closing Date. As of the date of this Agreement, neither Parent nor, to the Knowledge of Parent, any counterparty to the Note Purchase Agreement is in breach of any of the terms or conditions set forth in, or default under, the Note Purchase Agreement, and, as of the date of this Agreement, to the Knowledge of Parent, no event or circumstance has occurred which, with or without notice, lapse of time or both, would, or would reasonably be expected to, (i) constitute or result in a breach, default or failure to satisfy any condition precedent set forth therein on the part of Parent or Merger Sub; or (ii) constitute or result in a failure on the part of Parent or Merger Sub to satisfy any of the terms or conditions set forth in the Note Purchase Agreement; or (iii) make any of the assumptions or any of the statements set forth in the Note Purchase Agreement inaccurate in any material respect; or (iv) otherwise result in any portion of the Financing not being available. As of the date of this Agreement, the Financing Sources have not notified Parent of their intention to terminate any commitment set forth in the Note Purchase Agreement or not to provide the Financing. There are no conditions precedent or other contingencies related to the funding of the full amount of the Financing, other than as expressly set forth in the Note Purchase Agreement as disclosed to the Company prior to the execution of this Agreement. As of the date of this Agreement and assuming satisfaction of the conditions set forth in Article VI and Annex I, Parent has no reason to believe that (A) it will be unable to satisfy on a timely basis any terms or conditions to the funding of the full amount of the Financing to be satisfied by it; or (B) that the full amounts commitment pursuant to the Financing will not be available to Parent on the Closing Date if the terms and conditions contained in the Note Purchase Agreement are satisfied. Parent acknowledges and agrees that its obligation to consummate the Offer and the Merger, are not and will not be subject to the receipt by Parent or Merger Sub of any financing or the consummation of any other transaction. There are no all commitment or other fees that are due and payable on or prior to the date of this Agreement, in each case pursuant to the terms of the Note Purchase Agreement.

(c)    The aggregate proceeds contemplated by the Note Purchase Agreement are sufficient to enable Parent to (i) consummate the Offer and the Merger upon the terms contemplated by this Agreement, (ii) pay the Offer Price for all shares of Company Common Stock validly tendered and not withdrawn pursuant to the Offer, (iii) pay the Merger Consideration payable in respect of all shares of Company Common Stock (excluding any Rollover Shares and Excluded Shares) in the Merger pursuant to this Agreement, (iii) pay all other amounts payable pursuant to any provision of this Agreement, (iv) pay all Indebtedness, liabilities and other obligations of the Company contemplated to be funded by Parent under by this Agreement, and (v) pay all related fees and expenses associated with the Merger Transactions or the Note Purchase Agreement incurred by Parent, Merger Sub, the Surviving Corporation or any of their respective Affiliates and required to be paid at the Closing by such party.

(d)    Without limiting Section 8.15, in no event shall the receipt or availability of any funds or financing by or to Parent or any of its Affiliates or any other financing transaction be a condition to any of the obligations of Parent or Merger Sub hereunder.

4.6    Litigation. There is no Legal Proceeding pending or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries that would adversely affect Parent’s or Merger Sub’s ability to perform any of its obligations under this Agreement or consummate any of the Merger Transactions. Neither Parent nor any of its Subsidiaries is subject to any Order of, or, to the Knowledge of Parent, continuing investigation by, any Governmental Authority that would materially or adversely affect Parent’s or Merger Sub’s ability to consummate any of the Merger Transactions.

4.7    Information Supplied. The information relating to Parent and Merger Sub, to the extent supplied by or on behalf Parent and Merger Sub, to be contained in, or incorporated by reference in, the Offer Documents, the Schedule 13E-3 (and any amendment or supplement thereto) and the Schedule 14D-9 (and any amendment or supplement thereto) will not, on the date the Offer Documents, the Schedule 13E-3 and the Schedule 14D-9 are first mailed to the holders of the Company Common Stock or on the date that the Offer is consummated, contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in light of the circumstances under which they were made, not false or misleading. The Offer Documents will comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. Notwithstanding the foregoing provisions of this Section 4.7, no representation or warranty is made by Parent or Merger Sub with respect to information supplied in writing by the Company specifically for inclusion in the Offer Documents.

4.8    Solvency. Each of Parent, Merger Sub, the Surviving Corporation and their respective Subsidiaries will be Solvent as of the Effective Time and immediately after the consummation of the transactions contemplated by this Agreement and any debt financing (including, without limitation, any Financing) occurring in connection therewith.

4.9    Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with this Agreement, the Merger or the other Merger Transactions based upon arrangements made by or on behalf of Parent or Merger Sub for which Parent or Merger Sub could be liable.

4.10    Merger Sub. As of the date hereof, the authorized capital stock of Merger Sub consists of [●] shares of common stock, par value $[●] per share, all of which shares are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent. Merger Sub was formed solely for the purpose of engaging in the Merger Transactions, and, prior to the Effective Time, Merger Sub will have engaged in no business and have no liabilities or obligations other than in connection with the Merger Transactions. There are no actions pending or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries, including Merger Sub, that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

4.11    Exclusivity of Representations and Warranties. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE COMPANY OR ANY OF ITS RESPECTIVE REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION, EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE IV, NEITHER PARENT, MERGER SUB NOR ANY OTHER PERSON MAKES, AND PARENT AND MERGER SUB, EACH EXPRESSLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE MERGER TRANSACTIONS, INCLUDING AS TO THE MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF PARENT, MERGER SUB OR ITS SUBSIDIARIES THAT HAVE BEEN MADE AVAILABLE TO THE COMPANY, AND NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY THE COMPANY OR ANY OF THEIR AFFILIATES OR REPRESENTATIVES IN EXECUTING, DELIVERING OR PERFORMING THIS AGREEMENT OR THE MERGER TRANSACTIONS. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE IV.

ARTICLE V

COVENANTS

5.1 Conduct	of Business of the Company.

(a)    The Company agrees that, during the period from the date hereof through the earlier of the Acceptance Time or the date of termination of this Agreement, except for matters (i) undertaken with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), (ii) as set forth in Section 5.1 of the Company Disclosure Schedule, (iii) as contemplated or permitted by this Agreement, (iv) as may be required to comply with any Law, Order or Contract, or (v) as required by the rules or regulations of Nasdaq, the Company shall, and shall cause its Subsidiaries to conduct its business in the ordinary course in all material respects and shall use commercially reasonable efforts to preserve intact its business organization, preserve its material assets, material Permits, keep available the services of its current officers and employees and preserve its goodwill and its relationships with customers, suppliers, licensors, licensees, distributors, and others having business dealings with it; provided that the parties agree that the Company may continue any reasonable changes in their respective business practices adopted prior to the date hereof to address and adapt to COVID-19 and any COVID-19 Measures, and the Company may take such further actions as it deems advisable or necessary to address and adapt to COVID-19 and any COVID-19 Measures, including to (A) protect the health and safety of the Company’s employees, suppliers, partners and other individuals having business dealings with the Company or (B) respond to third-party supply or service disruptions caused by COVID-19 or any COVID-19 Measures

(b)    Between the date of this Agreement and the earlier of the Acceptance Time and the date of termination of this Agreement, except for matters (i) undertaken with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), (ii) as set forth in Section 5.1 of the Company Disclosure Schedule, (iii) as contemplated or permitted by this Agreement, (iv) as may be required to comply with any Law, Order or Contract or (v) as required by the rules or regulations of Nasdaq, the Company shall not, nor shall it permit any of its Subsidiaries to, do any of the following:

(i)    Organizational Documents. Adopt any amendments, supplements, restatements or modifications to any of the Company Organizational Documents;

(ii)    Dividends. Declare, set aside, make or pay a dividend on, or make any other distribution or payment in respect of, the Company Capital Stock or any equity securities of the Company’s Subsidiaries or repurchase or redeem any outstanding Company Capital Stock or equity securities of the Company’s Subsidiaries, other than dividends or distributions, declared, set aside or paid by any of the Company’s Subsidiaries to the Company or any Subsidiary that is, directly or indirectly, wholly owned by the Company;

(iii)    Equity. Transfer, issue, sell, grant or otherwise dispose of, or subject to a Lien, (A) any equity securities of the Company or its Subsidiaries, (B) any options, warrants, rights of conversion or other rights, agreements, arrangements or commitments obligating the Company or its Subsidiaries to issue, deliver or sell any equity securities of the Company or its Subsidiaries, other than, in each case, (x) the issuance of Company Common Stock upon the exercise of any Company Options outstanding as of the date of this Agreement in accordance with the terms, as in effect on the date hereof, of the Company Stock Plans and the underlying grant, award or similar agreement, (y) the issuance of Company Common Stock upon the exercise of any Company Warrants outstanding in accordance with the terms of the Warrant Agreement and (z) the issuance of Company Common Stock upon conversion of Company Preferred Shares in accordance with the Company Organizational Documents;

(iv)    Acquisitions. (A) Merge, consolidate, combine or amalgamate the Company or any of its Subsidiaries with any Person or (B) purchase or otherwise acquire (whether by merging or consolidating with, purchasing any equity security in or a substantial portion of the assets of, or by any other manner) any corporation, partnership, association or other business entity or organization or division thereof;

(v)    Material Contracts. (A) Amend or modify, in either case in a manner materially adverse to the Company, or terminate any Material Contract, including the types described in Section 3.13(a)(iv), Section 3.13(a)(v), Section 3.13(a)(ix), Section 3.13(a)(x) or Section 3.13(a)(xi) (excluding, for the avoidance of doubt, any expiration or automatic extension or renewal of any Material Contract pursuant to its terms or entering into additional work or purchase orders pursuant to, and in accordance with the terms of, any Material Contract), (B) waive any material benefit or right under any Material Contract or (C) enter into any Contract that would, if in effect as of the date hereof, have constituted a Material Contract or take any of the actions described in clause (A) or (B) with respect to any Contract entered into after the date hereof that would, if in effect as of the date hereof, have constituted a Material Contract;

(vi)    Material Assets. (A) Sell, assign, abandon, lease, exclusively license or otherwise dispose of any material assets or properties of the Company or any of its Subsidiaries, other than inventory or obsolete equipment in the Ordinary Course of Business, or (B) subject any material assets or properties of the Company or any of its Subsidiaries to any new Lien (other than any Permitted Liens);

(vii)    Accounting. Change any of the Company’s or its Subsidiaries’ methods of accounting in any material respect, other than changes that are made in accordance with Public Company Accounting Oversight Board standards;

(viii)    Employee Benefits. Except as required under the terms of any Company Benefit Plan set forth on Section 3.14(a) of the Company Disclosure Schedule (it being understood and agreed, for the avoidance of doubt, that in no event shall such exception be deemed or construed as permitting the Company or its Subsidiaries to take any action that is not permitted by any other provision of this Section 5.1(b)) (A) amend or modify in any material respect, adopt or enter into any CBA, any Company Benefit Plan or any benefit or compensation plan, policy, program or Contract that would be an Company Benefit Plan if in effect as of the date of this Agreement (excluding any employment or consulting agreements entered into in the Ordinary Course of Business with any newly hired or newly engaged service providers to the Company or any of its Subsidiaries each of whom will not be an officer of the Company or any of its Subsidiaries, each of whom will be hired or engaged only to fill a vacant position resulting from a former employee or service provider’s separation from employment or service, and each of whose base salary or base wage level would not exceed, on an annualized basis, $100,000 per year), (B) increase the compensation or benefits payable to any current or former director, manager, officer, employee, individual independent contractor or other service provider of the Company or any of its Subsidiaries, (C) take any action to accelerate any payments (whether individually or in the aggregate), right to payment or benefit, or the funding of any payment or benefit, right to material payments (whether individually or in the aggregate), payable or to become payable to any current or former director, manager, officer, employee, individual independent contractor or other service provider of the Company or any of its Subsidiaries other than to the extent required by the Company Stock Plans or Section 2.3 hereof, or (D) waive or release any noncompetition, non-solicitation, no-hire, nondisclosure or other restrictive covenant obligation of any current or former director, officer, employee, individual independent contractor or other service provider of the Company or any of its Subsidiaries;

(ix)    Indebtedness. (A) Incur, create or assume any Indebtedness, other than ordinary course trade payables, or guarantee any Liability of any Person, or (B) make any loans, advances or capital contributions to, or guarantees for the benefit of, or any investments in, any Person other than (x) intercompany loans or capital contributions between the Company and any of its wholly owned Subsidiaries, and (y) the reimbursement of expenses of employees or advancements of expenses, in each case, in the Ordinary Course of Business;

(x)    Taxes. Make, change or revoke any material election concerning Taxes, change any annual Tax accounting period, surrender any right to claim a material Tax refund, amend any filed material Tax Return, file any material Tax Return inconsistent with past practice in any material respect, enter into any Tax allocation, Tax sharing, Tax indemnity or similar agreement (other than one that is included in a Contract entered into in the Ordinary Course of Business that is not primarily related to Taxes), enter into any material Tax closing agreement, settle any Tax claim or assessment, or Consent to any extension or waiver of the limitation period applicable to or relating to any Tax claim or assessment;

(xi)    Dissolution. Authorize, recommend, propose or announce an intention to adopt, or otherwise effect, a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, reorganization or similar transaction (other than, for the avoidance of doubt, the transactions expressly contemplated by this Agreement) involving the Company or its Subsidiaries;

(xii)    Legal Proceedings. Enter into any settlement, conciliation or similar Contract with any Person the performance of which would involve the payment by the Company and its Subsidiaries in excess of $500,000, in the aggregate, or that imposes, or by its terms will impose at any point in the future, any material, non-monetary obligations on the Company or any of its Subsidiaries (or Parent or any of its Affiliates after the Closing);

(xiii)    Broker. Enter into any Contract with any broker, finder, investment banker or other Person under which such Person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement;

(xiv)    Change of Control Payments. Make any Company Change of Control Payment that is not set forth on Section 5.1(b)(xiii) of the Company Disclosure Schedule or make any material payment with respect to a Company Affiliated Party Transaction that is not set forth on Section 5.1(b)(xiii) of the Company Disclosure Schedule;

(xv)    Related Actions. Enter into any Contract to take, or cause to be taken, any of the actions set forth in this Section 5.1.

Notwithstanding the foregoing, nothing contained in this Agreement shall give to Parent or Merger Sub, directly or indirectly, rights to control or direct the operations of the Company prior to the Effective Time. In addition, notwithstanding the foregoing, (x) nothing in this Section 5.1 shall restrict the Company from, or require the consent of Parent prior to, engaging in any transaction or entering into any agreement exclusively among the Company and its Subsidiaries, (y) no action or inaction by the Company with respect to matters specifically addressed by any provision of this Section 5.1(b) may be deemed a breach of Section 5.1(a) unless such action constitutes a breach of such provision of Section 5.1(b), and (z) if the Company seeks the consent of Parent to take any action prohibited by this Section 5.1(b) and such consent is withheld by Parent, the failure to take such action will not be deemed to be a breach of Section 5.1(a).

5.2    Access to Information; Confidentiality

(a)    Upon reasonable advance written notice, subject to applicable logistical restrictions or limitations as a result of COVID-19 or any COVID-19 Measures and solely for purposes of furthering the Merger Transactions, the Company shall, and shall cause each of its Subsidiaries to, afford to Parent, Merger Sub and their respective representatives reasonable access during normal business hours during the period from the date of this Agreement until the earlier of the Effective Time or the valid termination of this Agreement pursuant to Article VII, to all their respective properties, assets, books, contracts, commitments, personnel and records and, during such period, the Company shall, and shall cause each of its Subsidiaries to, furnish promptly to

Parent: (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal or state securities Laws and (ii) all other information concerning its business, properties and personnel as Parent or Merger Sub may reasonably request (including Tax Returns filed and those in preparation and the workpapers of its auditors). Nothing herein (including, for the avoidance of doubt, this Section 5.2(a) and Section 5.2(b)) shall require the Company or any of its Subsidiaries to provide such access or information to the extent that such action (A) would reasonably be expected to result in a waiver of attorney-client privilege, work product doctrine or similar privilege, (B) specifically relates to the evaluation, deliberation or minutes of the Company Board (or any committee or subcommittee thereof) related to the Merger Transactions, the strategic and financial alternatives process leading thereto, or any information or materials provided to the Company Board (or any committee or subcommittee thereof) in connection therewith or (C) would reasonably be expected to violate any applicable Law or any confidentiality obligation owing to a third party so long as the Company shall promptly notify Parent of any such confidentiality obligations or access restrictions and use commercially reasonable efforts to obtain the consent of such third party to provide such information and otherwise provide such access to Parent, if requested and (b) generally describe the type of information that cannot be disclosed to Parent (to the extent not prohibited by law or the underlying document). No investigation pursuant to this Section 5.2 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto. All requests for access pursuant to this Section 5.2 must be directed to the Chief Financial Officer of the Company or another person designated in writing by the Company. Notwithstanding anything herein to the contrary, Parent and Merger Sub shall not, and shall cause their respective representatives not to, contact any partner, licensor, licensee, customer or supplier of the Company in connection with the Offer, the Merger or any of the other Merger Transactions without the Company’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed), and Parent and Merger Sub acknowledge and agree that any such contact shall be arranged by and with a representative of the Company participating.

(b)    To the extent Parent requests further information or investigation of the basis of any potential violations of Law, including Customs & Trade Laws, and Anti-Bribery Laws, the Company shall, and shall cause its Subsidiaries to, cooperate with such request and make available any personnel or experts engaged by the Company or its Subsidiaries necessary to accommodate such request.

(c)    The Company shall (i) notify Parent in writing as promptly as reasonably practicable after learning of any Legal Proceeding by any Person initiated against the Company or any of its Subsidiaries or, to the Knowledge of the Company, threatened against the Company, any of its Subsidiaries or any of their respective representatives in their capacity as such (a “New Litigation Claim”); (ii) notify Parent of ongoing material developments in any New Litigation Claim and any Legal Proceeding that was existing prior to the date hereof and (iii) consult in good faith with Parent regarding the conduct of the defense of any New Litigation Claim and any Legal Proceeding that was existing prior to the date hereof. With respect to any New Litigation Claim against the Company or its directors or officers relating to this Agreement or the Merger Transactions, the Company shall consult with Parent and give Parent the opportunity to participate in the defense and settlement of any such litigation, and no such settlement shall be agreed to without Parent’s prior written consent (such consent not to be unreasonably withheld, delayed or conditioned). For purposes of this Section 5.2(c), “participate” means that Parent shall be kept apprised of proposed strategy and other significant decisions with respect to the litigation (to the extent that attorney-client privilege is not undermined or otherwise affected) but shall not be afforded decision-making power or other authority except for the settlement consent set forth above. Without Parent’s prior written consent, the Company shall not (A) waive any provision of the Company Organizational Documents providing for the Court of Chancery of the State of Delaware as the exclusive forum for any such litigation or (B) consent to the selection of an alternative forum other than the Court of Chancery of the State of Delaware for any such litigation. Without otherwise limiting the rights of current or former directors and officers of the Company with regard to the right to counsel, following the Effective Time, current or former directors and officers of the Company with rights to indemnification as described in Section 5.4(a) shall be entitled to continue to retain Goodwin Procter LLP or such other counsel selected by such indemnified parties to defend any New Litigation Claim.

(d)    Information disclosed under this Section 5.2 and otherwise pursuant to this Agreement (including in connection with the Financing) shall be governed under the Confidentiality Agreement; provided, however, that Parent and Merger Sub will be permitted to disclose such information on a need-to-know basis to any Financing Sources are or that may become parties to the documents evidencing the Financing (and, in each case, to their respective counsel and auditors) so long as each such Person (i) agrees for the benefit of the Company to be bound by the Confidentiality Agreement as if a party thereto or (ii) is subject to other confidentiality undertakings reasonably satisfactory to the Company and of which the Company is a third-party beneficiary.

(e)    Nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, rights to control or direct the operations of the Company or any of its Subsidiaries before the Effective Time. Before the Effective Time, the Company shall, consistent with the terms and conditions of this Agreement, exercise complete control and supervision over the operations of the Company and its Subsidiaries.

5.3    Go-Shop; Acquisition Proposals.

(a)    Except as permitted by this Section 5.3, from and after the date hereof until the Acceptance Time or, if earlier, the termination of this Agreement in accordance with Article VII, the Company shall not, and shall cause each of its Subsidiaries not to, and shall use its reasonable best efforts to cause its representatives not to, directly or indirectly (i) solicit, initiate or knowingly facilitate or encourage any inquiry, proposal or offer regarding, or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, a Takeover Proposal (an “Inquiry”), (ii) enter into, continue or otherwise participate in any discussions or negotiations with, or furnish any non-public information regarding the Company to, any Person in connection with a Takeover Proposal or any Inquiry (other than to state that the Company is not permitted to have discussions), (iii) execute or enter into any letter of intent, agreement in principle or Contract with respect to a Takeover Proposal (other than an Acceptable Confidentiality Agreement) (an “Acquisition Agreement”), (iv) approve, endorse, declare advisable or recommend any Takeover Proposal, (v) take any action to make the provisions of any Takeover Law or any restrictive provision of any applicable anti-takeover provision in Company Organizational Documents inapplicable to any transactions contemplated by any Takeover Proposal or (vi) authorize, commit to, agree, resolve to or publicly propose to do any of the foregoing. Without limiting the generality of the foregoing, the Company agrees that any violation of the restrictions on the Company set forth in this Section 5.3 by any Subsidiary of the Company or any representative of the Company shall be deemed a breach of this Section 5.3 by the Company.

(i)    Notwithstanding anything to the contrary set forth in this Agreement, during the period beginning on the date of this Agreement and continuing until 11:59 p.m. (New York City time) on June 28, 2023 (the “No-Shop Period Start Time”), the Company and its representatives shall have the right to (A) initiate or solicit, or knowingly facilitate or encourage, any Inquiry and (B) engage in or otherwise participate in any discussions or negotiations regarding a Takeover Proposal or Inquiry, or, subject to the entry into, and in accordance with, an Acceptable Confidentiality Agreement, provide any access to its properties, books or records or any non-public information to any Person (and its representatives and prospective equity and debt financing sources) subject to the terms and conditions of such Acceptable Confidentiality Agreement applicable to such Person relating to the Company or any of its Subsidiaries in connection with the foregoing; provided that (x) the Company will provide to Parent any information relating to the Company or any of the Company’s Subsidiaries that was not previously provided or made available to Parent substantially concurrently with the time it is furnished to such Person (and its representatives and prospective equity and debt financing sources) and (y) the Company and its Subsidiaries will not pay, agree to pay or cause to be paid or reimburse, agree to reimburse or cause to be reimbursed, the expenses of any such Person in connection with any Takeover Proposals or Inquiry.

(ii)    On the No-Shop Period Start Time, the Company shall notify Parent in writing of (x) the number of parties with which the Company entered into an Acceptable Confidentiality Agreement and (y) the number of parties that submitted a Takeover Proposal after the date of this Agreement and prior to or on the No-Shop Period Start Time, which notice shall include a summary of all material terms of any pending Takeover Proposals that were made in writing by any Excluded Party.

(iii)    Immediately following the No-Shop Period Start Time, the Company shall, and shall cause its Subsidiaries and its representatives, to cease all solicitations, discussions and negotiations with and cease providing any access to its properties, books, records and non-public information to any Persons (other than Parent and its representatives and, subject to the immediately following sentence, any Excluded Party and its representatives) that may be ongoing with respect to a Takeover Proposal or Inquiry and request that each such Person (other than Parent and its representatives and any Excluded Party and its representatives) promptly return or destroy all confidential information furnished to such Person by or on behalf of the Company in connection with any such Takeover Proposal or Inquiry. Notwithstanding the foregoing, the Company may continue to take any of the actions described in clauses (i) and (ii) of Section 5.3(a) above with respect to any Excluded Party (for so long as such Person is an Excluded Party) from and after the No-Shop Period Start Time until the earliest of the date on which (A) the Excluded Party has terminated or finally withdrawn the Qualified Proposal made prior to the No-Shop Period Start Time (provided that, for the avoidance of doubt, any amended, supplemented or modified Qualified Proposal submitted by such Excluded Party shall not be deemed to constitute, in and of itself, a termination or withdrawal of such previously submitted Qualified Proposal), (B) the Person submitting the relevant Qualified Proposal ceases to be an Excluded Party because the

Special Committee, after consultation with outside legal counsel and its financial advisors, determines that such Qualified Proposal no longer is or would no longer be reasonably expected to lead to a Superior Proposal and (C) the Acceptance Time occurs.

(b)    Notwithstanding anything to the contrary contained in Section 5.3(a) or elsewhere in this Agreement, at any time following the No-Shop Period Start Time and prior to the Acceptance Time, if the Company, directly or indirectly through one or more of its representatives, receives a written unsolicited and bona fide Takeover Proposal that did not result from a breach of this Section 5.3, the Company and its representatives may contact the Person or group of Persons making such Takeover Proposal to clarify (but not negotiate) the terms and conditions thereof so as to determine whether such Takeover Proposal constitutes, or would reasonable be expect to result in, a Superior Proposal, and may (i) provide information to such Person or group of Persons (including their respective representatives and prospective equity and debt financing sources) if the Company receives from such Person or group of Persons (or has received from such Person or group of Persons) an executed Acceptable Confidentiality Agreement; provided, that the Company shall make available to Parent and Merger Sub any non-public information concerning the Company or its Subsidiaries that is provided to any such Person or group of Persons which was not previously made available to Parent or Merger Sub substantially concurrently, and (ii) engage or participate in any discussions or negotiations with such Person or group of Persons, if prior to taking any action described in clause (i) or (ii) above, (A) either the Company Board of the Special Committee determines in good faith after consultation with outside legal and financial advisors that such Takeover Proposal constitutes, or would reasonably be expected to result in, a Superior Proposal and (B) either the Company Board or the Special Committee determines in good faith after consultation with outside legal and financial advisors that failure to take such action would be reasonably likely to be inconsistent with their fiduciary obligations under applicable Law. It is understood and agreed that any contacts, disclosures, discussions or negotiations permitted under this Section 5.3(b), including any public announcement that either the Company Board or the Special Committee has made any determination required under this Section 5.3(b) to take or engage in any such actions (provided that the Company Board or the Special Committee expressly publicly reaffirms the Company Board Recommendation in connection with such disclosure), shall not constitute an Adverse Recommendation Change or otherwise constitute a basis for Parent to terminate this Agreement pursuant to Section 7.3.

(c)    Except as set forth in this Section 5.3(c) or in Section 5.3(d), neither the Company Board nor any committee thereof (including the Special Committee) shall (i) withdraw, withhold, qualify, modify or amend, or agree to or publicly propose to withdraw, withhold, qualify, modify or amend, the Company Board Recommendation in any manner adverse to Parent, (ii) approve, recommend, or declare advisable or publicly propose to approve, recommend, or declare advisable, a Takeover Proposal or (iii) fail to include the Company Board Recommendation in the Schedule 14d-9 and Schedule 13e-3 (any action described in clauses (i),(ii) or (iii) being referred to as an “Adverse Recommendation Change”); provided, that, notwithstanding the foregoing or anything to the contrary set forth in this Agreement, prior to the Acceptance Time, if the Company receives, directly or indirectly through one or more of its representatives, either (A) after the date hereof and prior to or on the No-Shop Period Start Time from an Excluded Party, a Takeover Proposal or (B) after the No-Shop Period Start Time, an unsolicited, written, bona fide Takeover Proposal that did not result from a breach of this Section 5.3, either the Company Board or the

Special Committee may make an Adverse Recommendation Change or terminate this Agreement pursuant to Section 7.4(a) in order to enter into an Acquisition Agreement providing for such Superior Proposal, but only if:

(i)    neither the Company nor any of its Subsidiaries has materially breached any of the provisions of this Section 5.3;

(ii)    either the Company Board or the Special Committee has determined in good faith, after consultation with outside legal and financial advisors, that failure to do so would be inconsistent with the Company Board’s or the Special Committee’s fiduciary obligations under applicable Law, as the case may be;

(iii)    the Company shall have first provided at least three (3) Business Days’ prior written notice (the “Notice Period”) to Parent that the Company is prepared to make an Adverse Recommendation Change or terminate this Agreement to enter into an Acquisition Agreement with respect to a Superior Proposal, which notice shall include a copy of the written definitive agreements (including all exhibits and schedules and all financing commitments and other ancillary agreements) providing for the transaction that constitutes such Superior Proposal;

(iv)    during the Notice Period, the Company and its representatives have negotiated with Parent in good faith (if requested by Parent) to enable Parent to propose in writing such adjustments in the terms and conditions of the documents related to the transactions hereunder (including the Note Purchase Agreement and the Contribution and Exchange Agreement) (collectively, the “Transaction Documents”) so that such Superior Proposal ceases to constitute a Superior Proposal; and

(v)    following the end of the Notice Period (it being understood and agreed that any material change to the financial or other terms and conditions of such Superior Proposal shall require an additional notice to Parent and a new two Business Day period), and after considering such negotiations and any adjustments in the terms and conditions of the Transaction Documents that have been agreed to in writing by Parent, either the Company Board or the Special Committee has determined in good faith that, after consultation with its financial advisor, such Superior Proposal continues to constitute a Superior Proposal.

(d)    Notwithstanding anything to the contrary in this Agreement, either the Company Board or the Special Committee may, at any time before the Acceptance Time, make an Adverse Recommendation Change in response to an Intervening Event, but only if:

(i)    the Company Board or the Special Committee has determined in good faith (and, in the case of the Company Board, upon the recommendation of the Special Committee), after consultation with its outside legal counsel, that failure to do so would be inconsistent with the Company Board’s or the Special Committee’s fiduciary obligations under applicable Law, as the case may be;

(ii)    the Company shall have first provided prior written notice to Parent for at least the duration of the Notice Period that the Company is prepared to make an Adverse Recommendation Change in response to such Intervening Event, which notice shall specify in reasonable detail the Intervening Event that renders an Adverse Recommendation Change necessary;

(iii)    during the Notice Period, the Company and its representatives have negotiated with Parent in good faith (if requested by Parent) to enable Parent to propose in writing such adjustments in the terms and conditions of the Transaction Documents so that the failure to make such Adverse Recommendation Change would no longer be inconsistent with the Company Board’s or the Special Committee’s fiduciary obligations under applicable Law; and

(iv)    following the end of the Notice Period (it being understood and agreed that any material change to the conditions constituting such Intervening Event shall require an additional notice to Parent and a new two Business Day period), and after considering such negotiations and any adjustments in the terms and conditions of the Transaction Documents that have been agreed to in writing by Parent, the Company Board or the Special Committee has determined that, after consultation with its outside legal counsel, the failure to make such Adverse Recommendation Change continues to be inconsistent with the Company Board’s or the Special Committee’s fiduciary obligations under applicable Law.

(e)    Nothing contained in this Section 5.3 or elsewhere in this Agreement shall prohibit the Company, the Company Board, the Special Committee or any other committee or subcommittee of the Company Board from (i) complying with Rules 14d-9 and 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or (ii) making any disclosure to the stockholders of the Company that the Company Board (or any duly authorized committee thereof, including the Special Committee acting in good faith after consultation with its outside legal counsel is required by its fiduciary duties under applicable Law. Any such disclosure (other than a “stop, look and listen” communication or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) shall be deemed to be an Adverse Recommendation Change unless in such disclosure the Company Board or the Special Committee expressly reaffirms the Company Board Recommendation. For the avoidance of doubt, in no event shall the issuance of a “stop, look and listen” statement (or other similar statement expressly permitted by this Section 5.3(c)), taken by itself, be deemed to be an Adverse Recommendation Change.

5.4    Indemnification, Exculpation and Insurance.

(a)    Parent and Merger Sub agree that all rights to indemnification, exculpation, and advancement of expenses existing in favor of the current or former directors and officers of the Company as provided in the Company Organizational Documents, employment agreements, or elsewhere for acts or omissions occurring prior to the Effective Time, including in respect of the Merger Transactions, shall be assumed and performed by the Surviving Corporation and shall continue in full force and effect until the later of six years after the Effective Time or the expiration of the applicable statute of limitations with respect to any such claims against directors or officers of the Company arising out of such acts or omissions, except as otherwise required by applicable Law.

(b)    For six (6) years after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, maintain officers’ and directors’ liability and fiduciary liability insurance in respect of acts, errors or omissions occurring on or before the Effective Time, including in respect of the Merger Transactions, covering each such person currently covered by the Company’s officers’ and directors’ liability and fiduciary liability insurance policies on terms with respect to coverage and amount no less favorable than those of such policies in effect on the date hereof. The provisions of the immediately preceding sentence shall be deemed to have been satisfied if, at or prior to the Effective Time, the Company or Parent (on behalf of the Surviving Corporation) shall purchase six (6) year prepaid “tail” policies on terms and conditions providing coverage retentions, limits and other material terms no less favorable than the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company with respect to matters arising at or prior to the Effective Time, except that the Company may not commit or spend on such “tail” policies annual premiums in excess of 300% of the annual premiums paid by the Company in its last full fiscal year prior to the date hereof for the Company’s current policies of directors’ and officers’ liability insurance and fiduciary liability insurance (the “Base Amount”), and if such premiums for such “tail” policies would exceed 300% of the Base Amount, then the Company shall purchase policies that provide the maximum coverage available at an annual premium equal to 300% of the Base Amount. The Company shall in good faith cooperate with Parent prior to the Effective Time with respect to the procurement of such “tail” policies, subject to such policy being fully prepaid, including with respect to the selection of the broker, available policy price and coverage options. Parent shall cause the Surviving Corporation to maintain such policies in full force and effect for their full term, and continue to honor the obligations thereunder.

(c)    In the event that Parent, the Surviving Corporation or any of its successors or assigns shall (i) consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfer all or substantially all its properties and assets to any Person then, and in each such case, Parent shall cause proper provision to be made so that the successor and assign of Parent or the Surviving Corporation assumes the obligations set forth in this Section 5.4.

5.5    Commercially Reasonable Efforts. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with applicable Law, each of the parties to this Agreement shall use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to ensure that, as promptly as practicable, the Offer Conditions and the conditions set forth in Article VI are satisfied and to consummate the Merger Transactions as promptly as practicable, including by preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents.

5.6    Consents; Filings; Further Action.

(a)    Upon the terms and subject to the conditions of this Agreement and in accordance with applicable Law, each of the parties to this Agreement shall use its commercially reasonable efforts to promptly (i) obtain any consents, approvals, registrations, waivers, permits, orders or other authorizations from, and make any filings and notifications with, any Governmental Authority or third party necessary, proper or advisable under applicable Law to consummate the Merger Transactions, (ii) make any other submissions necessary, proper or advisable in connection with the Merger Transactions under the Securities Act, the Exchange Act, any applicable Antitrust Laws, the DGCL, and the Nasdaq rules and regulations and any other applicable Law and (iii) take or cause to be taken all other actions necessary, proper or advisable consistent with this Section 5.6 to cause the expiration of the applicable waiting periods, or receipt of required consents, approvals or authorizations, as applicable, under such Laws. Parent and the Company shall cooperate and consult with each other in connection with the making of all such filings and notifications, including by providing copies of all relevant documents to the non-filing party and its advisors before filing.

(b)    Each of Parent and the Company shall promptly inform the other party upon receipt of any communication from any Governmental Authority regarding the Merger Transactions. If Parent or the Company receives a request for additional information from any Governmental Authority that is related to the Merger Transactions, then such party shall endeavor in good faith to make, or cause to be made, to the extent practicable and after consultation with the other party, an appropriate response to such request as promptly as reasonably practicable. No party shall participate in any meeting or engage in any material substantive conversation with any Governmental Authority related to the Merger Transactions without giving the other party prior notice of the meeting or conversation and, unless prohibited by such Governmental Authority, the opportunity to attend and participate. Parent shall advise the Company promptly of any understandings, undertakings or agreements (oral or written) which Parent proposes to make or enter into with any Governmental Authority in connection with the Merger Transactions.

(c)    Parent and the Company shall exercise commercially reasonable efforts to resolve or defend against such objections, if any, that a Governmental Authority may assert with respect to the Merger Transactions and to obtain any clearance required under any applicable Antitrust Laws or approval, consent or authorization necessary under applicable Law for the consummation of the Merger Transactions.

5.7    Public Announcements. The initial press release regarding the Merger Transactions shall be a joint press release by the Company and Parent. Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statements about this Agreement or any of the Merger Transactions and shall give each other reasonable opportunity to review and comment upon any such release or statement. Neither Parent nor the Company shall issue any such press release or make any such public statement prior to such consultation, except to the extent required by applicable Law, Order or the Nasdaq requirements. Notwithstanding the foregoing, (a) the Company shall not be required to consult with Parent in connection with, or provide Parent an opportunity to review or comment upon, any press release or other public statement or comment to be issued or made with respect to any Takeover Proposal or with respect to any actions contemplated by Section 5.3(c), Section 5.3(d), Section 5.3(e), and (b) this Section 5.7 shall not apply to any press release or other public statement (i) that contains substantially similar information that has been previously announced or made public in accordance with the terms of this Agreement or (ii) is made in the Ordinary Course of Business consistent with past practice and does not relate specifically to the signing of this Agreement or the Merger Transactions.

5.8    Fees and Expenses. Except as explicitly provided for otherwise in this Agreement, whether or not the Merger is consummated, all expenses (including those payable to representatives) incurred by any party to this Agreement or on its behalf in connection with this Agreement and the Merger Transactions (“Expenses”) shall be paid by the party incurring those Expenses.

5.9    Notification of Certain Matters. Prior to the Effective Time, the Company shall give prompt notice to Parent of (a) any Legal Proceedings commenced or, to the Knowledge of the Company, threatened against the Company which relates to this Agreement or the Merger Transactions and (b) any known fact, event or circumstance that would reasonably be likely to result in the failure of any of the Offer Conditions or any of conditions set forth in Article VI to be satisfied. No such notification (or failure to provide such notification) shall constitute a breach of this Agreement or affect any of the representations, warranties, covenants, rights or remedies, or the conditions to the obligations of, the parties hereunder.

5.10    Delisting. The Surviving Corporation shall cause the Company Common Stock to be de-listed from Nasdaq and de-registered under the Exchange Act as promptly as practicable following the Effective Time.

5.11    Rule 14d-10. Prior to the Acceptance Time, the Compensation Committee of the Company Board (the “Compensation Committee”) will take such steps as are required to cause each employment compensation, severance or other employee benefit arrangement, including all Company Benefit Plans, pursuant to which consideration is payable to any holder of any security of the Company to be approved by the Compensation Committee in accordance with the requirements of Rule 14d-10(d)(2) under the Exchange Act and the instructions thereto as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(2) under the Exchange Act and to satisfy the requirements of the non-exclusive safe harbor set forth in Rule 14d-10(d) of the Exchange Act.

5.12    Takeover Laws. The Company shall (a) take all action necessary to ensure that no Takeover Law is or becomes applicable to any of the Merger Transactions and refrain from taking any actions that would cause the applicability of such Laws and (b) if the restrictions of any Takeover Law become applicable to any of the Merger Transactions, take all action necessary to ensure that the Merger Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise minimize the effect of such Takeover Law on the Merger Transactions.

5.13    Interim Operations of Merger Sub. During the period from the date hereof through the earlier of the Effective Time or the date of termination of this Agreement, Merger Sub shall not engage in any activities of any nature except as provided in or contemplated by this Agreement.

5.14    Financing.

(a)    Each of Parent and Merger Sub will not (without the prior written consent of the Company) permit any amendment or modification (including an amendment or modification effected by way of side letter) to be made to, or any waiver of any provision or remedy pursuant to the Note Purchase Agreement.

(b)     Parent shall use reasonable best efforts to take (or cause to be taken) all actions and do (or cause to be done) all things necessary, proper or advisable to obtain the Financing, including (i) maintaining in effect the Note Purchase Agreement, (ii) complying with its obligations under the Note Purchase Agreement, (iii) satisfying (or obtaining a waiver of) on a timely basis all conditions applicable to (and within control of) Parent or Merger Sub in the Note Purchase Agreement, (iv) enforcing its rights under the Note Purchase Agreement, (v) consummating the Financing at or prior to Closing pursuant to the terms and provisions of the Note Purchase Agreement, including by causing the Financing Sources to fund the Financing at Acceptance Time pursuant to the terms and provisions of the Note Purchase Agreement. Upon the consummation of the Financing to Parent, in accordance with the Note Purchase Agreement, Parent shall draw down at Closing such amount of such Financing as is required to make the full amount of payments it is required to make pursuant with respect to the Offer and the Merger under this Agreement.

5.15    FIRPTA. On or prior to the Closing Date, the Company shall have delivered to Parent (i) a copy of the notice filed with the Internal Revenue Service prepared in accordance with the requirements of Treasury Regulation Section 1.897-2(h), and (ii) a properly executed certificate of the Company complying with the terms of Treasury Regulation Section 1.1445-2(c)(3), certifying that an interest in the Company does not constitute a U.S. real property interest within the meaning of Section 897 of the Code and the Treasury Regulations promulgated thereunder.

5.16    Section 16 Matters. Prior to the Effective Time, the Company shall take (or cause there to be taken, as the case may be) all steps as may be required to cause any dispositions of Company equity securities (including Company Options) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act to be exempt under Rule 16b-3 promulgated under the Exchange Act to the extent permitted by applicable Law.

ARTICLE VI

CONDITIONS

6.1    Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger are subject to the satisfaction or waiver on or before the Effective Time of each of the following conditions:

(a)    No Orders. No Order shall have been issued (and still be in effect) by any Governmental Authority of competent jurisdiction preventing the consummation of the Merger, and no Law shall have been enacted or deemed applicable to the Merger (and still be in effect) by any Governmental Authority that prohibits or makes illegal the consummation of the Merger.

(b)    Consummation of Offer. Merger Sub shall have accepted for payment all shares of Company Common Stock validly tendered and not properly withdrawn pursuant to the Offer.

6.2    Frustration of Closing Conditions. Neither the Company, on the one hand, nor Parent or Merger Sub, on the other hand, may rely, either as a basis for not consummating the Merger or for terminating this Agreement and abandoning the Merger, on the failure of any condition set forth in this Article VI to be satisfied if such failure was caused by such party’s breach of, or failure to perform with respect to, any provision of this Agreement.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

7.1    Termination by Mutual Consent. This Agreement may be terminated and the Merger Transactions abandoned at any time before the Acceptance Time by mutual written consent of Parent (and for all purposes under this Article VII, any termination by Parent also being an effective termination by Merger Sub) and the Company.

7.2    Termination by Either Parent or the Company. This Agreement may be terminated and the Merger Transactions abandoned at any time before the Acceptance Time by either Parent or the Company upon written notice to the other party:

(a)    at any time after 12:01 a.m. Eastern Time on February 29, 2024 (the “Outside Date”) if the Acceptance Time shall not have occurred on or before the Outside Date; provided, further, that the right to terminate this Agreement under this Section 7.2(a) shall not be available to any party to this Agreement if the failure of such party to perform any of its covenants or agreements under this Agreement has been a principal cause of the failure of the Acceptance Time to occur by the Outside Date; or

(b)    if any Order having the effect set forth in paragraph (b) of Annex I shall be in effect and shall have become final and nonappealable, except that the right to terminate this Agreement under this Section 7.2(b) shall not be available to any party to this Agreement whose breach of any representation, warranty, covenant or agreement set forth in this Agreement has been the proximate cause of, or resulted in, the issuance, promulgation, enforcement or entry of any such Order.

(c)    if the Offer (as it may have been extended pursuant to this Agreement) shall have expired as a result of the non-satisfaction of one or more Offer Conditions or is terminated or withdrawn prior to the Acceptance Time (to the extent permitted under the terms of this Agreement) without the acceptance for payment by Merger Sub of shares of Company Common Stock pursuant to the Offer, except that the right to terminate this Agreement under this Section 7.2(c) shall not be available to a party if that party’s failure to perform any of its covenants or agreements under this Agreement has been a principal cause of the failure of the Acceptance Time to occur by the Outside Date.

7.3    Termination by Parent. This Agreement may be terminated and the Merger Transactions abandoned at any time before the Acceptance Time by Parent:

(a)    if the Company breaches any of its representations or warranties, or fails to perform any of its covenants or agreements contained in this Agreement, and which breach or failure (i) would give rise to the failure of a condition set forth in paragraph (d), (e) or (f) of Annex I and (ii) by its nature cannot be cured or has not been cured by the Company by the earlier of (A) the Outside Date and (B) the date that is twenty (20) Business Days after the Company’s receipt of written notice of such breach from Parent, but only so long as neither Parent nor Merger Sub are then in material breach of their respective representations or warranties or materially failing to perform their respective covenants or agreements contained in this Agreement in a manner that would allow the Company to terminate this Agreement under Section 7.4(b); or

(b)    (i) upon prior written notice to the Company if the Company Board (acting upon the recommendation of the Special Committee), the Special Committee or any other duly authorized committee of disinterested members of the Company Board shall have effected an Adverse Recommendation Change (provided that, any written notice, including pursuant to Section 5.3(d), of the Company’s intention to make an Adverse Recommendation Change in advance of making an Adverse Recommendation Change shall not result in Parent having any termination rights pursuant to this Section 7.3(b)(i) unless such written notice otherwise constitutes an Adverse Recommendation Change); provided, however, that Parent shall not be permitted to terminate this Agreement pursuant to this Section 7.3(b)(i) unless the notice of termination pursuant to this Section 7.3(b)(i) is delivered by Parent to the Company within five (5) Business Days following the occurrence of the event giving rise to Parent’s right to terminate this Agreement pursuant to this Section 7.3(b)(i), (ii) if the Company shall have materially breached any of its obligations under Section 5.3, (iii) if the Company shall have failed, within ten (10) Business Days of a tender or exchange offer that constitutes a Takeover Proposal relating to securities of the Company having been commenced, to publicly recommend against such tender or exchange offer or (iv) if the Company shall have failed to publicly reaffirm its recommendation of the Offer and the Merger within ten (10) Business Days after a request to do so by Parent following the date any Takeover Proposal or any material modification thereto is first commenced, publicly announced, distributed or disseminated to the Company’s stockholders (provided that Parent may only make such request once with respect to each Takeover Proposal and each material modification thereto).

7.4    Termination by the Company. This Agreement may be terminated and the Merger Transactions abandoned at any time before the Acceptance Time by the Company:

(a)    in order to enter into an Acquisition Agreement pursuant to and in accordance with Section 5.3(c), so long as concurrently with such termination the Company pays the Expense Reimbursement under Section 7.6(b)(i);

(b)    if Parent or Merger Sub breaches any of their respective representations or warranties, or fails to perform any of their respective covenants or agreements contained in this Agreement, and which breach or failure (i) would, individually or when aggregated with any such other breaches of failures, result in a Parent Material Adverse Effect and (ii) by its nature cannot be cured or has not been cured by Parent or Merger Sub, as applicable, by the earlier of (A) the Outside Date and (B) the date that is twenty (20) Business Days after Parent’s receipt of written notice of such breach from the Company, but only so long as the Company is not then in material breach of its representations or warranties or materially failing to perform its covenants or agreements contained in this Agreement in a manner that would allow Parent to terminate this Agreement under Section 7.3(b); or

(c)    upon prior written notice to Parent, if Merger Sub fails to commence the Offer in accordance with the terms of this Agreement hereof on or prior to the fifteenth (15th) Business Day following the date hereof or if Merger Sub fails to consummate the Offer when required to do so in accordance with the terms of this Agreement; provided, however, that the right to terminate this Agreement pursuant to this Section 7.4(c) shall not be available to the Company if the Company is in breach of any representation, warranty, covenant or agreement set forth in this Agreement that has been the proximate cause of, or resulted in, Merger Sub’s failure to commence or consummate the Offer in accordance with the terms of this Agreement.

7.5    Effect of Termination. In the event of termination of this Agreement as provided in this Article VII, notice thereof shall be given to the other party or parties hereto, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall immediately become void and of no effect, without any Liability or obligation on the part of Parent, Merger Sub, the Company or their respective directors, officers and Affiliates, except that:

(a)    the Confidentiality Agreement, Section 5.2(d), Section 5.7, Section 5.8, this Section 7.5, Section 7.6 and Article VIII shall survive the termination hereof; and

(b)    no such termination shall relieve any party from any Liability resulting from a Willful and Material Breach of this Agreement or for fraud, subject only, with respect to any such liabilities of the Company, to Section 7.6(b), Section 7.6(c) and Section 7.6(d).

7.6    Fees Following Termination.

(a)    Except as set forth in this Section 7.6, all Expenses incurred in connection with this Agreement and the Merger Transactions shall be paid in accordance with the provisions of Section 5.8.

(b)    The Company shall pay, or cause to be paid, to Parent by wire transfer of immediately available funds an amount equal to the Expense Reimbursement:

(i)    if this Agreement is terminated by the Company pursuant to Section 7.4(a), in which case payment shall be made concurrently with (and as a condition to) such termination;

(ii)    if this Agreement is terminated by Parent pursuant to Section 7.3(b) or pursuant to Section 7.2(a) at a time when Parent would be permitted to terminate this Agreement pursuant to Section 7.3(b), in which case payment shall be made within two (2) Business Days following such termination; or

(iii)    if (A) following the date of this Agreement and prior to the time of termination of this Agreement, a Takeover Proposal shall have been publicly announced (and such Takeover Proposal shall not have been withdrawn prior to the time of the termination of this Agreement), (B) thereafter this Agreement is terminated by Parent pursuant to Section 7.3(a) or is terminated by the Company or Parent pursuant to Section 7.2(c) as a result of failure to satisfy the Minimum Condition by the Company pursuant to Section 7.2(a) at a time when the Minimum Condition is not satisfied, and (C) within twelve (12) months following the date of such termination the Company enters into a definitive Contract with respect to any Takeover Proposal or any Takeover Proposal is consummated, in each case whether or not involving the same Takeover Proposal or the Person making the Takeover Proposal referred to in clause (A), in which case payment shall be made within two (2) Business Days following the earlier of the date on which the Company enters into such Contract or consummates such transaction. For purposes of the foregoing clauses (A) and (C) only, references in the definition of the term “Takeover Proposal” to the figure “20%” shall be deemed to be replaced by “50%.”

(c)    For purposes of this Agreement, the “Expense Reimbursement” means an amount in cash equal to the lesser of (i) $1,575,000 and (ii) the reasonable and documented out-of-pocket fees and expenses (including all such fees and expenses of counsel, accountants, investment bankers, hedging counterparties, experts and consultants) incurred by Parent, Merger Sub, the Financing Sources, their respective Affiliates or on behalf of any of the foregoing in connection with the this Agreement, the Merger Transactions, the Note Purchase Agreement, the Financing, the Contribution and Exchange Agreement or any related transactions contemplated by this Agreement, the Merger Transactions, the Note Purchase Agreement, the Financing, the Contribution and Exchange Agreement and the other agreements referenced in this Agreement, including the consideration, authorization, preparation, negotiation, execution and performance of this Agreement, the Merger Transactions, the Note Purchase Agreement, the Financing, the Contribution and Exchange Agreement and the other transactions contemplated hereby, the preparation, and filing (including any filing fees associated therewith) of any forms, notices or applications with respect to satisfying the conditions set forth in Section 6.1 and Annex I hereof and all other matters related to the Closing (the amount contemplated by this clause (ii), the “Parent Expenses”).

(d)    As promptly as reasonably practicable following the Acceptance Time (but subject to the occurrence of the Acceptance Time), the Company shall pay to Parent, the Parent Expenses.

(e)    The Company acknowledges that the fees and other provisions of this Section 7.6 are an integral part of the Merger Transactions and that without these agreements, Parent would not enter into this Agreement. Each party further acknowledges that the Expense Reimbursement is not a penalty, but represents liquidated damages in a reasonable amount that will compensate Parent and Merger Sub in the circumstances in which the Expense Reimbursement is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Merger Transactions. Accordingly, if the Company fails to timely pay any amount due pursuant to this Section 7.6, and, in order to obtain the payment, Parent or Merger Sub commences a Legal Proceeding which results in a judgment against the Company for the payment set forth in this Section 7.6, the Company shall pay, as applicable, Parent’s or Merger Sub’s out-of-pocket costs and expenses (including reasonable attorneys’ fees and disbursements) in connection with such Legal Proceeding, in addition to any other amounts due pursuant to this Section 7.6, together with interest on each such amount at the prime rate as published in The Wall Street Journal in effect on the date each such payment was required to be made through the date each such payment was actually received.

(f)    For the avoidance of doubt, in no event shall the Company be obligated to pay, or cause to be paid, the Expense Reimbursement on more than one occasion. In the event that Parent shall become entitled to payment of the Expense Reimbursement, the receipt of the Expense Reimbursement shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Parent, Merger Sub, any of their respective Affiliates or any other Person in connection with this Agreement (and the termination hereof), the Offer and the Merger (and the abandonment thereof) or any matter forming the basis for such termination, and none of Parent, Merger Sub, any of their respective Affiliates or any other Person shall be entitled to bring or maintain any claim, action or proceeding against the Company or any of its Affiliates for damages or any equitable relief arising out of or in connection with this Agreement, any of the Merger Transactions or any matters forming the basis for such termination.

ARTICLE VIII

MISCELLANEOUS

8.1    Certain Definitions. For purposes of this Agreement:

(a)    “Acceptable Confidentiality Agreement” means a confidentiality agreement between the Company and a Person making a Takeover Proposal that (i) is on terms not materially less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement (including any standstill agreement contained therein), and (ii) does not prevent the Company or any of its Subsidiaries or any of the Company’s or its Subsidiaries’ representatives from complying with the terms of this Agreement or restrict in any manner the Company’s ability to consummate the Merger Transactions. Notwithstanding the foregoing, a Person who has previously entered into a confidentiality agreement with the Company shall not be required to enter into a new or revised confidentiality agreement, and such existing confidentiality agreement shall be deemed to be an Acceptable Confidentiality Agreement, so long as it does not prevent the Company from complying with the terms hereof.

“Acceptance Time” means the first time at which Merger Sub irrevocably accepts for payment any Company Common Stock tendered pursuant to the Offer.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with, such first Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), when used with respect to any Person, means the power to direct or cause the direction of the management or policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

“Anti-Bribery Laws” means the Foreign Corrupt Practices Act of 1977, as amended, and all other applicable anti-corruption and bribery Laws (including the U.K. Bribery Act 2010, and any rules or regulations promulgated thereunder or other Laws of other countries implementing the OECD Convention on Combating Bribery of Foreign Officials).

“Antitrust Laws” means any antitrust, competition or trade regulation Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition or that aim at reviewing and controlling foreign investment.

“Business Day” means any day other than Saturday, Sunday or a day on which the SEC or commercial banks in New York, New York are authorized or required by Law to close.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Benefit Plan” each (a) “employee benefit plan” (as such term is defined in Section 3(3) of Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to ERISA); (b) equity award plans, equity award agreements, stock purchase plans, other forms of incentive compensation, bonus or incentive plans, severance pay plans, programs or arrangements, deferred compensation arrangements or agreements, employment agreements, compensation plans, programs, agreements or arrangements, change in control plans, programs or arrangements, supplemental income arrangements, vacation plans, consulting, disability benefits, supplemental unemployment benefits, retirement benefits, post-retirement insurance benefits, and all other benefit plans, agreements, programs, policies and arrangements; and (c) plans or arrangements providing compensation or benefits to directors or other service providers, in each case in which the Company or its Subsidiaries maintains, sponsors or contributes to, or provides benefits under or through such plan, or has any obligation to contribute to or provide benefits under or through such plan, or if such plan provides benefits to or otherwise covers any current or former employee, officer or director of the Company or its Subsidiaries (or their spouses, dependents, or beneficiaries), or with respect to which the Company or its Subsidiaries has or may in the future have any Liability.

“Company Capital Stock” means the shares of the Company Common Stock and the Company Preferred Stock.

“Company Change of Control Payment” means any success, change of control, retention, transaction bonus, severance payment or other similar payment or amount that the Company or its Subsidiaries is required to pay to any current or former officer, director or employee of the Company or any other Company Affiliated Party (including any “double trigger” payments or similar amounts that may become due and payable based upon the occurrence of the Merger or the other transactions contemplated to occur on the Closing Date pursuant to this Agreement followed by or combined with one or more additional circumstances, matters or events) pursuant to the express terms of any plan, policy, arrangement or Contract to which the Company or any of its Subsidiaries is a party or by which any of their respective assets are bound as of or prior to the Closing, in each case, as a result of the consummation of the Merger or the other transactions contemplated to occur on the Closing Date pursuant to this Agreement; provided, however, that “Company Change of Control Payment” shall not include, for the avoidance of doubt, Liabilities that become payable on the basis that Company or its Subsidiaries has breached, defaulted or failed to comply with or perform any obligations or covenants under a Contract.

“Company ESPP” means the Company’s 2022 Employee Stock Purchase Plan.

“Company Financial Advisor” means Roth Financial Partners.

“Company Intellectual Property” means any Intellectual Property that is owned or purported to be owned, used, held for use or practiced by the Company or any of its Subsidiaries.

“Company IT Systems” means any computer hardware, computer systems, workstations, servers, networks, platforms, peripherals, data communication lines, circuits, hubs, software databases, internet websites and other information technology equipment and related systems and services (including so-called SaaS/PaaS/IaaS services), that are owned or controlled by, or relied upon in the conduct of the business of, the Company or its Subsidiaries.

“Company Licensed Intellectual Property” means Intellectual Property owned by any Person (other than the Company or its Subsidiaries) that is licensed to the Company or its Subsidiaries.

“Company Material Adverse Effect” means, with respect to the Company, any Effect that, individually or in the aggregate with all other Effects, has or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of the Company and its Subsidiaries taken as a whole; provided that in no event shall any of the following (alone or in combination), or any Effect to the extent arising out of or resulting from any of the following (alone or in combination), be taken into account in determining whether a Company Material Adverse Effect has occurred or may, would or could occur: (i) any change in applicable Laws or GAAP or any interpretation thereof following the date of this Agreement, (ii) any change in interest rates or economic, political, credit, business or financial market conditions generally, (iii) the taking of any action required by this Agreement, (iv) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires, weather conditions, epidemics, pandemics (including COVID-19, any COVID-19 Measures, and any precautionary or emergency measures, recommendations, protocols or orders taken or issued by any Person in response to COVID-19), quarantines, plagues, other outbreaks of illness or public health events or other natural or man-made disasters or acts of God in the United States or any other country or region in the world, or any escalation of the foregoing, (v) geopolitical conditions, acts of hostilities, war, sabotage, cyberterrorism, terrorism or military actions (including any outbreak, escalation or general worsening of any such acts of hostilities, war, sabotage, cyberterrorism, terrorism or military actions) in the United States or any other country or region in the world, including the current conflict between the Russian Federation and Ukraine or any change, escalation or worsening thereof, (vi) any failure by the Company to meet, or changes to, published or internal estimates, projections, expectations, budgets, guidance, milestones, or forecasts of revenue, earnings, cash burn-rate, cash flow, cash position or any other financial or performance measures or operating statistics (whether made by the Company or any third parties) (provided that this clause (vi) shall not prevent a determination that any Effect not otherwise excluded from this definition of Company Material Adverse Effect underlying such failure to meet projections or forecasts has resulted in a Company Material Adverse Effect), (vii) any events generally applicable to the industries or markets in which the Company and its Subsidiaries operate (including increases in the cost of products, services, supplies, materials or other goods purchased from third-party suppliers), (viii) the negotiation, execution, announcement or performance of this Agreement or the pendency or consummation of the Merger Transactions, or the identity of Parent or any of its Affiliates as the acquiror of the Company (or any facts and circumstances concerning Parent or any of its Affiliates), including any termination of, reduction in or similar adverse impact (but in each case only to the extent attributable to such announcement or consummation) on relationships, contractual or otherwise, with any landlords, customers, suppliers, distributors, partners or employees of the Company and its Subsidiaries (it being understood that this clause (viii) shall be disregarded for purposes of the representation and warranty set forth in Section 3.4 and the condition to Closing with respect thereto), (ix) any changes in the Company’s stock price or trading volume (whether made by the Company or any third parties) (provided that this clause (ix) shall not prevent a determination that any Effect not otherwise excluded from this definition of

Company Material Adverse Effect underlying such change in stock price or trading volume has resulted in a Company Material Adverse Effect), (x) (A) any action taken at the written direction or request of Parent or Merger Sub or to which Parent has consented in writing, (B) any failure to take any action resulting from Parent’s failure to grant any consent requested by the Company to take any action restricted or prohibited by this Agreement (other than Section 5.1(a)), (C) any action taken that is required by this Agreement or (D) the failure to take any action prohibited by this Agreement, (xi) any computer hacking, data breaches, ransom-ware, cybercrime or cyberterrorism (including by a nation-state or nation state-sponsored threat actor) affecting or impacting, or outage of or termination by a web hosting platform or data center provider providing services to, the Company or its businesses or (xii) any action taken by, or at the written request of, Parent or Merger Sub; provided, further, that any Effect referred to in clauses (i), (ii), (iv), (v) or (vii) above may be taken into account in determining if a Company Material Adverse Effect has occurred to the extent it has a disproportionate and adverse effect on the business, assets, results of operations or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, relative to similarly situated companies in the industry in which the Company and its Subsidiaries conduct their respective operations, but only to the extent of the incremental disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to similarly situated companies in the industry in which the Company and its Subsidiaries conduct their respective operations.

“Company Organizational Documents” means the certificate of incorporation and bylaws (or the equivalent organizational documents) of the Company and its Subsidiaries as in effect on the date of this Agreement.

“Company Owned Intellectual Property” means all Intellectual Property owned or purported to be owned by the Company and its Subsidiaries.

“Company Preferred Stock” means shares of Preferred Stock of the Company, par value $0.0001 per share.

“Company Product” means each platform or product candidate that is being researched, tested, developed or manufactured by or on behalf of the Company or its Subsidiaries.

“Company Registered Intellectual Property” means all Registered Intellectual Property owned or purported to be owned by or filed by or in the name of the Company or its Subsidiaries that has not been cancelled, expired, lapsed, or been abandoned.

“Company SEC Reports” means any report, schedule, form, statement or other document (including exhibits) filed with or furnished to, or required to be filed with or furnished to, the SEC.

“Company Stock Plans” means the Company’s 2022 Equity and Incentive Plan.

“Confidentiality Agreement” means the Mutual Nondisclosure Agreement by and between Fall Line Capital, LLC and the Company dated March 21, 2023.

“Confidential Information” means information and materials not generally known to the public, including Trade Secrets and other confidential and proprietary information.

“Contagion Event” means (a) the outbreak of a contagious disease, epidemic or pandemic (including COVID-19) or the continuation, escalation or material worsening thereof and (b) any changes in applicable Law or other directive, policy, guidance or recommendations by any Governmental Authority in response to the foregoing, in each case, whether in place currently or adopted or modified hereafter, including any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure or sequester.

“Contract” means any written contract, agreement, indenture, note, bond, loan or credit agreement, instrument, lease, commitment, mortgage, deed of trust, license or other arrangement, understanding or obligation, in each case, as amended and supplemented from time to time and including all schedules, annexes and exhibits thereto.

“Contribution and Exchange Agreement” shall mean, the Contribution and Exchange Agreement, dated as of May 29, 2023, by and among Parent and the shareholders set forth therein.

“COVID-19” means the coronavirus (COVID-19) pandemic, including any evolutions or mutations of the coronavirus (COVID-19) disease, and any related or associated epidemics, pandemics or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar Law, directive, protocols or guidelines promulgated by any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19, including the Coronavirus Aid, Relief and Economic Security Act, as may be amended, and the Families First Coronavirus Response Act, as may be amended.

“Customs & Trade Laws” means all applicable export, import, customs and trade, economic sanctions, and anti-boycott Laws, regulations or programs administered, enacted or enforced by any Governmental Authority, including but not limited to (a) the Laws, regulations, and programs administered or enforced by U.S. Customs and Border Protection, U.S. Immigration and Customs Enforcement, the U.S. International Trade Commission, the U.S. Department of Commerce, and the U.S. Department of State; (b) the U.S. Tariff Act of 1930, as amended; (c) the U.S. Export Control Reform Act of 2018 and the Export Administration Regulations, including related restrictions with regard to Restricted Persons; (d) the U.S. Arms Export Control Act, as amended, and the International Traffic in Arms Regulations, including related restrictions with regard to Restricted Persons; (e) the U.S. Foreign Trade Regulations; (f) the anti-boycott laws and regulations administered by the U.S. Department of Commerce and the U.S. Department of the Treasury; (g) the economic and financial sanctions Laws and trade embargoes imposed, administered, and enforced by the United States (including the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of the Treasury and the U.S. Department of State), the European Union, any European Union member state, and the United Nations, and other relevant Governmental Authorities (“Sanctions”), and (g) all other applicable Laws, regulations, or programs of other countries relating to the same subject matter as the United States Laws described above.

“Data” means data, data structures, technical data and performance data.

“Effect” means any event, change, effect, occurrence or development.

“Environmental Laws” means any and all applicable Laws relating to Hazardous Materials, pollution, or the protection or management of the environment or natural resources, or protection of human health (with respect to exposure to Hazardous Materials).

“Excluded Party” means any Person from whom the Company or any of its representatives has received a written bona fide Takeover Proposal after the execution of this Agreement and prior to or on the No-Shop Period Start Time, which written Takeover Proposal the Company Board (acting upon the recommendation of the Special Committee) and the Special Committee have determined in good faith prior to or at the No-Shop Period Start Time (after consultation with their outside counsel and the Company Financial Advisor) is or would reasonably be expected to lead to a Superior Proposal (such Takeover Proposal, a “Qualified Proposal”); provided, however, that a Person shall immediately cease to be an Excluded Party (and the provisions of this Agreement applicable to Excluded Parties shall cease to apply with respect to such Person) if (A) such Qualified Proposal made by such Person is withdrawn (it being understood that any amendment, modification or replacement of such Qualified Proposal which does not reduce the proposed price per share of Company Common Stock shall not, in and of itself, be deemed a withdrawal of such Qualified Proposal) or (B) such Qualified Proposal, in the good faith determination of the Company Board (acting upon the recommendation of the Special Committee) and the Special Committee (after consultation with their outside counsel and the Company Financial Advisor), no longer is or would no longer be reasonably expected to lead to a Superior Proposal.

“FDA” means the U.S. Food and Drug Administration.

“Financing Sources” shall mean each Person (including, without limitation, each agent and arranger, but excluding Parent, Merger Sub and their respective Affiliates) that has committed to provide the Financing under the Note Purchase Agreement in connection with the transactions contemplated hereby.

“Governmental Authority” means (i) any federal, state, local, municipal, foreign or international government or governmental authority, quasi-governmental entity of any kind, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court, tribunal, arbitrator or arbitral body (public or private) or any body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature, (ii) any self-regulatory organization, including the Nasdaq, or a university or similar research funding authority, or (iii) any political subdivision of any of the foregoing.

“Hazardous Material” means any (a) pollutant, contaminant, chemical, (b) industrial, solid, liquid or gaseous toxic or Hazardous Material, material or waste, (c) petroleum or any fraction or product thereof, (d) asbestos or asbestos-containing material, (e) polychlorinated biphenyl, (f) chlorofluorocarbons, (g) per- and polyfluoroalkyl substances (including PFAs, PFOA, PFOS, Gen X and PFBs) and (h) other substance, material or waste, in each case, which are regulated under any Environmental Law or as to which liability may be imposed pursuant to Environmental Law.

“Indebtedness” means, as of any time, without duplication, with respect to any Person, the outstanding principal amount of, accrued and unpaid interest on, fees and expenses arising under or in respect of (a) indebtedness for borrowed money, (b) other obligations evidenced by any note, bond, debenture or other debt security, (c) obligations for the deferred purchase price of property or assets, including “earn-outs” and “seller notes” (but excluding any trade payables arising in the ordinary course of business), (d) reimbursement and other obligations with respect to letters of credit, bank guarantees, bankers’ acceptances or other similar instruments, in each case, solely to the extent drawn, (e) leases required to be capitalized under GAAP, (f) derivative, hedging, swap, foreign exchange or similar arrangements, including swaps, caps, collars, hedges or similar arrangements, and (g) any of the obligations of any other Person of the type referred to in clauses (a) through (f) above directly or indirectly guaranteed by such Person or secured by any assets of such Person, whether or not such Indebtedness has been assumed by such Person. For avoidance of doubt, Indebtedness shall not include Taxes.

“Intellectual Property” means all intellectual property rights and related priority rights protected, created or arising under the Laws of the U.S. or any other jurisdiction or under any international convention, including all (a) patents and patent applications, industrial designs and design patent rights, including any continuations, divisionals, continuations-in-part and provisional applications and statutory invention registrations, and any patents issuing on any of the foregoing and any reissues, reexaminations, substitutes, supplementary protection certificates, extensions of any of the foregoing (collectively, “Patents”); (b) trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, rights in Internet domain names, corporate names and other source or business identifiers, together with the goodwill associated with any of the foregoing, and all applications, registrations, extensions and renewals of any of the foregoing (collectively, “Marks”); (c) copyrights and other rights in works of authorship, database and design rights, mask work rights and moral rights, whether or not registered or published, and all registrations, applications, renewals, extensions and reversions of any of any of the foregoing (collectively, “Copyrights”); (d) rights in trade secrets, know-how and confidential and proprietary information, including invention disclosures, inventions and formulae, whether patentable or not; (e) rights in or to Software or other technology; and (f) any other intellectual or proprietary rights protectable, arising under or associated with any of the foregoing, including those protected by any Law anywhere in the world.

“Intervening Event” means any material event, fact, circumstance, development or occurrence (including any material event, fact, circumstance, development or occurrence that would affect, to the extent required by Delaware law as applicable to the Company as a public benefit corporation or the Company Board in the context of a sale of control of the Company, the outcome of the Company Board’s or the Special Committee’s balancing of (1) pecuniary interests of the Company Stockholders, (2) best interests of those materially affected by the Company’s conduct and (3) the Company’s Public Benefit Purpose, for purposes of making the Company Board Recommendation or the Special Committee’s recommendation thereof) that (i) was not known by the Company Board or the Special Committee as of the date hereof, as the case may be, and (ii) does not relate to (x) the effect resulting from the public announcement of this Agreement, (y) the receipt, existence or terms of a Takeover Proposal or any matter relating thereto or consequence thereof or (z) any change in the price or trading volume of the Company Common Stock or any other securities of the Company (except that the underlying causes of such changes may constitute or be taken into account in determining whether there has been an Intervening Event).

“IRS” means the Internal Revenue Service of the United States.

“Knowledge” whether or not capitalized, means (i) when used with respect to the Company, the actual knowledge of the individuals listed on Section 8.1 of the Company Disclosure Schedule and (ii) when used with respect to Parent, the actual knowledge of any of the officers or directors of Parent or Merger Sub.

“Law” means any law, common law, statute, ordinance, code, regulation, rule or other requirement of any Governmental Authority, and any Orders.

“Legal Proceeding” means any suit, claim, action, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative, judicial or appellate proceeding), inquiry, hearing, audit, mediation, subpoena, complaint, grievance, demand, examination or investigation, whether formal or informal, whether public or private, commenced, brought, conducted or heard by or before, or otherwise involving, any court, arbitrator, mediator, other Governmental Authority or any other Person.

“Liability” means, with respect to any Person, any debt, loss, damage, liability or obligation (of any kind, character or description, whether direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, secured or unsecured, joint or several, vested or unvested, executory or due or to become due, and whether in contract, tort, strict liability or otherwise), including all costs and expenses relating thereto.

“Lien” means any lien, pledge, mortgage, deed of trust, preemptive right, security interest, equitable interest, claim, lease, license, charge, condition, option, pledge, hypothecation, right of first refusal, easement, servitude, proxy, voting trust or agreement, transfer restriction under any stockholder or similar agreement, encumbrance or any other restriction or limitation whatsoever.

“Material Permits” means all material Permits that the Company and its Subsidiaries are required to own, lease or operate its properties and assets and to conduct its business as currently conducted.

“Off-the-Shelf Software” means any Software that is not incorporated in, or used directly in the development of, a Company Product and is made generally available on a commercial basis (including technology offered on a Software as a service (SaaS), Platform as a Service (PaaS), or Infrastructure as a Service (IaaS) or similar basis and Software available through retail stores, distribution networks or that is pre-installed as a standard part of hardware) and is licensed to the Company or its Subsidiaries on a non-exclusive basis under standard terms and conditions for internal use for a one-time license fee of less than $50,000 per license or an ongoing license fee of less than $100,000 per year.

“Open Source License” means any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation), or any substantially similar license, including any license approved by the Open Source Initiative or any Creative Commons License.

“Open Source Materials” means any software subject to an Open Source License.

“Order” means any order, injunction, judgment, decree, ruling, writ, assessment or other similar requirement or agreement enacted, adopted, promulgated or applied by any Governmental Authority.

“Ordinary Course of Business” means the ordinary and usual course of operations of the business of the Company consistent with past practice through the date hereof.

“Owned Real Property” means all real property owned in fee simple by the Company or its Subsidiary.

“Parent 401(k) Plan” means a defined contribution plan that is sponsored by Parent or one of its Affiliates that is qualified under Section 401(a) of the Code and that includes a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code.

“Parent Material Adverse Effect” means, with respect to Parent, any Effect that, individually or taken together with all other Effects that have occurred prior to the date of determination of the occurrence of the Parent Material Adverse Effect, is or would be reasonably likely to prevent or materially delay Parent’s or Merger Sub’s ability to perform any of its obligations under this Agreement or the consummation of the Offer, the Merger or the other Merger Transactions contemplated by the Transaction Documents.

“Permit” means any approvals, authorizations, clearances, business licenses, registrations, permits or certificates issued or approved by a Governmental Authority.

“Permitted Lien” means (a) mechanic’s, materialmen’s and similar Liens arising in the Ordinary Course of Business with respect to any amounts (i) not yet due and payable or which are being contested in good faith through appropriate proceedings and (ii) for which adequate accruals or reserves have been established in accordance with GAAP, (b) Liens for Taxes (i) not yet due and payable or (ii) which are being contested in good faith through appropriate proceedings and for which adequate accruals or reserves have been established in accordance with GAAP, (c) defects or imperfections of title, easements, encroachments, covenants, rights-of-way, conditions, matters that would be apparent from a physical inspection or current, accurate survey of such real property, restrictions and other similar charges or encumbrances that do not, in the aggregate, materially impair the value or materially interfere with the present use of the Company Property, (d) with respect to any Company Property (i) the interests and rights of the respective lessors with respect thereto, including any statutory landlord liens and any Lien thereon, (ii) any Lien permitted under a Real Property Lease, and (iii) any Liens encumbering the underlying fee title of the real property of which the Company Property is a part, (e) zoning, building, entitlement and other land use and environmental regulations promulgated by any Governmental Authority that do not, in the aggregate, materially interfere with the current use of, or materially impair the value of the Company Property, (f) non-exclusive licenses of Intellectual Property entered into in the Ordinary Course of Business consistent with past practice, (g) ordinary course purchase money Liens and Liens securing rental payments under operating or capital lease arrangements for amounts not yet due or payable, (h) other Liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money but incurred in connection with workers’ compensation, unemployment insurance or other types of social security, (i) reversionary rights in favor of landlords under any Real Property Leases with respect to any of the buildings or other improvements owned by the Company or any of its Subsidiaries, (j) restrictions on transfer under applicable securities Laws and (j) all other Liens that do not, individually or in the aggregate, materially and adversely affect the ordinary course operation of the businesses of the Company and its Subsidiaries, taken as a whole.

“Person” means any natural person, corporation (including any public benefit corporation and any non-profit corporation), company, partnership, association, limited liability company, limited partnership, limited liability partnership, trust or other legal entity or organization, including a Governmental Authority.

“Personal Data” means any data or information that (a) can, alone or when combined with other information maintained for or on behalf of the Company, identify or can be reasonably linked to or associated with a natural person, or (b) is otherwise subject to applicable Laws or any privacy policies of the Company governing personal information or personal data.

“Privacy Laws” means Laws relating to the Processing or protection of Personal Data that apply to the Company or its Subsidiaries, including Laws regarding data privacy and information security; data breach notification; consumer protection; requirements for website and mobile application privacy policies and practices; social security numbers; email, text message or telephone communications; or payment card information, including if and to the extent applicable: the Federal Trade Commission Act, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, the Controlling the Assault of Non-Solicited Pornography and Marketing Act of 2003, the Children’s Online Privacy Protection Act, the California Consumer Privacy Act of 2018 and the California Privacy Rights Act, the California Invasion of Privacy Act, the Virginia Consumer Data Protection Act, Electronic Communications Privacy Act of 1986, the Computer Fraud and Abuse Act, the Electronic Communications Privacy Act, the Fair Credit Reporting Act; the Fair and Accurate Credit Transaction Act, the Gramm-Leach-Bliley Act, the Family Educational Rights and Privacy Act, the General Data Protection Regulation (EU 2016/679), the Personal Information Protection Law of China, the UK Data Protection Act 2018 (the “UK DPA”), UK General Data Protection Regulation as defined by the UK DPA as amended by the Data Protection, Privacy and Electronic Communications (Amendments etc.) (EU Exit) Regulations 2019, and the Privacy and Electronic Communications Regulations 2003, and e-Privacy Directive 2002/58/EC concerning the processing of personal data and the protection of privacy in the electronic communications sector (and any national legislation that implements it), the Personal Information Protection and Electronic Documents Act and all other similar international, federal, state, provincial, and local laws, as applicable.

“Process” or “Processing” or “Processes” means the collection, use, storage, processing, recording, distribution, transfer, import, export, protection (including security measures), disposal or disclosure or other activity regarding data, including Personal Data (whether electronically or in any other form or medium).

“Public Benefit Purpose” means the specific public benefit to be promoted by the Company as set forth in the Company’s certificate of incorporation as of the date hereof.

“Public Health Laws” means all applicable Laws relating to the development, pre-clinical testing, clinical testing, manufacture, production, analysis, distribution, importation, exportation, use, handling, quality, sale or promotion of any drug, biologic or medical device (including any ingredient or component of the foregoing products) intended for any medical or clinical use subject to regulation under the Federal Food, Drug, and Cosmetic Act (21 U.S.C. § 301 et seq.) or similar federal, state or foreign Laws.

“Release” means, with respect to any Hazardous Material, any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, migrating, escaping, dumping or disposing into, through, upon, or beneath the indoor or outdoor environment (including the ambient air, soil, surface and sub-surface strata, surface water, and groundwater), including the movement of Hazardous Material through or in the air, soil, surface water, groundwater or land, but not including Hazardous Material fully encapsulated in construction materials in indoor spaces and not Released to or posing a threat of Release to the ambient environment (including the indoor or ambient air, soil, surface and sub-surface strata, surface water, and groundwater) or any risk to human health.

“Registered Intellectual Property” means all issued Patents, pending Patent applications, registered Marks, pending applications for registration of Marks, registered Copyrights, pending applications for registration of Copyrights and Internet domain name registrations.

“Regulatory Permits” all Permits granted by FDA or any comparable Governmental Authority to the Company or its Subsidiaries, including investigational new drug applications, new drug applications, abbreviated new drug applications, medical device or in vitro diagnostic premarket approval applications, medical device or in vitro diagnostic premarket clearances (e.g., 510(k) clearances), investigational device exemptions, and other comparable national or foreign manufacturing approvals and authorizations.

“Restricted Person” means any Person identified on the U.S. Department of Commerce’s Denied Persons List, Unverified List or Entity List, or the U.S. Department of State’s Debarred List or Nonproliferation Sanctions.

“Rights” or “rights” means any rights, title, interest or benefit of whatever kind or nature.

“Rollover Stockholders” shall mean, collectively, the parties to the Contribution and Exchange Agreement that have agreed to contribute their shares of Company Common Stock to Parent pursuant to the Contribution and Exchange Agreement.

“Rollover Shares” shall mean, collectively, the shares of Company Common Stock contributed to Parent by the Rollover Shareholders pursuant to the Contribution and Exchange Agreement.

“Sanctioned Country” means at any time, a country or territory which is itself the subject or target of any country-wide or territory-wide Sanctions Laws (at the time of this Agreement, the Crimea, Donetsk, and Luhansk regions of Ukraine, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” means (a) any Person identified in any Sanctions Laws-related list of sanctioned Persons maintained by (i) the United States (including OFAC’s List of Specially Designated Nationals and Blocked Persons, (ii) the United Kingdom, (iii) the United Nations Security Council, (iv) the European Union or any European Union member state, or (v) any jurisdiction in which the Company or any of its Subsidiaries conduct business, (b) any Person located, organized, or resident in, or a Governmental Authority or government instrumentality of, any Sanctioned Country, and (c) any Person directly or indirectly owned 50 percent or more or controlled by one or more Persons described in clause (a) or (b).

“SEC” means the United States Securities and Exchange Commission, together with its staff.

“Software” means any and all (a) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code; (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise; (c) descriptions, flowcharts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons; and (d) all documentation, including user manuals and other training documentation, related to any of the foregoing.

“Solvent” means, when used with respect to any Person, that as of any date of determination (i) the amount of the “fair saleable value” of the assets and property of such Person, in each case, will, as of such date, exceed the value of all “liabilities of such Person, including contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with Applicable Laws governing determinations of the insolvency of debtors, and (ii) the amount that will be required to pay the probable liabilities of such Person on its existing debts (including contingent and other liabilities) as such debts become absolute and mature, (A) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date, and (B) such Person will be able to pay its liabilities, including contingent (it being understood that the amount of contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability), subordinated and other liabilities, as they mature. For purposes of this definition, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, including contingent, subordinated and other liabilities, as they mature” means that such Person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.

“Subsidiary” means, when used with respect to any Person, any other Person that such Person directly or indirectly owns or has the power to vote or control more than 50% of the equity interests, capital stock, voting stock or other equity or voting interests of such other Person.

“Superior Proposal” means any bona fide written Takeover Proposal that was not solicited in, and did not otherwise result from a, violation of Section 5.3 that the Company Board (or an authorized committee thereof, including the Special Committee) after (a) considering each of (i) the Company stockholders’ pecuniary (financial) interests, (ii) the best interests of those materially affected by the Company’s conduct (including customers, employees, partners and the communities in which it operates) and (iii) the Company’s Public Benefit Purpose and (b) engaging in the balancing required by the DGCL, has determined in good faith (after consultation with its outside legal counsel and financial advisor) (A) would be more favorable to the Company’s stockholders from a financial point of view than the Merger Transactions (including any revisions to the terms of this Agreement, the Note Purchase Agreement and the Contribution and Exchange Agreement proposed by Parent in writing prior to the time of such determination) and (B) is reasonably likely to be consummated in accordance with its terms, taking into account all legal, regulatory, financial, financing and other aspects of such proposal and of this Agreement; provided, however, that for purposes of the definition of “Superior Proposal,” the references to “20%” in the definition of Takeover Proposal shall be deemed to be references to “50%.”

“Takeover Proposal” means any proposal or offer relating, directly or indirectly, in a single transaction or series of related transactions, to (i) a spin-off, share exchange (including a split-off) or business combination involving 20% or more of the capital stock of the Company or any of its Subsidiaries or consolidated assets of the Company and its Subsidiaries, taken as a whole, (ii) a sale, lease, license, exchange, mortgage, transfer or other disposition of assets representing 20% or more of the consolidated assets, revenues or gross profits of the Company and its Subsidiaries, taken as a whole, (iii) a purchase or other acquisition or sale of shares of capital stock or other securities representing 20% or more of the voting power of the capital stock of the Company or any of its Subsidiaries, including by way of a tender offer or exchange offer, (iv) a merger, reorganization, recapitalization, consolidation, business combination, liquidation, dissolution or similar transaction involving the Company or any Subsidiary of the Company whose business constitutes 20% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, or (v) any combination of the foregoing.

“Tax Return” means any return, report, form, schedule, declaration, claim for refund, statement or other document (including any related or supporting schedule, statement or information and including any amendment thereof) filed or required to be filed, or maintained or required to be maintained, in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax.

“Tax” or “Taxes” means (a) all federal, state, local or foreign taxes, charges, fees, imposts, levies, duties or other assessments in the nature of a tax, including net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, real property, personal property, estimated or other taxes, customs duties, governmental fees or other like assessments or charges of any kind whatsoever imposed by any Governmental Authority, (b) all interest, penalties, fines, additions to tax or additional amounts imposed by any Taxing Authority in connection with any item described in clause (a) and (c) and any obligations to indemnify or otherwise assume or succeed to the tax liability of any other Person by Contract or Law, including, for the avoidance of doubt, as a result of successor or transferee liability, or as a result of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of Law.

“Taxing Authority” means the IRS and any other Governmental Authority responsible for the administration, collection or determination of any Tax.

“Treasury Regulations” means the United States Treasury Regulations promulgated under the Code.

“Trade Secrets” means trade secrets and all other confidential or proprietary information, ideas, know-how, proprietary processes, formulae, models, and methodologies.

“Unaffiliated Voting Shares” means those shares of Company Common Stock not owned, directly or indirectly, by Parent or its Affiliates.

“Willful and Material Breach” means a material breach, or a material failure to perform, in each case that is the consequence of an act or omission by a party with the actual or constructive knowledge that the taking of such act or failure to take such act would or would reasonably be expected to cause a breach of this Agreement.

8.2    Interpretation. Unless the express context otherwise requires:

(a)    the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(b)    terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa;

(c)    the terms “Dollars” and “$” mean U.S. dollars;

(d)    references herein (whether capitalized or not) to a specific section, subsection, recital, schedule, exhibit or annex shall refer, respectively, to sections, subsections, recitals, schedules, exhibits of annexes of this Agreement unless the context otherwise requires;

(e)    wherever the word “include,” “includes” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”;

(f)    references herein to any gender shall include each other gender;

(g)    references herein to any Person shall include such Person’s heirs, executors, personal representatives, administrators, successors and assigns, except that nothing contained in this Section 8.2 is intended to authorize any assignment or transfer not otherwise permitted by this Agreement;

(h)    references herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity;

(i)    with respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”;

(j)    the word “or” shall be disjunctive but not exclusive;

(k)    references herein to any Law shall be deemed to refer to such Law as amended, modified, codified, reenacted, supplemented or superseded in whole or in part and in effect from time to time, and also to all rules and regulations promulgated thereunder;

(l)    references herein to any Contract mean such Contract as amended, supplemented or modified (including any waiver thereto) in accordance with the terms thereof;

(m)    the headings contained in this Agreement are intended solely for convenience and shall not affect the rights of the parties to this Agreement;

(n)    with regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence;

(o)    if the last day for the giving of any notice or the performance of any act required or permitted under this Agreement is a day that is not a Business Day, then the time for the giving of such notice or the performance of such action, unless otherwise required by Law, shall be extended to the next succeeding Business Day;

(p)    references herein to “as of the date hereof,” “as of the date of this Agreement” or words of similar import shall be deemed to mean “as of immediately prior to the execution and delivery of this Agreement”; and

(q)    “made available” to Parent refers to information posted by the Company in the virtual data room for “Project Star Wars” hosted by the Company through CapLinked, as accessible to Parent through the date that is two (2) Business Days prior to the date hereof.

8.3    No Survival. None of the representations and warranties contained in this Agreement or in any instrument delivered under this Agreement shall survive the Effective Time.

8.4    Governing Law. This Agreement, and any dispute, claim, legal action, suit, proceeding or controversy arising out of or relating hereto, shall be governed by, and construed in accordance with, the Law of the State of Delaware, without regard to conflict of law principles thereof.

8.5    Submission to Jurisdiction. Each party to this Agreement (a) irrevocably and unconditionally submits to the personal jurisdiction of the Court of Chancery of the State of Delaware (or, only if such court declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), and any appellate court therefrom (the “Chosen Courts”), (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that any actions or proceedings arising in connection with this Agreement or the Merger Transactions shall be brought, tried and determined only in the Chosen Courts, (d) waives any claim of improper venue or any claim that the Chosen Courts are an inconvenient forum and (e) agrees that it will not bring any action relating to this Agreement or the Merger Transactions in any court other than the Chosen Courts.

8.6    WAIVER OF JURY TRIAL. EACH PARTY TO THIS AGREEMENT ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER DOCUMENTS AND AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL PROCEEDING, (B) SUCH PARTY HAS CONSIDERED AND UNDERSTANDS THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.6.

8.7    Notices. All notices and other communications hereunder shall be in writing and shall be addressed as follows (or at such other address for a party as shall be specified by like notice):

If to Parent or Merger Sub, to:

SW ParentCo, Inc.

160 Bovet Road, Suite 310

San Mateo, CA 94402

Attention: Clay Mitchell

SW MergerCo, Inc.

160 Bovet Road, Suite 310

San Mateo, CA 94402

Attention: Clay Mitchell

with a copy (which shall not constitute notice) to:

O’Melveny & Myers LLP

2765 Sand Hill Rd, Menlo Park, CA 94025

Attention: Nate Gallon; Noah Kornblith

If to the Company, to:

GreenLight Biosciences Holdings, PBC

29 Hartwell Ave

Lexington, MA 02421

Attention: Nina Thayer

with a copy (which shall not constitute notice) to each of:

Goodwin Procter LLP

The New York Times Building

620 Eighth Avenue

New York, NY 10018

Attention: Jeffrey A. Letalien; R. Kirkie Maswoswe

All notices, deliveries and other communications pursuant to this Agreement must be in writing and will be deemed given if sent via email or delivered by globally recognized express delivery service (with a required e-mail copy, receipt of which need not be acknowledged) to the parties at the addresses set forth above or to such other address as the party to whom notice is to be given may have furnished to the other parties hereto in writing in accordance herewith. Any such notice, delivery or communication will be deemed to have been delivered and received (a) in the case of e-mail, on the date that the recipient acknowledges having received the email, with an automatic “read receipt” not constituting acknowledgment of an email for purposes of this section, and (b) in the case of a globally recognized express delivery service, on the Business Day that receipt by the addressee is confirmed pursuant to the service’s systems.

8.8    Amendment. Subject to compliance with applicable Law, at any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects by written agreement of the parties hereto, except that following the Acceptance Time, this Agreement may not be amended in any manner that causes the Merger Consideration to differ from the Offer Price.

8.9    Extension; Waiver. At any time before the Acceptance Time, Parent and Merger Sub, on the one hand, and the Company, on the other hand, may (a) extend the time for the performance of any of the obligations of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered under this Agreement or (c) subject to applicable Law, waive compliance by the other party with any of the covenants or conditions contained in this Agreement. Any agreement on the part of a party to any extension or waiver shall be valid only if set forth in an instrument in writing signed by such party. The failure of any party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege under this Agreement.

8.10    Entire Agreement. This Agreement (including the exhibits and annexes hereto), the Company Disclosure Schedule, the Note Purchase Agreement, the Contribution and Exchange Agreement and the Confidentiality Agreement constitute the entire agreement and supersede all prior or contemporaneous agreements, negotiations, correspondence, undertakings, understandings, representations and warranties, both written and oral, among the parties to this Agreement with respect to the subject matter of this Agreement.

8.11    No Third-Party Beneficiaries. Except (a) as provided in Section 5.4, (b) if the Acceptance Time occurs, for the rights of holders of Company Common Stock that validly tendered (and did not withdraw) their shares in the Offer to receive the Offer Price in respect of such shares and (c) if the Effective Time occurs, for the rights of the holders of Company Common Stock to receive the Merger Consideration and for the rights of the holders of Company Equity Awards to receive such amounts as provided for in Section 2.3, Parent, Merger Sub and the Company hereby agree that their respective representations, warranties, covenants and agreements set forth herein are solely for the benefit of the other party hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.

8.12    Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions of this Agreement. If any provision of this Agreement, or the application of that provision to any Person or any circumstance, is determined by a court of competent jurisdiction to be invalid or unenforceable, then (a) the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law and (b) the remainder of this Agreement and the application of that provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of that provision, or the application of that provision, in any other jurisdiction.

8.13    Rules of Construction. The parties have participated jointly in negotiating and drafting this Agreement. If an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

8.14    Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their permitted successors and assigns. No party to this Agreement may assign or delegate, by operation of Law or otherwise, all or any portion of its rights or obligations under this Agreement without the prior written consent of the other parties to this Agreement, which any such party may withhold in its absolute discretion; except that Parent and Merger Sub may assign any or all of their respective rights and obligations under this Agreement, without the prior written consent of the Company, to any of Parent’s Affiliates, except that no such assignment shall relieve Parent of its obligations hereunder. Any purported assignment not permitted hereby shall be null and void.

8.15    Specific Performance.

(a)    The parties to this Agreement agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that money damages or other legal remedies (including those as set forth in Section 7.6) would not be an adequate remedy for any such non-performance or breach. It is accordingly agreed that, subject to Section 8.15(b), the parties to this Agreement shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Chosen Courts, without proof of damages or otherwise, this being in addition to any other remedy at law or in equity, and the parties to this Agreement hereby waive any requirement for the posting of any bond or similar collateral in connection therewith. Each party hereto agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that or otherwise assert that (i) the other party has an adequate remedy at law or (ii) an award of specific performance is not an appropriate remedy for any reason at law or equity.

(b)    Notwithstanding anything to the contrary in Section 8.15(a), the right of the Company to seek an injunction, specific performance or other equitable relief in connection with enforcing Parent’s obligation to fund the Offer Price and the Merger Consideration and Parent’s and Merger Sub’s obligations to cause the Acceptance Time to occur and to effect the Closing (but not the right of the Company to seek such injunctions, specific performance or other equitable relief for any other reason) shall be subject to the requirements that (i) all of the Offer Conditions have been satisfied (other than those conditions that by their terms are to be satisfied at the Acceptance Time, but subject to such conditions being able to be satisfied) or waived at the Expiration Time, (ii) Parent and Merger Sub fail to consummate the Closing on the date required in this Agreement and (iii) the Company has irrevocably confirmed that it would take such actions required of it by this Agreement to cause the Closing to occur.

8.16    Counterparts; Effectiveness. This Agreement may be executed in one or more counterparts, each of which when executed will be deemed to be an original but all of which taken together will constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement may be made by electronic or digital delivery such as in Adobe Portable Document Format or using generally recognized e-signature technology (e.g., DocuSign or Adobe Sign). This Agreement shall become effective when, and only when, each party hereto shall have received a counterpart signed by all of the other parties hereto.

[Signature page follows]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties to this Agreement as of the date first written above.

SW PARENTCO, INC.

By:	/s/ Clay Mitchell
Name:	Clay Mitchell
Title:	President

SW MERGERCO, INC.

By:	/s/ Clay Mitchell
Name:	Clay Mitchell
Title:	President

GREENLIGHT BIOSCIENCES HOLDINGS, PBC

By:	/s/ Andrey J. Zarur
Name:	Dr. Andrey J. Zarur
Title:	Chief Executive Officer and President

[Signature Page to Agreement and Plan of Merger]

Annex I

Offer Conditions

Notwithstanding any other provision of the Agreement or the Offer, and in addition to (and not in limitation of) Parent’s and Merger Sub’s rights to extend, amend or terminate the Offer in accordance with the provisions of the Agreement, and subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Merger Sub’s obligation to pay for or return tendered shares of the Company Common stock after the termination or withdrawal of the Offer), Merger Sub shall not be required to (and Parent shall not be required to cause Merger Sub to) accept for payment or pay for any shares of Company Common Stock pursuant to the Offer if any of the following conditions exist or have occurred and are continuing at the scheduled Expiration Time:

(a)    Minimum Condition. The number of shares of Company Common Stock validly tendered (and not properly withdrawn) prior to the expiration of the Offer (but excluding shares tendered pursuant to guaranteed delivery procedures that have not yet been “received” by the “depository,” as such terms are defined in section 251(h)(6) of the DGCL) do not represent at least (x) a majority of the outstanding Company Common Stock, not otherwise owned by Merger Sub, its “affiliates” (as defined in section 251(h)(6) of the DGCL) or the Rollover Stockholders, and (y) that number of the shares of Company Common Stock outstanding immediately following the consummation of the Offer that, together with the shares of Company Common Stock owned by Merger Sub, its “affiliates” (as defined in section 251(h)(6) of the DGCL) and the Rollover Stockholders, equals at least such percentage of the shares of Company Common Stock, and of each class or series thereof, that would be required to adopt this Agreement under the DGCL and the Company Organizational Documents (the “Minimum Condition”).

(b)    Orders. Any Order shall have been issued (and still be in effect) by any Governmental Authority of competent jurisdiction preventing the consummation of the Offer or the Merger, or any Law shall have been enacted or deemed applicable to the Offer or the Merger (and still be in effect) by any Governmental Authority that prohibits or makes illegal the consummation of the Offer or the Merger.

(c)    Representations and Warranties. The representations and warranties of the Company:

(i)    set forth in Section 3.2(a) (Capitalization) shall not be true and correct in all respects, other than inaccuracies that are de minimis in amount (meaning that such inaccuracies, collectively, would not result in more than a de minimis increase in the aggregate consideration payable by Parent and Merger Sub as contemplated by Article I and Article II of the Agreement), as of the date of the Agreement and as of the Expiration Time with the same effect as though made as of the Expiration Time (except to the extent expressly made as of an earlier date, in which case as of such earlier date),

(ii)    set forth in Section 3.1 (Organization and Good Standing), Section 3.3 (Authority), Section 3.21 (Brokers and Financial Advisors), Section 3.25 (State Takeover Laws) and Section 3.29 (No Rights Plan) shall not be true and correct in all material respects as of the date of this Agreement and as of the Expiration Time with the same effect as though made as of the Expiration Time (except to the extent expressly made as of an earlier date, in which case as of such earlier date),

(iii)    set forth in this Agreement, other than those sections specifically identified in clauses (i) through (ii) of this paragraph (c), shall not be true and correct (disregarding all qualifications or limitations as to “materiality,” “Company Material Adverse Effect” and words of similar import set forth therein) as of the date of this Agreement and as of the Expiration Time with the same effect as though made as of the Expiration Time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except, in the case of this clause (iii), where the failure to be true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(d)    Compliance with Covenants. The Company shall not have complied with or performed in all material respects each of its obligations required to be complied with or performed by it prior to the Expiration Time under the Agreement and such failure to comply or perform shall not have been cured by the Expiration Time.

(e)    Company Material Adverse Effect Condition. A Company Material Adverse Effect shall not have occurred after the date of this Agreement.

(f)    No Termination of Agreement. This Agreement shall have been terminated in accordance with its terms.

(g)    Certificate. Parent shall not have received a certificate signed on behalf of the Company by the Chief Executive Officer or Chief Financial Officer of the Company, certifying that none of the conditions set forth in clause (c), (d) or (e) hereof shall have occurred.

The foregoing conditions are for the sole benefit of Parent and Merger Sub and, other than the Minimum Condition, may be waived by Parent and Merger Sub in whole or in part at any time and from time to time in their respective sole discretion, in each case subject to the terms and conditions of this Agreement and to the extent permitted by applicable Law. The failure by Parent or Merger Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

The capitalized terms used in this Annex I shall have the meanings set forth in the Agreement to which it is annexed unless specifically defined in this Annex I.

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